Heritage Mutual Funds

Semiannual Report

and Investment Performance Review

for the six-month period ended

April 30, 2008

(unaudited)

Capital Appreciation Trust

Core Equity Fund

Diversified Growth Fund

Growth and Income Trust

High Yield Bond Fund

International Equity Fund

Mid Cap Stock Fund

Small Cap Stock Fund

President’s Letter

Dear Fellow Shareholders:

I am pleased to present the semiannual report and investment performance review of the Heritage mutual funds for the six-month period ended April 30, 2008 (the “reporting period”).

The reporting period was turbulent as economic growth slowed throughout the world. A weak housing market, high energy and food prices and the demise of Bear Stearns dominated the U.S. financial headlines. Most major market indices were down during the period. The only economic sector to realize a significant positive return was the energy sector. In an attempt to stimulate growth, the Federal Reserve Bank cut its benchmark interest rate several times and took other steps to improve liquidity in the marketplace. Further, Congress passed a $150 billion tax rebate package designed to stimulate the economy later this year. The short-term volatility points out the importance of adopting a long-term, diversified investment plan and maintaining discipline throughout all market environments.

Fund/Benchmark index	Return 11/1/07 to 4/30/08
Capital Appreciation Trust	-8.99%
Russell 1000® Growth	-9.28%
S&P 500 Index	-9.63%
Core Equity Fund	-11.38%
S&P 500 Index	-9.63%
Diversified Growth Fund	-4.12%
Russell Midcap® Growth Index	-7.12%
Growth and Income Trust	-13.93%
S&P 500 Index	-9.63%
High Yield Bond Fund	-3.53%
Citigroup High YieldSM Market Index	-0.62%
International Equity Fund	-10.83%
MSCI® ACWI ex-US	-9.34%
MSCI EAFE® Index	-8.93%
Mid Cap Stock Fund	-8.99%
S&P MidCap 400 Index	-6.95%
Small Cap Stock Fund	-12.00%
Russell 2000® Index	-12.92%

For each fund covered by this report, the table provides the Class A shares return, without the imposition of a front-end sales charge for each fund and its respective benchmark index during the reporting period. On the pages that follow, the portfolio managers for each fund discuss their particular fund’s performance. Please remember that the views expressed are not intended as investment advice. While a manager may view a particular fund holding favorably, there is no guarantee that the security will be held in the future. Visit our website, HeritageFunds.com for performance updates, daily prices, portfolio holdings and other information.

On June 15, 2008, Julius Baer Investment Management LLC, the subadviser to the International Equity Fund changed its name to Artio Global Management LLC. This name change is in anticipation of an initial public offering by its parent Julius Baer Americas Inc. The fund’s prospectus has been supplemented to reflect this change.

I would like to remind you that investing in any mutual fund carries certain risks. The principal risk factors for each fund are described at the end of this report. Carefully consider the investment objectives, charges and expenses of any fund before you invest. Contact us at 800.421.4184 or HeritageFunds.com or your financial advisor for a prospectus, which contains this and other important information about the Heritage mutual funds.

Our firm is committed to the financial well-being of our clients. As always, we appreciate your confidence in allowing us to manage a portion of your assets.

Sincerely,

Stephen G. Hill

President

June 16, 2008

Discussion of Fund Performance

Capital Appreciation Trust

Investment Objective | The Heritage Capital Appreciation Trust (the “Fund”) seeks long-term capital appreciation.

Investment Highlights | During normal market conditions, the Fund invests at least 65% of its total assets in common stocks. The portfolio management team invests in the stocks of companies of any size without regard to market capitalization.

The Fund’s portfolio management team uses a “bottom-up” method of analysis based on in-depth, fundamental research to determine which stocks to purchase for the Fund. A bottom-up method of analysis de-emphasizes the significance of economic and market cycles. The primary focus is the analysis of individual companies rather than the industry in which that company operates or the economy as a whole. The portfolio management team purchases stock of companies that have the potential for attractive long-term growth in earnings, cash flow and total worth of the company. In addition, the portfolio management team prefers to purchase such stocks that appear to be undervalued in relation to the company’s long-term growth fundamentals.

Benchmark Indices | The Russell 1000® Growth Index measures performance of those Russell 1000® companies with higher price-to-book ratios and higher forecasted growth values and is representative of U.S. securities exhibiting growth characteristics. The Standard & Poor’s 500 Composite Stock Index (“S&P 500 Index”) is an unmanaged index of 500 U.S. stocks and gives a broad look at how stock prices have performed.

Meet the Managers | Steven M. Barry, David G. Shell and Gregory H. Ekizian are Chief Investment Officers and Senior Portfolio Managers of Goldman Sachs Asset Management, L.P. (“Goldman Sachs”), and have been responsible for the day-to-day management of the Fund since 2002. Mr. Shell and Mr. Ekizian have been affiliated with the Fund since 1987 and 1990, respectively; Mr. Barry joined the team in 1999. Mr. Shell is a Chartered Financial Analyst and has 21 years of investment experience. He earned a BA from the University of South Florida. Mr. Ekizian is a Chartered Financial Analyst with 18 years of investment experience. He earned an MBA from the University of Chicago Graduate School of Business. Mr. Barry has 22 years of investment experience and earned a BA from Boston College. Goldman Sachs assumed management of the Fund in 1997.

During an interview conducted on May 15, 2008, the portfolio managers of the Fund discussed the Fund’s performance for the six-month period ended April 30, 2008 (the “reporting period”).

Q: How would you describe the large-cap growth market environment (the Fund’s investment market) during the reporting period?

A: The Russell 1000® Growth Index ended the reporting period in negative territory as volatility persisted and risk aversion remained a prevalent theme for investors. The Chicago Board Options Exchange® Volatility Index hit a five-year high during March as investor uncertainty was fueled by weakness in the financial sector and a poor consumer confidence report, which indicated an economic slowdown in progress. Concerns about the credit crisis caused the dollar to tumble while oil prices reached historic highs and finished the reporting period over $100 per barrel. The Federal Reserve Board (the “Fed”) cut short-term interest rates several times during the reporting period and initiated other monetary policies to enhance liquidity and promote an orderly and functioning market.

Q: How did the Fund perform during the reporting period?

A: For the six-month period ended April 30, 2008, the Fund’s Class A shares returned -8.99% (excluding front-end sales charges). Strong performance from the Fund’s holdings within the energy and technology sectors positively contributed to relative performance. On the downside, select finance and consumer discretionary portfolio holdings were weak in sympathy with the negative sentiment surrounding the sub-prime mortgage market.

Q: How did the Fund compare to its benchmark indices during the reporting period?

A: During the reporting period, the Fund’s Class A shares outperformed its primary benchmark index. The Fund’s primary benchmark, the Russell 1000® Growth Index, returned -9.28%, while the S&P 500 Index, a secondary benchmark, returned -9.63%. In several instances, on both a stock and sector level, the Fund is meaningfully different from the primary benchmark index, thus representing potential sources of positive or negative relative returns. The Fund’s sector weightings are a direct result of our bottom-up, research-intensive approach to investing. For example, when compared to the Russell 1000® Growth Index, the Fund’s portfolio is underweight in cyclicals, as most of these businesses do not typically meet our investment criteria because their revenues predominately depend on the increasing price of an underlying commodity.

Discussion of Fund Performance

Capital Appreciation Trust (cont’d)

While our growth strategy is based on a purely bottom-up approach to investing, we do pay attention to the weights in the Russell 1000® Growth Index so we are aware of any relative positions that may exist. During the reporting period, the Fund’s overweight position in the energy and utilities sectors contributed to its relative performance over its primary benchmark. On the downside, overweight holdings in the healthcare and finance sectors detracted from the Fund’s relative returns when compared to the primary benchmark.

Q: Which securities had the most positive impact on the Fund’s performance during the reporting period?

A: As the price of oil continued to hit record highs, the energy sector benefited. Among the Fund’s holdings, Canadian oils sands producer, Suncor, Inc. has been able to execute effectively, despite an unusually harsh winter in Canada. These severe weather conditions had originally led investors to anticipate a slowdown, but the weather had little impact on the company’s reported production and margin results.

Shares of oil well services company Weatherford International rose as the company was awarded a multimillion dollar contract by Sakhalin Energy Investment Company (a consortium including Royal Dutch Shell, Russia’s Gazprom and Japan’s Mitsui). Under the terms of the deal, Weatherford will provide its casing running and drilling services for the consortium’s Sakhalin II project, which is one of the largest integrated oil and gas development ventures in the world. We believe Weatherford has a first-mover advantage with its patent technology on case drilling, which is a drilling area still in its infancy.

Chesapeake Energy, a new position in the Fund’s portfolio, reported better-than-expected earnings during the reporting period. The natural gas producer has been generating substantial cash flow that enables it to make strategic purchases. We believe these acquisitions will allow Chesapeake Energy to grow natural gas reserves and increase production over the next few years.

Research In Motion contributed positively to Fund performance. Its shares were boosted after the company announced a new deal in China. We believe Research In Motion’s growth prospects are favorable as businesses continue to advance the adoption of mobile email and introduce it deeper within their organizations. Furthermore, the company is focused on broadening its distribution and increasing its share of the consumer market. We continue to have high conviction in the company, as we believe BlackBerry’s strong brand name and superior technology provide a competitive advantage over substitute products.

Visa, purchased into the portfolio at its initial public offering, also contributed positively to Fund performance. Its stock price surged around 28% by the end of the first day of trading. Visa has one of the most recognizable financial services brands and enjoys a duopoly with MasterCard in pure card processing (no credit risk). We believe Visa’s business model is attractive as it is built on a per transaction basis (without credit sensitivity) and this recurring revenue generates significant free cash flow. Additionally, we believe new products, such as contactless payment, mobile device payment, quick service restaurant acceptance and money transfer provide Visa with opportunities for long-term growth in the U.S. and abroad.

Q: Which securities had the most negative impact on the Fund’s performance during the reporting period?

A: Freddie Mac detracted from the Fund’s performance during the reporting period as the company announced higher than expected future credit loss protections, contrary to our thesis. However, due to the increase in credit loss expectations and higher writedowns to their existing portfolio, we now believe there is a greater risk that Freddie Mac may need to raise more capital in a very difficult market, which could be dilutive to common equity shareholders. As a result, our evaluation of Freddie Mac’s growth prospects changed so we decided to sell the Fund’s position during the reporting period.

Shares of Sprint-Nextel were down as the company reported disappointing earnings. In the report, Sprint detailed that its wireless unit had a net loss of customers during its last fiscal quarter. Our investment in Sprint was predicated on the belief that it was in the midst of a turnaround and was positioned to benefit from growth in the wireless communications market. Recently, there have been significant fundamental changes within the wireless communications industry as major players (Verizon and AT&T) have introduced unlimited voice/data offerings. As a result, we believe Sprint will struggle to execute its turnaround profitably in this competitive pricing environment. Consequently, we decided to sell the Fund’s position as we believe this is the beginning of a pricing war within the industry and Sprint will likely begin offering aggressive pricing plans.

Amylin Pharmaceuticals, Inc. continued to face headwinds as it reported a wider loss in its fourth fiscal quarter despite an increase in revenues. In addition, the company’s 2008 outlook was below analysts’ expectations. Amylin has been affected by

Discussion of Fund Performance

Capital Appreciation Trust (cont’d)

higher marketing costs for its diabetes drugs Byetta and Symlin and development costs for Byetta LAR (exenatide). Spending on Byetta LAR will likely increase this year as three new studies will focus on the drug. Amylin’s management believes its efforts to support physicians and patients starting Byetta therapy will be more productive in generating sales. The Fund continues to hold the stock because although Amylin may experience near-term weakness, the company has attractive opportunities that we believe should come to fruition over the long-term.

Also within healthcare, Merck & Co., Inc. detracted from performance as negative headlines surrounding its cholesterol drug, Vytorin, caused the company’s stock to sell-off. A study found that Vytorin, which is marketed through a joint venture between Merck and Schering-Plough, was no more effective in combating heart disease than a generic. In our view, the market overreacted to the clinical data and as the stock’s valuation reflected essentially zero contribution from the joint venture. We believe Merck has growth opportunities in its currently approved products, Gardasil and Januvia, which are in early launch. The company should benefit from additional products in the pipeline over the next few years; therefore, the Fund continues to hold the stock.

Shares of the software giant Microsoft were down as investors expressed uncertainty about the company’s bid for Yahoo. We believe Microsoft has significant opportunities for growth in its other business segments including Windows Vista, Microsoft Office and Xbox. The Xbox product is still early in its product life cycle and we believe Microsoft should see significant margin expansion in its gaming console business going forward.

Q: What is your methodology for managing the Fund’s portfolio investment risks?

A: The risks of the Fund are managed in three key ways: thorough knowledge of high-quality companies, a consistent investment style, and disciplined portfolio construction.

Our ability to identify companies which we believe are strategically poised for long-term growth is a key component of our risk management process. We perform rigorous fundamental research on each of our investments to ensure that we understand the risks and rewards. We define risk as related to the probability of a permanent loss of capital rather than the volatility of returns and we assess the real business worth of each company that meets our rigorous standards. Our research includes extensive visits with company managements as well as customers, competitors, and suppliers, in-depth balance sheet and income statement analysis, analysis of company-and industry-specific risks. Since we invest in high-quality growth companies whose stocks are attractively valued, we believe that we are inherently limiting our level of risk over the long-term.

The second component of risk management is a consistent investment style, which has remained the same since its inception. Our team approach to investment management helps ensure that we maintain our defined style. Our portfolio characteristics, which have remained consistent over time, reflect our disciplined style adherence.

The third component of risk management is disciplined portfolio construction. An experienced senior portfolio management team, rather than an individual, manages portfolios. We actively monitor the individual stock, sector, and thematic exposure of the Fund’s exposure in order to adhere to its risk profile.

Discussion of Fund Performance

Core Equity Fund

Investment Objective | The Core Equity Fund (the “Fund”) seeks long-term growth through capital appreciation.

Investment Highlights | Under normal market conditions, the Fund invests at least 80% of its net assets in equity securities consisting primarily of common stocks of large U.S. companies (i.e., typically having a market capitalization over $5 billion at the time of investment).

The Fund seeks to achieve its objective by investing in equity securities which the portfolio managers believe to have the potential for growth over the intermediate- and long-term. The Fund will invest in established companies that the portfolio managers determine are undervalued relative to their earnings growth prospects. The portfolio managers’ strategy combines a “bottom-up” research process with a relative-valuation discipline in purchasing stocks. A bottom-up method of analysis de-emphasizes the significance of economic and market cycles. The primary focus is the analysis of individual companies rather than the industry in which that company operates or the economy as a whole. In general, the Fund’s portfolio managers seek to select securities that, at the time of purchase, typically have at least one of the following characteristics:

(1)	projected earnings growth rate at or above the Standard & Poor’s 500 Composite Stock Index (“S&P 500 Index”),

(2)	above-average earnings quality and stability, or

(3)	a price-to-earnings ratio comparable to the S&P 500 Index.

Benchmark Index | The S&P 500 Index is an unmanaged index of 500 widely held stocks that are considered representative of the U.S. stock market.

Meet the Managers | Richard Skeppstrom, John “Jay” Jordan, Craig Dauer and Robert Marshall of Eagle Asset Management, Inc. (“Eagle”) are Co-Portfolio Managers of the Fund. Mr. Skeppstrom is a Managing Director of Eagle and has 17 years of investment experience. He earned a BA and an MBA from the University of Virginia. Mr. Jordan is a Chartered Financial Analyst and has 17 years of investing experience. He received a BS from the University of Virginia. Mr. Dauer has 14 years of investing experience and holds a BA from Colgate University and an MBA from the University of Virginia. Mr. Marshall has 21 years of investing experience. He received a BA from the University of Virginia and an MBA from Santa Clara (California) University. The team has managed the Fund since inception. Eagle is an affiliate of Heritage Asset Management, Inc., the Fund’s Investment Adviser.

During an interview conducted on May 15, 2008, the portfolio managers of the Fund discussed the Fund’s performance for the six-month period ended April 30, 2008 (the “reporting period”).

Q: How would you describe the large-cap growth market environment (the Fund’s investment market) during the reporting period?

A: Major stock indexes lost ground during the reporting period, weighed down by the deepening housing recession, continued credit market turmoil with unexpectedly large sub-prime-related security write-offs in the banking industry, uncertainty regarding the Federal Reserve Board’s (the “Fed”) flexibility for further ease in light of inflationary pressures and the weak dollar.

Stock prices began their decline on the first trading day of November 2007 when Citigroup’s stock was downgraded, followed by disappointing earnings reports/guidance from General Motors and other companies that heightened recession concerns. Following a short rally into early December, stocks sold off when the Fed announced on December 11th a lower than expected federal funds rate cut of only 0.25% along with a higher-than-expected November consumer price index report.

The start of 2008 saw stock prices continuing down, interrupted briefly by an unexpected 0.75% cut in the federal funds rate by the Fed on January 22nd. Stocks declined again in February through mid-March, led by a sharp drop in the Institute for Supply Management services index and credit concerns in the financial sector. The market had a brief positive reaction in mid-March when the Fed expanded its discount-window lending to (non-bank) securities dealers for the first time since the 1930s and cut the federal funds rate again by 0.75% to 2.25%. However, weak economic reports on consumer confidence, housing, durable goods orders, and consumer spending led markets lower during the final week of

Discussion of Fund Performance

Core Equity Fund (cont’d)

March. Finally, major indexes rebounded during April as investors tentatively acted on the premise that credit market conditions were beginning to stabilize, along with some encouragement from first calendar quarter earnings reports.

In an environment of very weak economic growth (e.g. real gross domestic product growth of just 0.6% in the fourth and first calendar quarters) with underlying inflation at the upper end of the Fed’s comfort zone, the strongest-performing S&P 500 sectors during the reporting period included energy (the only sector with a positive return), consumer staples, materials, utilities, and industrials. On the other hand, the weakest-performing sectors included financials, information technology, telecommunication services, healthcare, and consumer discretionary.

Q: How did the Fund perform during the reporting period?

A: The Fund’s Class A shares returned -11.38% during the six-month period ended April 30, 2008 (excluding front-end sales charges). The Fund’s return during the reporting period reflected the weak stock market environment described above with particular weakness in holdings within the telecommunication services, financials, and information technology sectors. The only positive-performing sector in the Fund was the relatively economically-insensitive consumer staples sector.

Q: How did the Fund compare to its benchmark index during the reporting period?

A: The Fund’s Class A shares returned -11.38% versus -9.63% for its benchmark, the S&P 500 Index. The Fund’s underperformance versus the benchmark index was due to its significant underweighting in energy, the strongest-performing sector of the S&P 500 Index. Other sectors of relative weakness versus the benchmark included the underperformance in slightly-underweighted telecommunication services, and the underperformance in overweight financials. On the other hand, sectors of relative strength versus the benchmark included outperformance in overweight healthcare, consumer discretionary and industrials.

Q: Which securities had the most negative impact on the Fund’s performance during the reporting period?

A: Rising customer losses and the resultant pressure on profits has severely impacted Sprint Nextel. However, we have maintained the Fund’s investment position in the stock based on the belief that the path to improved operations is readily achievable while the market is undervaluing the third-largest wireless network under conservative expectations.

Wachovia disappointed in the first quarter with a 41% reduction in the dividend and a $7 billion capital raise that is more than 10% dilutive. The company’s repeated reassurances to its shareholders that the mortgage losses from the Golden West acquisition would be manageable and require no capital infusions were false. We have reduced the Fund’s position but continue to hold the stock because we feel that the stock price reflects the bad news that is already known and we do not expect Wachovia to need to raise capital in the near term. In this environment there are plenty of struggling financial service companies that are attractively valued, and after Bear Stearns’ demise, diversification is prudent.

Our expectation of improving fundamentals in the handset business as Motorola reinvigorates its product portfolio has proven more difficult than we had anticipated. Significant handset market share loss has meaningfully pressured profitability, and thus the long term competitive position of Motorola appears challenged. We sold the Fund’s position during the reporting period.

American International Group (“AIG”) reported worse than expected first fiscal quarter results that included $25.7 billion in realized and unrealized losses in its credit default swap (“CDS”) and investment portfolios. Breaking this down, $9 billion was for unrealized CDS losses, $6 billion was realized investment losses and $10.5 billion was for unrealized investment losses. The company also announced they would raise $18 billion in new capital, which was surprising given recent statements from management indicating that they believed they had excess capital of at least $15 billion. The good news is:

1.	The company has so far written-down $21 billion of $78 billion in the CDS business. Actual losses could be a fraction of this amount. Management makes a strong case that significant reversals are likely here because the market values that they are forced to use to value the CDSs are unrealistic.

2.	Credit markets have improved since March and AIG’s investment portfolio losses may be reversed.

3.	Credit rating agencies forced AIG to raise capital and if significant loss reversals happen, as we expect, the dilution should be reversed.

Microsoft gave up ground during the reporting period as it pursued the acquisition of internet search giant Yahoo. At this juncture, however, the company withdrew its offer for Yahoo and seems content to chart its own course in the paid search arena. From a fundamental perspective Microsoft remains sound, and remains a solid defensive holding as a myriad of new products continue to hit the market.

Discussion of Fund Performance

Core Equity Fund (cont’d)

Q: Which securities had the most positive impact on the Fund’s performance during the reporting period?

A: Wal-Mart’s results appear to be benefiting from both company-specific initiatives (store remodels, improved checkout, enhanced labor scheduling, etc.) as well as a “trade-down” impact as consumers shift spending to lower-price retailers. The Fund continues to own the stock as we see management’s efforts to improve its return on capital as promising.

Comcast reported very strong first fiscal quarter data subscriber growth and good phone growth and did not disappoint with guidance. In addition, the cash flow guidance is improved from last year, a period in which the company was forced to accelerate capital spending to meet anticipated demand requirements.

In our continuing effort to diversify and improve the quality of our financials, we purchased a small position in JP Morgan Chase and the good timing of that purchase is the main reason for the positive performance of the stock as it coincided with an improvement in financial stocks.

At Tyco Intl., transitory selling pressure after the spinoff of Tyco Electronics and Covidien left Tyco’s stock valuation depressed at the beginning of the reporting period. Improving operating performance at its Fire Protection Services business segment continued strong growth in its Flow Control segment, and the markets rewarding of improving fundamental trends through modest multiple expansion was reflected in stock performance.

The Fund purchased eBay stock in late January, following the announcement of some eBay price changes. We felt these changes, though controversial, would be less disruptive than the market believed, and also thought management’s guidance for 2008 earnings was conservative—leaving some room for error. First quarter results, though still early, confirmed this thesis. The Fund continues to hold the stock as we consider valuation reasonable and near-term expectations achievable.

Q: What is your methodology for managing the Fund’s portfolio investment risks?

A: Portfolio risk control measures include the following:

•

Diversification – Initial position sizes are normally 2% to 3% of the Fund’s total portfolio, and successful positions may be trimmed. The typical number of holdings range between 25 and 40 with diversification across most industry sectors;

•	Knowledge – Internal development of thorough understanding of company fundamentals;

•	Quality – Internal focus is on above-average quality and predictability characteristics within a universe of large-cap, seasoned companies;

•	Stock valuation – Diligent attention to stock prices via a continually-updated relative valuation discipline.

Discussion of Fund Performance

Diversified Growth Fund

Investment Objective |  The Diversified Growth Fund (the “Fund”) seeks long-term capital appreciation.

Investment Highlights | Under normal market conditions, the Fund invests at least 65% of its total assets in the equity securities of companies that may have significant growth potential (i.e., typically having a market capitalization between $1 billion and $16 billion at the time of investment).

The Fund seeks to achieve its objective by investing in the equity securities of companies that the portfolio manager believes to have high growth rates and strong prospects for their business or services. The Fund’s portfolio manager uses a “bottom-up” method of analysis based on fundamental research to determine which common stocks to purchase for the Fund. A bottom-up method of analysis de-emphasizes the significance of economic and market cycles. The primary focus is the analysis of individual companies rather than the industry in which that company operates or the economy as a whole. The portfolio manager attempts to purchase stocks that have the potential for above-average earnings or sales growth, reasonable valuations and acceptable debt levels.

Benchmark Index | The Russell Midcap® Growth Index measures the performance of those Russell Midcap companies with higher price-to-book ratios and higher forecasted growth values.

Meet the Managers | Bert L. Boksen, CFA, is the Managing Director of the small-cap equity program at subadviser Eagle Asset Management, Inc. (“Eagle”) and has 31 years of investment experience. Before joining Eagle in 1995, Boksen served as Chief Investment Officer of Raymond James & Associates, Inc. Prior to working for Raymond James & Associates, Inc., he was an Analyst for Standard & Poor’s. He has managed the Fund since inception. Christopher Sassouni, DMD, has been Assistant Portfolio Manager since 2006. He has 19 years of investment experience as an Analyst and has also served as President of an independent investment management research firm focused on healthcare. Eric Mintz, CFA, has been Assistant Portfolio Manager since 2008. He earned the Chartered Financial Analyst designation in 2000 and has 13 years of investment experience as an Analyst and Research Associate. Eagle is an affiliate of Heritage Asset Management, Inc., the Fund’s Investment Adviser.

During an interview conducted on May 15, 2008, the portfolio managers of the Fund discussed the Fund’s performance for the six-month period ended April 30, 2008 (the “reporting period”).

Q: How would you describe the mid-cap growth market environment (the Fund’s investment market) during the reporting period?

A: Over the six-month reporting period ended April 30, 2008, the Russell Midcap® Growth Index finished at -7.12%. This time period was turbulent as a weakening economy, largely reflecting ongoing housing softness and sky-high energy prices, pressured equity markets. The situation was further compounded by liquidity issues in fixed-income markets. That, in turn, resulted in ratings downgrades, large write-offs at financial-service institutions and the demise of Bear Stearns. Although the materials and energy sectors continue to bolster benchmark returns, the dynamics amongst the other sectors with regards to performance have changed since 2007 and even the beginning of 2008 with information technology and industrials, in particular weighing down benchmark returns.

Q: How did the Fund perform during the reporting period?

A: For the six-month period ended April 30, 2008, the Fund’s Class A shares returned -4.12% (excluding front-end sales charges). On an absolute basis, the Fund’s strongest performing sectors were energy, consumer discretionary and materials. Strong returns in the energy sector were due to the rising price of oil. In the consumer discretionary sector, the Fund’s investments in media and distributors paid off. Portfolio investments in construction materials and fertilizer industries helped increase returns in the materials sector. Detractors to the Fund’s performance for the reporting period on an absolute basis were investments in the information technology and healthcare sectors. Concerns about a spending slowdown hurt the performance of the Fund’s holdings in information technology companies, though absolute returns were in line with the benchmark. In the healthcare sector, investments in the equipment and supplies industry hurt the Fund’s performance.

Q: How did the Fund compare to its benchmark index during the reporting period?

A: The Fund outperformed the benchmark over the six-month reporting period. Strong stock selection benefited the Fund’s performance in the consumer discretionary, industrials and financials sectors. The media industry in consumer discretionary was particularly strong. The consumer discretionary sector also benefited from an underweight

Discussion of Fund Performance

Diversified Growth Fund (cont’d)

position as this six-month time period was especially damaging in this sector. In industrials, the Fund’s machinery and road and rail stocks were particularly strong performers. Although the Fund’s position in the industrials sector was overweight compared to the benchmark, the primary driver of outperformance was stock selection rather than the overweight posture. In financials, the Fund benefited from investment in niche companies that grow in the face of difficult market conditions.

The materials and healthcare sectors performed in line with the benchmark. For the reporting period, energy and information technology sectors slightly underperformed the benchmark. In energy, although the Fund had strong returns, it failed to keep up with the benchmark returns in this sector (energy was the only sector in the benchmark to post positive returns during the reporting period). Overall, information technology returns were approximately in line with the benchmark, with software investments lagging the rest of the sector.

Q: Which securities had the most positive impact on the Fund’s performance during the reporting period?

A: CF Industries Holdings is a manufacturer of nitrogen and phosphate fertilizer. The company’s stock price benefited from recent strength in grain prices which increased the demand for fertilizer. The Fund has reduced its exposure to agricultural-related names, following exceptionally strong performance as we believe surging natural-gas prices may impact nitrogen margins in the future.

Southwestern Energy Company engages in the exploration and production of natural gas using horizontal drilling technology. As the stock price is pegged to the price of natural gas, the company has seen a boost recently due to surging natural gas prices. During the reporting period, we decided to increase the Fund’s position as the company is planning to increase drilling in Fayetteville Shale which should help further accelerate production growth and earnings.

Bucyrus International manufactures underground and surface mining equipment. The company continues to experience robust demand from its mining customers due to strong prices for coal, iron ore, copper and oil. Additionally, Bucyrus has a large order backlog that provides visibility into continued earnings growth and an extended cycle. There is also potential upside due to an emerging drag line replacement cycle.

Texas Industries is a supplier of heavy building materials. We added to the Fund’s position during the reporting period as the company has substantial new capacity coming on in California and is the beneficiary of a weak dollar, which compresses imports.

Landstar System, a transportation and logistics company, pleased investors by exceeding fourth-quarter revenues and earnings-per-share estimates. We remain optimistic about Landstar’s ability to grow its business by signing up new agents and increasing contracts with existing customers, as well as improving operating margins.

Q: Which securities had the most negative impact on the Fund’s performance during the reporting period?

A: Monster Worldwide operates in two disparate business segments: Monster, a leading global online recruitment company and TMP Worldwide Advertising and Communications. We sold the stock out of the Fund due to concerns over declining jobs data.

Metals and mining stock Carpenter Technology’s stock price sold off during the reporting period due to mounting investor concerns over the effect of a global slowdown on the aerospace cycle. Although we reduced the Fund’s position during the first quarter, we believe Carpenter remains well-positioned in attractive markets despite potential near-term headwinds.

Freeport-McMoRan Copper and Gold is involved in the exploration and mining of copper as well as gold and silver byproducts. We sold the stock out of the Fund during the reporting period in order to reduce the Fund’s overweight exposure to the materials sector given the reduced outlook for global economic growth.

FactSet Research Systems is the leader in complex modeling and screening for financial firms. The stock price traded down due to pressure from the financial industry slowdown.

Mentor Corporation develops, manufactures and markets a range of products serving the aesthetic medical market, including plastic and reconstructive surgery. Although we still like the company’s fundamentals, the security was sold out of the Fund during the reporting period because companies in this space have been affected by concerns regarding consumer spending.

Q: What is your methodology for managing the Fund’s portfolio investment risks?

A: Investments in mid-cap companies generally involve greater risks than large-cap companies due to their more limited managerial and financial resources. In our efforts to manage these risks, prior to purchasing a security we perform fundamental research on the company and a comparative analysis of its peer group. We will then only purchase the security if we can do so at what we consider a reasonable price. In addition, we diversify among market sectors and trim holdings that grow above desired levels of the Fund’s total portfolio.

Discussion of Fund Performance

Growth and Income Trust

Investment Objective | The Heritage Growth and Income Trust (the “Fund”) primarily seeks long-term capital appreciation and, secondarily, seeks current income.

Investment Highlights | The Fund expects to invest primarily in domestic equity securities (primarily common stocks) selected on a value basis. However, the Fund may own a variety of securities, including foreign equity and debt securities and domestic debt securities which, in the opinion of the Fund’s investment subadviser, offer prospects for meeting the Fund’s investment goals. The Fund may invest up to 30% of its net assets in foreign securities. The Fund’s portfolio managers use a “bottom-up” investment process that seeks to acquire promising companies with sound business fundamentals at a time when they believe intrinsic value is not fully recognized by the marketplace. A bottom-up method of analysis de-emphasizes the significance of economic and market cycles. The primary focus is the analysis of individual companies rather than the industry in which that company operates or the economy as a whole. The portfolio managers’ philosophy defines value in three categories:

(1)	Basic Value – stocks of financially sound companies with well established businesses that are selling at low valuations relative to the company’s net assets or potential earning power;

(2)	Consistent Earners – companies that exhibit blue chip characteristics, with steady earnings and dividend growth that are selling at attractive valuations and are priced below historical norms; and

(3)	Emerging Franchises – value-priced companies in the process of establishing a leading position in a product, service or market that is expected to grow at an above average rate.

Benchmark Index | The Standard & Poor’s 500 Composite Stock Index (“S&P 500 Index”) is an unmanaged index of 500 U.S. stocks and gives a broad look at how stock prices have performed.

Meet the Managers | William V. Fries, CFA, is a Managing Director at Thornburg Investment Management, Inc. (“Thornburg”) and Co-Portfolio Manager of the Fund. He has more than 32 years of investment experience. Mr. Fries joined Thornburg in 1995. He began his investment career as a Security Analyst and Bank Investment Officer. He assumed management of the Fund in July 2001. Brad Kinkelaar is a Managing Director of Thornburg and has been a Co-Portfolio Manager of the Fund since 2006. He has 12 years of investment experience. Mr. Kinkelaar received an MBA from the J.L. Kellogg School of Management at Northwestern University.

During an interview conducted on May 15, 2008, the portfolio managers of the Fund discussed the Fund’s performance for the six-month period ended April 30, 2008 (the “reporting period”).

Q: How would you describe the large-cap equity market environment (the Fund’s investment market) during the reporting period?

A: The S&P 500 Index returned -9.63% during the six-month period ended April 30, 2008. Most sectors in the benchmark showed negative performance. The only positive performance came from the energy sector. Financials, information technology, and healthcare were the weakest sectors for the benchmark during the reporting period.

The dichotomy of deflationary financial assets and inflationary commodities creates a classic dilemma for monetary and fiscal management. As monetary authorities in the U.S. provide economic stimulus with lower interest rates, there is the risk that inflationary pressures will be more difficult to tame and will spread to other economies. In this environment, investors must contend with de-leveraging of financial institutions’ balance sheets, the impact of higher costs on profits and the possibility of a steeper yield curve (discount rate of future earnings).

Q: How did the Fund perform during the reporting period?

A: The Fund’s Class A shares returned -13.93% (excluding front-end sales charges) during the six-month period ended April 30, 2008. Investments in the financial sector were negatively impacted by the debacle in the U.S. sub-prime mortgage securities business—some directly, most indirectly. Nearly all of the Fund’s financial holdings detracted from performance. Additionally, a risk-adverse environment was unfriendly to several Fund holdings with financial leverage. Good performance in the materials and energy sectors provided the principal positive selection effect in the portfolio.

Q: What factors led the Fund to underperform its benchmark index during the reporting period?

A: The primary driver of the Fund’s underperformance during the reporting period was stock selection in the financials, consumer staples, and healthcare sectors. The holdings of the Fund in each of these sectors underperformed these sectors’ respective holdings in the S&P 500 Index.

The Fund’s investment portfolio was underweight in the industrials, energy and healthcare sectors. Investments in the energy sector were the Fund’s top contributor to performance and displayed positive stock selection. The industrials and healthcare sectors underperformed for the S&P 500 Index and the Fund.

Discussion of Fund Performance

Growth and Income Trust (cont’d)

The Fund’s portfolio, when compared to the benchmark, was overweight in the telecommunication services and materials sectors. While the telecommunication services sector underperformed, the Fund benefited from positive stock selection. Materials were a positive contributor to the Fund’s return, displaying both positive allocation and selection effect.

Q: Which securities had the most negative impact on the Fund’s performance during the reporting period?

A: WellPoint Inc. has revised guidance for 2008 materially downward due to a higher medical loss ratio and a “miss” on cost trends. Although the price of the stock may appear undervalued, we decided to sell the position out of the Fund due to a fundamental deterioration as further negative medical loss ratio moves could evaporate earnings and cash flows rapidly.

Hong Kong Exchange was affected by the pullback in the Chinese market which has had an impact on volume over the exchange. Despite the general equity market pullback, Hong Kong Exchanges has seen its average daily turnover consistently rise over the last three years and we believe it is well positioned to retain its important position among Asian securities exchanges.

Our downside scenarios for Wachovia Corporation widened as the crisis in financial markets evolved toward an illiquidity meltdown. We felt it was more important to recognize the potential for catastrophic failure that this leveraged financial institution could have on the portfolio’s return.

Motorola Inc. was sold out of the Fund in response to deterioration in company specific fundamentals, particularly product and top line related, that were disappointing and different than our expectations.

The main issue for the Chicago Mercantile Exchange (“CME Group”) has been the risk of re-regulation as the exchange innovates across product lines more rapidly with streamlined oversight from the Commodity Futures Trading Commission. CME Group uses a transaction-driven business model and the heightened volatility in the second half of calendar 2007 and into 2008 has not only helped that dynamic but also led to a broadening of financial instruments (exchange-traded funds, stock futures, new commodity baskets, etc.) so that institutional investors can achieve better risk management thru hedging/diversification. The integration with the Chicago Board of Trade has been relatively smooth and more recently the company acquired a 10% interest in Bolsa de Mercadorias & Futuros (“BM&F”). BM&F is the Brazilian futures market exchange. We believe this is a very good transaction for CME Group especially if they were to move the relationship to one where Globex becomes the electronic platform for BM&F.

Q: Which securities had the most positive impact on the Fund’s performance during the reporting period?

A: Canadian Oil Sands’ stock benefited due to oil prices that have spiked resulting in energy companies that are highly sensitive to the commodity doing well.

Diamond Offshore Drilling benefited from strong demand for drilling rigs, rising rig rates and improved dividend policy.

The Fund participated in Visa’s IPO on March 19th. The stock was purchased at $44 per share which we believed represented an attractive valuation. Its stock price quickly appreciated and closed at over $80 per share by the end of the reporting period. Visa uses their vast payments network to process credit and debit transactions, benefiting from scale and a secular shift from paper to electronic transactions.

While other U.S. banks’ shares are down more in price, most remain more expensive than JP Morgan Chase on tangible book value. JP Morgan’s core businesses remain in good shape due to superior risk management. We believe that the company represents a good way to play offense (i.e., dip a toe in a deeply out-of-favor and controversial sector) in a risk-adverse manner.

Apple Inc. has benefited recently from lowering the initial price point and expanding third party distribution for its iPhone product. The Fund purchased Apple because we believe it has great growth potential—the company is coming up with products that meaningfully change the way we live and work and appears to have the potential to be a market share gainer in both the computer and mobile phone markets, which are each huge markets. We think its valuation is attractive considering the company’s growth potential.

Q: What is your methodology for managing the Fund’s portfolio investment risks?

A: We attempt to manage risk through diversification and stock selection. We are broadly diversified across market sectors, and over 25% of the Fund’s assets are currently invested in non-U.S. securities. In addition, we believe that the process of identifying companies at a discount through bottom-up fundamental research helps us to identify these potential risks and incorporate them into our evaluation of each stock’s risk/reward trade-off.

During the reporting period, the Fund’s portfolio had very limited exposure to high yield securities. We attempt to manage the risks associated with these types of securities through comprehensive credit analysis techniques, including, but not limited to, cash flow analysis, balance sheet ratios, and competitive positioning. We used the results of our analysis to evaluate the risk/reward trade-off.

Discussion of Fund Performance

High Yield Bond Fund

Investment Objective | The High Yield Bond Fund (the “Fund”) seeks high current income.

Investment Highlights | The Fund seeks to achieve its objective by investing at least 80% of its net assets (plus any borrowings for investment purposes) in lower-rated corporate bonds and other fixed income securities that focus on delivering high income, or if not rated, securities deemed to be of comparable quality by the portfolio managers. These lower-rated securities are commonly known as “junk bonds” or “high-yield securities.” High-yield securities offer the potential for greater income than securities with higher ratings. Most of the securities in which the Fund invests are rated B or lower by Moody’s Investors Service, Inc. (“Moody’s”) or B or lower by Standard & Poor’s Ratings Services (“S&P”). Certain of the securities purchased by the Fund may be rated as low as C by Moody’s or D by S&P.

The Fund may invest up to 20% of its assets in foreign debt securities (including emerging market securities). Normally, the portfolio managers seek to maintain a weighted average portfolio maturity of between 5 to 10 years. Although credit ratings are considered, the Fund’s portfolio managers select high-yield securities based primarily on its own investment analysis, which involves relative value analysis, qualitative analysis and quantitative analysis.

Benchmark Index | The Citigroup High YieldSM Market Index is a broad-based unmanaged index of below investment-grade corporate bonds issued in the United States. This index excludes defaulted debt securities.

Meet the Managers | A team of investment professionals from Western Asset Management Company led by Chief Investment Officer S. Kenneth Leech, Deputy Chief Investment Officer Stephen A. Walsh and Portfolio Manager Michael C. Buchanan are responsible for the day-to-day management of the Fund. The team assumed management of the Fund effective April 1, 2006. Mr. Leech has 30 years of investment experience and earned an MBA, BS and BA from The Wharton School, University of Pennsylvania. Mr. Walsh has 26 years of investing experience and earned a BS degree from the University of Colorado at Boulder. Mr. Buchanan is a Chartered Financial Analyst with 18 years of investment experience. He earned a BA from Brown University.

During an interview conducted on May 15, 2008, the portfolio managers of the Fund discussed the Fund’s performance for the six-month period ended April 30, 2008 (the “reporting period”).

Q: How would you describe the high-yield bond market environment (the Fund’s investment market) during the reporting period?

A: The Federal Reserve Board (the “Fed”) intensified its campaign against downside risks to growth during the reporting period. The federal funds rate was reduced by a cumulative 2.5% during the reporting period. In addition, the Fed implemented a number of new lending facilities, designed to meet the liquidity demands of financial intermediaries across the full banking spectrum. Volatility remained high and the Treasury/Eurodollar spread, a measure of systemic risk, held steady at nearly three times year-ago levels. Margin calls on a number of leveraged hedge funds prompted fire sales at below-market prices, and the emergency rescue of Bear Stearns exacerbated the situation in mid-March. Ironically enough, this event marked the beginning of a period of steady improvement in investor sentiment that continues to date, as many global bank CEOs think that the worst is behind us.

Economic data was generally negative. Sales of new and existing homes continued to fall—despite significant home price depreciation—and remained a tremendous drag on gross domestic product growth. Consumer confidence fell as labor market conditions deteriorated. Headline inflation measures remained elevated as oil prices surged. Core inflation was better behaved but has remained stubbornly near the upper bound of the Fed’s comfort zone. Credit spreads widened to historic levels through mid-March before rebounding during the final six weeks of the reporting period.

Q: How did the Fund compare to its benchmark index during the reporting period?

A: During the six-month reporting period ended April 30, 2008, the Fund’s Class A shares returned -3.53% (excluding front-end sales charges). The Fund underperformed its primary benchmark, the Citigroup High YieldSM Index, which returned -0.62%. Issue selection aided relative performance as 8 of the Fund’s 10 largest overweight positions outperformed the benchmark. Industry allocation also contributed positively in large part due to overweight positions versus the benchmark in the utilities sub-sector, specifically to electric utilities. The Fund’s underweight investments versus the benchmark in media non-cable and consumer cyclical positions also aided relative performance. Compared to the benchmark, the Fund’s portfolio was also underweight in the financial sector which included the worst performing industry for the reporting period, finance companies.

Discussion of Fund Performance

High Yield Bond Fund (cont’d)

The Fund’s overweight to lower rated high yield, those issues rated CCC and below was the main driver of negative performance for the reporting period.

Q: Which securities had the most negative impact on the Fund’s performance during the reporting period?

A: Leiner Health filed for chapter 11 during the reporting period and we are working with other bondholders as well as the company on the best course of action. Charter Communication, as well as all the other cable companies, reported financial results that showed they continue to see erosion of margins due in large part to alternative programming options. Idearc is much the same story. This yellow page directory unit has seen margins and cashflow erode as users rely more and more on the internet to provide information. Saint Acquisitions, a trucking company, has performed poorly as economic activity has slowed. General Motors was one of the larger loss positions due more to the portfolios’ absolute level of exposure than poor operating metrics. General Motors is coming along in its restructuring program and is poised to benefit from reduced labor and healthcare costs.

Q: Which securities had the most positive impact on the Fund’s performance during the reporting period?

A: The Lehman Brothers and the Bank of America positions were initiated during the reporting period at the height of the financial liquidity crisis. They are both convertible securities and performed extremely well after the worst of the crisis seemed to have passed. Tenet Healthcare was the top performing issuer in the benchmark index for the reporting period. Its securities benefited from strong earnings announcement showing improved revenues, earnings before interest, taxes, depreciation and amortization and margins. NRG Energy bonds performed well as energy producers provided a defensive haven for investors as the flight to quality trade accelerated during the reporting period. Texas Utilities priced their leveraged buyout debt during the reporting period and it was well received by the market, in part because of the defensive nature of the electric utility industry as well as the attractive levels at which the deal was priced.

Q: What is your methodology for managing the Fund’s portfolio investment risks?

A: We have a dedicated team that oversees risk management and incorporates it into the investment process. The risk management team combines the best of technology and experience to develop useful risk management tools and procedures. These tools and procedures provide daily analysis for the investment team, ensuring the integration of professional risk management practices into the investment process. Furthermore, we have a risk management committee that is responsible for ensuring the risk management process is complete and monitored on a regular basis. Despite using a large number of independent models to evaluate the risk of different portfolios, we understand that quantitative models are only as good as the assumptions on which they are based. Therefore, the high-quality analysis and observation that comes with experience is applied to all model output, increasing the usefulness of the data.

Analysis of data is carried on throughout the trading day and involves a thorough review of portfolio holdings and sector concentrations. Techniques such as factor analysis, key rate duration measurement and other analytic systems are also employed to evaluate portfolio risk. In addition, the investment team regularly performs scenario analysis and stress testing to analyze portfolio exposure to market factors. Tracking error is also monitored on a historical and a forward-looking basis.

Discussion of Fund Performance

International Equity Fund

Investment Objective | The International Equity Fund (the “Fund”) seeks capital appreciation principally through investment in a portfolio of international equity securities.

Investment Highlights | The Fund may invest in securities traded on any securities market in the world but normally invests at least 50% of its investment portfolio in securities traded in developed foreign securities markets. Generally, the Fund will invest in companies with a market capitalization greater than $2.5 billion. The Fund may also invest up to 35% of its total assets in emerging markets. The Fund seeks to achieve its objective by investing, under normal market conditions, at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in equity securities of foreign companies that the portfolio managers believe to have the potential to capitalize on worldwide growth trends and global changes. The Fund primarily invests in equity securities of foreign issuers and depository receipts representing the securities of foreign issuers. In allocating the Fund’s assets among various securities markets of the world, the portfolio managers consider such factors as the condition and growth potential of the economies and securities markets, currency and taxation considerations, and financial, social, national and political factors. Market regulations and market liquidity are also considered. The Fund’s portfolio managers use a “bottom-up” sector and stock-specific approach within the developed markets. A bottom-up method of analysis de-emphasizes the significance of economic and market cycles. The primary focus is the analysis of individual companies as well as the industry in which that company operates rather than the economy as a whole. Within the emerging markets, a “top-down”, macro-economic driven process is adopted. A top-down method of analysis emphasizes the significance of economic and market cycles. The primary focus is the analysis of the economy as a whole to discover which industries will generate the best returns. Finally, when considering investments in Japanese companies, a hybrid approach (both bottom-up and top-down) is most effective.

Benchmark Indices | The Morgan Stanley Capital International® All Country World Index ex-US (“MSCI® ACWI ex-US”) is a free float-adjusted market capitalization index that is designed to measure equity market performance in the global developed and emerging markets. The Morgan Stanley Capital International Europe, Australasia, and Far East® Index (“MSCI EAFE® Index”) is an unmanaged index representative of the market structure of approximately 20 countries from the stock markets of Europe, Australasia, and the Far East.

Meet the Managers | Richard C. Pell is Chief Executive Officer at Artio Global Investors Inc., the holding company of Artio Global Management LLC (both formerly Julius Baer) where he serves as Chief Investment Officer. Mr. Pell has 23 years of investment experience. He joined the firm in 1995. Mr. Pell has a BA from the University of California, Berkeley, and an MBA in finance from New York University. Rudolph-Riad Younes, CFA, is Managing Director, Head of International Equities at Artio Global and has 17 years of investment experience. He joined the firm in 1993. Mr. Younes received an MS from Columbia University and an MBA from Yale University. Messrs. Pell and Younes assumed management of the Fund in July 2002.

During an interview conducted on May 15, 2008, the portfolio managers of the Fund discussed the Fund’s performance for the six-month period ended April 30, 2008 (the “reporting period”).

Q: How would you describe the international equity market environment (the Fund’s investment market) during the reporting period?

A: The six-month reporting period ended April 30, 2008 was among the most turbulent in recent memory. In an attempt to cushion the economy from slowing global growth and thaw the freeze in credit markets, the Federal Reserve Board (the “Fed”) cut the federal funds rate by 2.5%, the fastest pace in two decades, down to 2% by the end of April. They also took two bold steps to reassure an anxious investment community, first by infusing markets with $200 billion to ease liquidity, and second, by creating a lending facility for investment banks to secure short-term loans (a benefit previously available only to commercial banks). Meanwhile, the European Central Bank (“ECB”) and the Bank of England were also faced with inflationary fears, however the ECB held rates steady through the reporting period at 4% and the Bank of England cut its base rate by a mere 0.25% in April to 5%. Compared with other major world currencies, the dollar continued to move lower, declining by approximately 10% versus the Japanese Yen and 8% versus the Euro.

The materials sector finished the reporting period as one of the primary benchmark index’s best performers, albeit slightly negative. Given this year’s record prices set by gold, oil and

Discussion of Fund Performance

International Equity Fund (cont’d)

other commodities and continued demand from emerging markets, especially Brazil, Russia, India and China (the so-called “BRIC” countries), companies that extract these products fared well. The energy sector performed toward the top of the list for the reporting period, yet it too was slightly negative. At the other end of the performance spectrum, consumer discretionary, financials and industrial were the worst performing sectors for the primary benchmark.

Q: How did the Fund compare to its benchmark indices during the reporting period?

A: For the six-month reporting period ended April 30, 2008, the Fund’s Class A shares returned -10.83% (excluding front-end sales charges). The MSCI® ACWI ex-US returned -9.34%, while the MSCI EAFE® Index, a secondary benchmark, returned -8.93%. The Fund’s underweight positions versus the primary benchmark in the commodity-oriented market of Brazil detracted from results as did stock selection within several emerging markets such as India, Hungary and Poland. However, the Fund’s underweight positions compared to the primary benchmark in China and South Korea and overweight positions in the Czech Republic and Russia had a positive impact on relative performance.

Positively contributing to relative performance versus the primary benchmark was the Fund’s underweight investments in U.K. financials, particularly banks and consumer discretionary companies (notably department stores, restaurants and homebuilders). However, the Fund’s underweight investments in Japan detracted from relative results compared to the primary benchmark as this market declined less than the index. Within the materials sector, agricultural chemicals companies were quite strong amid continued demand for crop nutrients. Additionally, infrastructure-related companies such as cement and mining provided positive results.

Q: Which securities had the most negative impact on the Fund’s performance during the reporting period?

A: In India, banks fell after the government’s proposal to forgive certain agricultural loans without announcing a means to compensate banks for these write-offs, and consequently, the Fund’s position held in warrants on the State Bank of India detracted. We have maintained exposure to this company which we view as well positioned to leverage gross domestic product (“GDP”) growth in the country. The position held in Suzlon Energy Ltd Notes, India’s largest producer of wind-turbine generators, underperformed during the reporting period as price estimates were reduced. By the end of the review period, the position had been sold amid a general reduction in emerging market exposure within the Fund. Within Hungary, GDP is slowing as a result of governmental action to restrict growth and reign in current account deficits and the country’s banks (specifically OTP Bank, which the Fund continues to hold) suffered because of the difficulty they experienced when they went out to the wholesale market for funding. Also, late in the quarter, the country’s coalition government broke-up without setting a date for new elections, which put the progress of economic reforms in question. In Canada, shares of Ivanhoe Mines Ltd., still held in the Fund, involved in gold, copper, uranium and coal exploration and development underperformed. The company is seeking approval for a gold and copper project in Mongolia amid reports the Asian nation is considering claiming a majority of all strategic deposits. Finally, shares of Beijing Capital International Airport Co. Ltd., Asia’s second-busiest airfield, underperformed as concerns over profit growth have mounted. The Fund continues to hold the position.

Q: Which securities had the most positive impact on the Fund’s performance during the reporting period?

A: Komercni Banka, the third-largest Czech lender by assets, controlled by Societe Generale of France, was among the top contributors to relative returns amid expectations for solid earnings growth for 2008. Potash of Saskatchewan Inc. (Canada) benefited from continued strong demand for agricultural chemicals as did Yara International ASA of Norway. Within the energy sector, Gazprom OAO (Russia), the world’s biggest gas producer, outperformed, as did Rio Tinto (Australia), the world’s second biggest aluminum producer and the subject of a takeover bid by BHP Billiton. All positions noted above were maintained in the Fund at the end of the reporting period.

Q: Are there other factors that affected Fund performance during the reporting period?

A: Over the reporting period, negative returns experienced by U.S. investors in overseas markets were somewhat mitigated by currency appreciation versus the U.S. dollar. This was particularly evident with appreciation of the Euro and Japanese Yen. As a risk reduction measure, we hedged a modest portion of our currency exposure within emerging markets back to U.S. dollars. Although these hedges detracted from results, this was largely offset by cash balances held in Euros and other foreign currencies which appreciated.

Q: What is your methodology for managing the Fund’s portfolio investment risks?

A: Portfolio risk control measures include the following:

•

Valuation risk management – The most critical component of our overall risk management is our stock selection process. We constantly evaluate the risk/reward profile of every security. When a security is considered for inclusion we evaluate all potential risk factors (quantitative and qualitative);

Discussion of Fund Performance

International Equity Fund (cont’d)

•

Liquidity risk management – The second level of our risk management process is liquidity risk management. We expect a significant reward to the Fund for taking on liquidity risk and we monitor the overall portfolio liquidity;

•

Operational risk management – The third level of our process is operational risk control, the key elements of which include a consistent, disciplined investment process and clearly defined separation of functions;

•

Portfolio risk management – The final level of our risk management process is portfolio level risk control. We systematically monitor the deviation of our portfolios from their respective benchmarks, to assure they remain within stated objectives and guidelines.

Additionally, we analyze performance attribution, as well as portfolio characteristics and other information on an ongoing basis.

Mid Cap Stock Fund

Investment Objective | The Mid Cap Stock Fund (the “Fund”) seeks long-term capital appreciation.

Investment Highlights | Under normal market conditions, the Fund invests at least 80% of its net assets in stocks of companies with total market capitalization between $500 million and $15 billion. The Fund seeks to achieve its objective by using a “bottom-up” method of analysis based on fundamental research to determine which common stocks to purchase for the Fund. A bottom-up method of analysis de- emphasizes the significance of economic and market cycles. The primary focus is the analysis of individual companies rather than the industry in which that company operates or the economy as a whole. The portfolio managers seek to purchase mid-cap companies that have above-average earnings, cash flow and/ or growth at a discount from their market value. The portfolio managers focus on common stocks of mid-cap companies that are believed to have sustainable advantages in their industries or sectors, are rapidly developing their business franchises, services and products, have competitive advantages in their sectors and fit within the portfolio management team’s growth and valuation guidelines.

Benchmark Index | The Standard & Poor’s MidCap 400 Index (“S&P MidCap 400 Index”) is an unmanaged index that measures the performance of the mid-sized company segment of the U.S. market.

Meet the Managers | Todd L. McCallister, CFA, is a Managing Director at Eagle Asset Management, Inc. (“Eagle”), the Fund’s subadviser. He has a doctorate from the University of Virginia. Mr. McCallister has 21 years of investment experience and has managed the Fund since its inception. Stacey Serafini Thomas, CFA, is a Vice President of Eagle. She graduated cum laude from Harvard University in 1997 with a BA in government. Ms. Thomas served as Assistant Portfolio Manager from 2000 to 2005, before being named Co-Portfolio Manager. She has more than 11 years of investment experience. Eagle is an affiliate of Heritage Asset Management, Inc., the Fund’s Investment Adviser.

During an interview conducted on May 15, 2008, the portfolio managers of the Fund discussed the Fund’s performance for the six-month period ended April 30, 2008 (the “reporting period”).

Q: How would you describe the mid-cap equity market environment (the Fund’s investment market) during the reporting period?

A: During the reporting period, the big story was the Federal Reserve Board (the “Fed”) full-crises management and the cut of an aggregate 2.5% in the federal funds rate. The easing in overnight lending rate and the establishment of three different funding facilities came as a response to liquidity crises, as the Fed governors put the health of the financial system and diminishing growth in front of inflation pressures spurred by raising commodity prices. This low interest rate environment resulted in a U.S. dollar sell-off, while the combination of both gave a secure backdrop for the rally in virtually every commodity class.

As a result, the energy sector of S&P 400 Index was the only sector with positive return during the reporting period. Big losers for the reporting period were the financials sector, the consumer discretionary sector and, to our surprise, the information technology sector.

Q: How did the Fund perform during the reporting period?

A: During the six-month period ended April 30, 2008, the Fund’s Class A shares returned -8.99% (excluding front-end

Discussion of Fund Performance

Mid Cap Stock Fund (cont’d)

sales charges). In terms of absolute return, the Fund only shared positive returns in two sectors: telecommunications and utilities. The Fund’s position in the consumer discretionary sector was the biggest detractor from performance during the reporting period, mostly on the underperformance of household durables holdings. The financial and energy sectors traded down substantially as well during the reporting period. Our single selection in commercial banks traded down the most, just a few percentage points worse than the Fund’s capital markets exposure. In energy, our selection in energy equipment and services led to the Fund’s underperformance in that sector.

Q: How did the Fund compare to its benchmark index during the reporting period?

A: During the reporting period, the S&P 400 Index, the Fund’s benchmark index returned -6.95%. In relative comparison to the benchmark, the Fund’s best performing sector was information technology, led by our stock selection within the electronic equipment, semiconductors and software sectors. The Fund’s position in the information technology sector is its largest overweight position versus the benchmark. In addition, the Fund’s investment holdings in the telecommunication and utility sectors outperformed the benchmark.

The Fund’s overall underperformance can be contributed to our security selection in the energy and consumer discretionary sectors. In energy, our stock selection in the equipment and services industry and consumable fuels industry performed poorly. Further, the Fund’s exposure to energy is underweight in comparison to the benchmark. In the consumer discretionary sector, most of the Fund’s underperformance stems from selections in household durables and media.

Q: Which securities had the most negative impact on the Fund’s performance during the reporting period?

A: Harman International, a maker of high-fidelity audio equipment, dropped in early January after the company cut its earnings forecast as a result of its weak navigation-systems segment. More importantly to us was the deterioration in the company’s margins; the Fund sold the stock.

Washington Post is a diversified media company with newspaper, magazine, television and education assets. Education (Kaplan test-preparation programs) is almost half of revenue and has increasing margins; further, we don’t believe Kaplan will be affected by a pullback in education lending. The Fund continues to hold the stock because we are bullish on Kaplan and the Post’s cable business is solid and should get an added boost from election-year advertising.

Cognizant Technology Solutions provides application development and integration, and applications maintenance services through on-site/offshore deliver model. The stock sold off in early November on weaker than expected sales forecast and the shares have not recovered completely since. The Fund continues to hold the stock as we believe its valuation is very compelling considering that the growth in information technology services outsourcing is still in early stages. We believe that information technology services outsourcing should continue to grow at 20% or better per annum.

Acergy, which provides global contract engineering, survey and construction services to the offshore oil and gas industry, fell after the company guided to lower-than-expected earnings for 2008. In addition, succession became a factor after the company’s chief executive retired. We sold the stock out of the Fund and put the proceeds into FMC Technology, an existing portfolio holding, which has sub-sea exposure and what we view as more compelling valuation and fundamentals.

Teradata, which offers enterprise database-warehousing solutions, sold off when it reported slightly weaker sales growth. However, its gross margin expanded 3% while net income rose 27% year-over-year. The stock price was, in our mind, punished unfairly on fears that overall U.S. tech spending will be much softer than previously projected. The Fund continues to hold the stock because it trades at a discount to its peers and it operates with one dominant database as opposed to several databases (a model more common in the industry).

Q: Which securities had the most positive impact on the Fund’s performance during the reporting period?

A: Equitable Resources is the largest natural-gas producer in the Appalachian basin, including its most potent Marcellus Shale site with more than 2.5 trillion cubic feet in reserves. In addition, Equitable Resources has an interstate pipeline and regulated natural-gas-distribution businesses. During the reporting period the company announced a significant increase in proven reserves. Due to the high fixed-cost nature of this business, we believe this increased production should have positive impact on operating margins and future earnings and the stock remains as a core holding for the Fund.

DeVry Inc., which owns proprietary higher-education systems throughout the country, was the second best performer for the Fund. DeVry’s stock price, traded down substantially on fears of potential credit losses within its private student-loan portfolio. In reality, its private-loan portfolio represents only 5% of revenue and the impact of losses from its sub-prime

Discussion of Fund Performance

Mid Cap Stock Fund (cont’d)

portfolio would be less than 0.5% of revenue. We took advantage of the overreaction and added this growth stock at very attractive levels. After the fact, DeVry posted an outstanding quarter and disputed any credit problems.

Cellcom Israel posted strong results throughout the reporting period, with significant cost controls, earnings before interest, taxes, depreciation and amortization, margin expansion and strong subscriber additions. In addition, data revenue as a percentage of subscriber’s revenue, which we believe is the growth driver for Cellcom Israel, was the highest in the company’s history.

AON Corporation posted very good numbers, considering the negative trends in insurance pricing. AON managed to post organic revenue growth of 2% and earnings per share growth of 10% in most recent quarter. Both numbers are well ahead of its industry peers. In addition, AON continues to buy back its own shares at an impressive rate. The Fund continues to hold the name as one of its core positions.

Ansys posted great operating numbers and acquired Ansoft, which should help the company penetrate into electronic design automation market. Ansys continues to have high visibility and 70% recurring revenues. We still believe that the simulation market is under penetrated Ansys is the market leader in this segment. The Fund continues to hold the position.

Q: What is your methodology for managing the Fund’s portfolio investment risks?

A: Investments in mid-cap companies generally involve greater risks than large-cap companies, due to their more limited managerial and financial resources. As a result, their performance can be more volatile and they face greater risk of business failure, which could increase the volatility of the Fund’s portfolio. Generally, the smaller the company size, the greater these risks. In addition, the Fund invests in growth companies that entail greater risks. The prices of growth company securities may rise and fall dramatically, based in part on investors’ perceptions of the company rather than on fundamental analysis of the stocks. We measure, monitor and manage the risk of the mandate by examining the Fund’s beta, tracking error and standard deviation versus the benchmark. Additionally, we seek to limit risk by purchasing stocks we believe to be undervalued, conducting enough fundamental research to come away with a full understanding of the business in order to reduce the risk of earnings surprises or accounting problems.

Discussion of Fund Performance

Small Cap Stock Fund

Investment Objective | The Small Cap Stock Fund (the “Fund”) seeks long-term capital appreciation.

Investment Highlights | Under normal market conditions, the Fund invests at least 80% of its net assets in stocks of companies with total market capitalization less than $2 billion. The Fund will invest in stocks of companies that, based on fundamental research, appear to be undervalued in relation to their long-term earning power or the asset value of their issuers and that appear to have significant future growth potential. The Fund has two subadvisers, Eagle Asset Management, Inc. (“Eagle”) and Eagle Boston Investment Management, Inc. (“EBIM”) previously known as Awad Asset Management, Inc. Each subadviser manages a portion of the Fund’s investment portfolio and has a different management style.

In making its investment decisions, Eagle generally focuses on investing in the securities of companies that the portfolio manager believes to have accelerating earnings growth rates, reasonable valuations (typically with a price-to-earnings ratio of no more than the earnings growth rate), strong management that participates in the ownership of the company, reasonable debt levels and/or a high or expanding return on equity. Eagle utilizes a “bottom-up” method of analysis based on fundamental research to identify the companies in which it invests. A bottom-up method of analysis de-emphasizes the significance of economic and market cycles. The primary focus is the analysis of individual companies rather than the industry in which that company operates or the economy as a whole.

EBIM employs an investment management approach that seeks to provide investment returns in excess of inflation while attempting to minimize volatility relative to the overall small-cap market. The companies in which EBIM invests generally will have, in the opinion of EBIM, steady earnings and cash flow growth, good and/or improving balance sheets, strong positions in their market niches and/or the ability to perform well in a stagnant economy. The companies purchased generally will have low price-to-earnings ratios relative to the stock market in general.

Benchmark Index | The Russell 2000® Index is an unmanaged index comprised of the 2,000 smallest companies in the Russell 3000® Index. The Russell 3000® Index measures the performances of the 3,000 largest U.S. companies based on total market capitalization.

Meet the Managers | The Fund’s two subadvisers, Eagle and EBIM, each manage a portion of the Fund’s investment portfolio and have different management styles. Bert L. Boksen, CFA, is Managing Director of the small-cap equity strategy at Eagle. He has been responsible for the management of Eagle’s portion of the Fund since 1995. Mr. Boksen is a Chartered Financial Analyst and has 31 years of investment experience. He received a BA from the City College of New York and an MBA from St. John’s University. Eric Mintz, CFA, has been Assistant Portfolio Manager since 2008. He earned the Chartered Financial Analyst designation in 2000 and has 13 years of investment experience as an Analyst and Research Associate. David M. Adams, CFA, Lead Portfolio Manager, and John McPherson, CFA, Co-Portfolio Manager, are Managing Directors at EBIM and have been responsible for the EBIM portion of the Fund’s portfolio since August 2007. EBIM has been a subadviser to the Fund since inception. Mr. Adams has 18 years of investment experience. He received a BA and an MBA from Boston College. Mr. McPherson has 18 years of investment experience. He holds a BA from Northeastern University and an MBA from Babson College. Eagle and EBIM are affiliates of Heritage Asset Management, Inc., the Fund’s Investment Adviser.

During an interview conducted on May 15, 2008, the portfolio managers of the Fund discussed the Fund’s performance for the six-month period ended April 30, 2008 (the “reporting period”).

Q: How would you describe the small-cap equity market environment (the Fund’s investment market) during the reporting period?

A: The reporting period was characterized by extreme weakness as the Russell 2000® Index, returned -12.92% for the reporting period. This weakness was driven by concerns about an economic slowdown in the U.S., the ongoing housing crisis, credit market turmoil, the weak U.S. dollar and inflationary pressures. All of the above appeared to contribute to an increased level of risk aversion on the part of investors.

In this market environment the only economic sector during the reporting period to realize a positive return was the energy sector. Strong global demand growth and rising prices appear to be the primary catalysts for the positive performance. During this time period, information technology, consumer

Discussion of Fund Performance

Small Cap Stock Fund (cont’d)

discretionary, healthcare and financials were the worst performing sectors. The prospect of a slowing economy appears to be the culprit for the weak technology performance. Concerns about the financial health of consumers as a result of the housing crisis and a weakening economy hurt the discretionary stocks. Financials were weak as deteriorating credit quality weighed on their results.

Q: How did the Fund perform during the reporting period?

A: For the six-month period ended April 30, 2008, the Fund’s Class A shares returned -12.00% (excluding front-end sales charges), in line with its benchmark, the Russell 2000® Index, which returned -12.92%. On an absolute basis, the Fund’s strongest performing investments were in the materials, consumer staples, and industrial sectors. Fund holdings in the materials and consumer staples sectors finished in positive territory for the reporting period despite negative returns in these sectors for the benchmark. Detractors from Fund performance for the reporting period on an absolute basis were the information technology, healthcare and consumer discretionary sectors.

Q: How did the Fund compare to its benchmark index during the reporting period?

A: Relative to the benchmark, the Fund outperformed in the industrials, information technology and healthcare sectors due primarily to strong stock selection. Additionally, the Fund benefited slightly from its overweight position in the industrials sector. In industrials, the Fund’s machinery stock holdings were particularly strong. In information technology, the Fund benefited from strong stock selection, particularly in the communications equipment, internet software and services, and semiconductors industries. Within the healthcare sector, the Fund’s investments in the equipment and supplies and life sciences industries outperformed relative to the benchmark. The materials, consumer staples, and consumer discretionary sectors performed in line with the benchmark.

Fund holdings underperforming the benchmark were investments in the energy and financial sectors. In the energy sector, the Fund’s investments failed to keep up with the strong returns by the benchmark. Overall returns in the Fund’s financial sector were approximately in line with the benchmark, with the Fund’s real estate investment trust investments lagging the rest of the sector.

Q: Which securities had the most positive impact on the Fund’s performance during the reporting period?

A: Bucyrus manufactures underground and surface mining equipment. The company continues to experience robust demand from its mining customers due to strong prices for coal, iron ore, copper and oil. Additionally, Bucyrus has a large order backlog that provides visibility into continued earnings growth and an extended cycle. In addition, we believe there is also potential upside due to an emerging drag line replacement cycle and therefore, the Fund continues to hold the stock as one of its core positions.

Lufkin Industries manufactures and sells oil-field pumping units, power-transmission products and highway trailers which help to maximize oil production from aging fields. The company continues to benefit from the rising price of oil, which we believe should help maintain strong demand, especially in international markets.

Cash America, a payday-loan provider and pawn-shop operator, announced better-than-expected fourth quarter revenues from its pawn segment and strong growth and margins in its internet payday-loan business. We believe the stock provides a more defensive, if not growing, position in the financial sector, which we believe will continue to face headwinds in the current economic environment.

Polypore International manufactures micro-porous membranes for use in lead-acid and lithium-ion batteries. Strong fundamental performance has been driven by steady performance of the lead-acid business and new product opportunities in the lithium-ion segment of the business.

Comstock Resources, an independent exploration and production company, appreciated nicely during the reporting period as a result of better than expected exploration and development activity, as well as because of a favorable commodity price environment.

Q: Which securities had the most negative impact on the Fund’s performance during the reporting period?

A: Universal Electronics produces pre-programmed universal remote controls and other audio-video accessories. The stock’s price dropped during the reporting period on concerns of a consumer slowdown. The Fund continues to hold the stock as we are optimistic about the company’s strong fundamentals, new products and international expansion.

RAM Holdings provides financial guaranty reinsurance to primary financial guarantors. The stock price dropped during the reporting period as investors became concerned that the credit issues facing structured finance products would ultimately impact RAM’s results. We think the market is discounting an absolute worst case scenario and thus have elected to maintain the Fund’s position.

Discussion of Fund Performance

Small Cap Stock Fund (cont’d)

URS Corporation is an engineering and construction services company. The drop in its stock price during the reporting period can be attributed to profit-taking following a strong advance which was then exacerbated by concerns about an economic slowdown negatively impacting their future business. The Fund continues to hold the stock as we believe their global focus mitigates the economic risk.

Deerfield Capital is a mortgage real estate investment trust. The stock price dropped during the reporting period as the credit crisis spread from being primarily a sub-prime issue to one that hurt the prices of government agency-backed and AAA-rated mortgage securities, forcing them to liquidate a portion of their investment portfolio at a loss. We decided to eliminate this position from the Fund’s portfolio when we determined that their earnings power had been permanently reduced as a result of the losses.

OYO Geospace is a provider of seismic equipment for oil companies. OYO Geospace had been a big winner in previous periods and the Fund trimmed some of its position at much higher prices; however, it sold off dramatically during the reporting period due to delays in receiving anticipated contracts. The Fund continues to hold the stock because we believe the company’s new wireless data-acquisition system will be very well received.

Q: What is your methodology for managing the Fund’s portfolio investment risks?

A: Investments in small-cap companies generally involve greater risks than large-cap companies due to their more limited managerial and financial resources. As a result, their performance can be more volatile and they face greater risk of business failure, which could increase the volatility of the Fund’s portfolio. Generally, the smaller the company size, the greater these risks. In addition, the Fund invests a portion of the assets in growth companies that entail greater risks. The prices of growth company securities may rise and fall dramatically, based in part on investors’ perceptions of the company rather than on fundamental analysis of the stocks. In an effort to manage these risks, we perform fundamental research on the company and a comparative analysis of its peer group prior to purchasing a security. We will then only purchase the security for the Fund if we can do so at what we consider a reasonable price. In addition, we diversify among market sectors and trim holdings that grow above preferred levels of the Fund’s total portfolio.

Our risk management philosophy begins at the security level in that our focus is on the concept of margin of safety. We are always looking for stocks with attractive potential total returns, but where the downside is contained. We feel that our in-depth, fundamentally based stock picking approach provides reasonable assurance for protecting against adverse security-specific events. Before initiating a position we consider the trading liquidity of the shares over the course of the previous year and factor in any reasons why trading liquidity may change for the better or worse in the future. We strive for diversification across sectors, industries and stocks, while, at the same time, maintaining the Fund’s risk profile within the guidelines of the prospectus. The goal of our investment process is to construct a portfolio that, on a prospective basis, maximizes the upside potential while minimizing the downside risk.

Investment Portfolios

UNAUDITED        04.30.2008

	Shares	Value
CAPITAL APPRECIATION TRUST
Common stocks—97.3% (a)

Domestic—82.2%
Advertising—1.1%
Lamar Advertising Company, Class A*	193,684	$7,658,265

Beverages—4.0%
PepsiCo, Inc.	420,110	28,790,138

Biotechnology—1.6%
Genentech Inc.*	173,800	11,853,160

Commercial services—7.8%
Moody’s Corporation	249,490	9,221,150
The Western Union Company	1,561,067	35,904,541
Visa Inc., Class A*	131,401	10,965,413

Electronics—3.0%
Thermo Fisher Scientific Inc.*	371,746	21,512,941

Financial services—6.4%
CME Group Inc.	24,800	11,344,760
NYMEX Holdings Inc.	54,000	5,000,400
The Charles Schwab Corporation	1,356,629	29,303,186

Healthcare products—4.0%
Baxter International Inc.	174,300	10,862,376
St. Jude Medical, Inc.*	402,234	17,609,805

Household products—3.1%
Fortune Brands, Inc.	331,465	22,413,663

Internet—3.6%
Google Inc., Class A*	44,600	25,613,334

Multimedia—5.3%
Entravision Communications Corporation, Class A*	1,625,740	11,363,923
The McGraw-Hill Companies, Inc.	479,110	19,638,719
Viacom Inc., Class B*	172,829	6,643,547

Oil & gas—7.2%
Chesapeake Energy Corporation	376,700	19,475,390
Hess Corporation	299,455	31,802,121

Pharmaceuticals—5.9%
Amylin Pharmaceuticals Inc.*	527,489	14,548,147
Merck & Co., Inc.	293,900	11,179,956
Schering-Plough Corporation	919,700	16,931,677

Retail—2.8%
Target Corporation	377,400	20,051,262

Software—8.6%
Activision, Inc.*	889,113	24,050,507
Electronic Arts Inc.*	284,178	14,626,642
Microsoft Corporation	802,150	22,877,318

Telecommunications—17.8%
American Tower Corporation, Class A*	792,450	34,408,179
Crown Castle International Corporation*	1,553,635	60,358,720
QUALCOMM Inc.	760,140	32,830,447
Total domestic (cost $487,314,348)		588,839,687

Foreign—15.1% (b)
Computers—3.4%
Research In Motion Ltd*	203,502	24,751,948

Oil & gas—4.3%
Suncor Energy Inc.	272,670	30,727,182

Oil & gas services—5.4%
Schlumberger Ltd	166,200	16,711,410
Weatherford International Ltd*	274,600	22,151,982

Pharmaceuticals—2.0%
Teva Pharmaceutical Industries Ltd, Sponsored ADR	306,000	14,314,680
Total foreign (cost $74,309,100)		108,657,202
Total common stocks (cost $561,623,448)		697,496,889

Repurchase agreement—2.8% (a)
Repurchase agreement with Fixed Income Clearing Corporation dated April 30, 2008 @ 1.87% to be repurchased at $19,683,022 on May 1, 2008, collateralized by $18,885,000 United States Treasury Bonds, 4.625% due February 15, 2017 (market value $20,363,309 including interest) (cost $19,682,000)		19,682,000
Total investment portfolio (cost $581,305,448) 100.1% (a)		717,178,889
Other assets and liabilities, net, (0.1%) (a)		(529,102)

Net assets, 100.0%		$716,649,787

*	Non-income producing security
(a)	Percentages indicated are based on net assets. (b) U.S. dollar denominated.

ADR—American depository receipt

Sector allocation

Sector	Percent of net assets
Communications	28%
Consumer, non-cyclical	27%
Energy	17%
Technology	14%
Financial	6%
Other sectors	6%
Cash/Other	2%

	Shares	Value
CORE EQUITY FUND
Common stocks—87.0% (a)
Advertising—3.2%
Omnicom Group Inc.	142,365	$6,796,505

Aerospace/Defense—2.0%
United Technologies Corporation	56,760	4,113,397

Banks—4.4%
Bank of America Corporation	84,415	3,168,939
State Street Corporation	37,170	2,681,444
Wachovia Corporation	120,630	3,516,364

Biotechnology—2.6%
Genzyme Corporation*	78,765	5,541,118

The accompanying notes are an integral part of the financial statements.        21

Investment Portfolios

UNAUDITED        04.30.2008

	Shares	Value
CORE EQUITY FUND (cont’d)
Common stocks—87.0% (a)
Cosmetics/Personal care—2.0%
The Procter & Gamble Company	63,790	$4,277,120

Diversified manufacturer—7.0%
General Electric Company	312,600	10,222,020
Tyco International Ltd	96,891	4,533,530

Environmental control—2.0%
Waste Management, Inc.	118,785	4,288,138

Financial services—6.7%
American Express Company	74,140	3,560,203
JPMorgan Chase & Co.	78,995	3,764,112
The Goldman Sachs Group, Inc.	35,755	6,842,434

Healthcare products—6.3%
Covidien Ltd	33,606	1,569,064
Johnson & Johnson	104,615	7,018,620
Zimmer Holdings, Inc.*	62,845	4,660,585

Household products—1.9%
Kimberly-Clark Corporation	62,235	3,982,418

Insurance—3.4%
American International Group, Inc.	154,140	7,121,268

Internet—1.8%
eBay Inc.*	119,800	3,748,542

Multimedia—1.9%
Viacom Inc., Class B*	106,485	4,093,283

Oil & gas—3.3%
BP PLC, Sponsored ADR	96,430	7,019,140

Pharmaceuticals—5.5%
Pfizer Inc.	379,420	7,630,136
Wyeth	90,915	4,042,990

Retail—11.7%
CVS/Caremark Corporation	215,485	8,699,129
Home Depot, Inc.	110,730	3,189,024
McDonald’s Corporation	55,465	3,304,605
Staples, Inc.	268,140	5,818,638
Wal-Mart Stores, Inc.	66,420	3,851,032

Semiconductors—4.8%
Applied Materials, Inc.	362,150	6,757,719
Intel Corporation	153,490	3,416,687

Software—6.9%
Microsoft Corporation	367,905	10,492,651
Oracle Corporation*	198,645	4,141,748

Telecommunications—4.0%
Cisco Systems, Inc.*	132,310	3,392,428
Sprint Nextel Corporation*	638,485	5,101,495

Television, cable & radio—3.6%
Comcast Corporation, Class A	373,920	7,684,057

Transportation—2.0%
United Parcel Service Inc., Class B	59,470	4,306,223
Total common stocks (cost $185,504,403)		184,346,806

		Value

Repurchase agreement—13.2% (a)
Repurchase agreement with Fixed Income Clearing Corporation dated April 30, 2008 @ 1.87% to be repurchased at $27,900,449 on May 1, 2008, collateralized by $26,765,000 United States Treasury Bonds, 4.625% due February 15, 2017 (market value $28,860,152 including interest) (cost $27,899,000)		$27,899,000
Total investment portfolio (cost $213,403,403) 100.2% (a)		212,245,806

Other assets and liabilities, net, (0.2%) (a)		(334,085)

Net assets, 100.0%		$211,911,721

*	Non-income producing security
(a)	Percentages indicated are based on net assets.

ADR—American depository receipt

Sector allocation

Sector	Percent of net assets
Consumer, non-cyclical	16%
Communications	15%
Financial	14%
Technology	14%
Industrial	13%
Consumer, cyclical	12%
Energy	3%
Cash/Other	13%

	Shares	Value
DIVERSIFIED GROWTH FUND
Common stocks—96.3% (a)
Aerospace/Defense—2.4%
L-3 Communications Holdings, Inc.	40,575	$4,522,084

Biotechnology—2.6%
Celgene Corporation*	79,570	4,944,480

Building materials—2.6%
Texas Industries Inc.	62,710	4,854,381

Chemicals—2.0%
CF Industries Holdings Inc.	15,180	2,029,566
Intrepid Potash Inc.*	37,865	1,798,209

Coal—2.3%
Consol Energy Inc.	25,155	2,036,549
Massey Energy Company	43,075	2,254,115

Commercial services—6.8%
Alliance Data Systems Corporation*	36,320	2,085,131
Corrections Corporation of America*	102,205	2,606,228
FTI Consulting, Inc.*	61,405	3,929,920
Quanta Services, Inc.*	163,080	4,328,143

22        The accompanying notes are an integral part of the financial statements.

Investment Portfolios

UNAUDITED        04.30.2008

	Shares	Value
DIVERSIFIED GROWTH FUND (cont’d)
Common stocks—96.3% (a)
Computers—2.3%
Cognizant Technology Solutions Corporation, Class A*	95,075	$3,066,169
Teradata Corporation*	65,315	1,390,556

Distribution/Wholesale—1.0%
LKQ Corporation*	90,095	1,960,467

Diversified manufacturer—1.9%
Danaher Corporation	46,150	3,600,623

Electrical components & equipment—2.9%
General Cable Corporation*	81,385	5,452,795

Electronics—7.8%
Agilent Technologies Inc.*	60,975	1,842,055
Dolby Laboratories Inc., Class A*	124,020	4,979,403
Thermo Fisher Scientific Inc.*	73,210	4,236,663
Woodward Governor Company	111,200	3,906,456

Entertainment—2.6%
Bally Technologies Inc.*	58,510	1,971,202
Vail Resorts, Inc.*	59,785	2,919,302

Environmental control—2.9%
Republic Services, Inc.	117,222	3,726,487
Waste Connections, Inc.*	53,950	1,730,176

Financial services—5.2%
IntercontinentalExchange, Inc.*	28,980	4,496,247
T. Rowe Price Group, Inc.	32,460	1,900,858
TD Ameritrade Holding Corporation*	198,820	3,598,642

Healthcare products—6.7%
Hologic Inc.*	122,940	3,588,619
Intuitive Surgical, Inc.*	20,020	5,790,985
Patterson Companies, Inc.*	101,670	3,477,114

Internet—1.0%
IAC/InterActiveCorp*	93,680	1,949,481

Iron/Steel—1.7%
Carpenter Technology Corporation	29,285	1,501,735
Steel Dynamics, Inc.	50,055	1,744,417

Lodging—1.7%
Starwood Hotels & Resorts Worldwide, Inc.	62,075	3,240,936

Machinery—2.3%
Bucyrus International Inc., Class A	34,655	4,364,104

Metal fabricate/hardware—1.0%
Sims Group Ltd, Sponsored ADR	58,040	1,874,692

Miscellaneous manufacturer—1.0%
Hexcel Corporation*	85,795	1,920,092

Oil & gas—6.7%
CNX Gas Corporation*	110,505	4,535,125
Denbury Resources Inc.*	123,510	3,774,466
Southwestern Energy Company*	105,130	4,448,050

Oil & gas services—3.3%
Acergy SA, Sponsored ADR*	89,120	2,195,026
Oceaneering International Inc.*	62,410	4,167,740

Pharmaceuticals—2.0%
Express Scripts Inc.*	40,550	2,839,311
Herbalife Ltd	21,880	957,906

Pipelines—2.1%
Williams Companies, Inc.	110,755	3,931,802

Retail—4.0%
Cash America International, Inc.	86,750	3,538,532
Urban Outfitters Inc.*	62,960	2,156,380
Yum! Brands Inc.	49,415	2,010,202

Software—8.5%
Adobe Systems Inc.*	92,875	3,463,309
ANSYS, Inc.*	136,435	5,488,780
Eclipsys Corporation*	133,195	2,766,460
Novell, Inc.*	715,095	4,490,797

Telecommunications—3.0%
Amdocs Ltd*	133,560	4,191,113
Windstream Corporation	137,705	1,616,657

Television, cable & radio—2.7%
Central European Media Enterprises Ltd, Class A*	48,515	5,143,560

Toys/Games/Hobbies—1.9%
Nintendo Co. Ltd, Sponsored ADR	53,505	3,673,118

Transportation—1.4%
Landstar System, Inc.	52,325	2,718,805
Total common stocks (cost $151,036,304)		183,726,221

Repurchase agreement—0.3% (a)
Repurchase agreement with Fixed Income Clearing Corporation dated April 30, 2008 @ 1.87% to be repurchased at $584,030 on May 1, 2008, collateralized by $565,000 United States Treasury Bonds, 4.625% due February 15, 2017 (market value $609,228 including interest) (cost $584,000)		584,000
Total investment portfolio (cost $151,620,304) 96.6% (a)		184,310,221
Other assets and liabilities, net, 3.4% (a)		6,452,013

Net assets, 100.0%		$190,762,234

*	Non-income producing security
(a)	Percentages indicated are based on net assets.

ADR—American depository receipt

Sector allocation

Sector	Percent of net assets
Industrial	26%
Consumer, non-cyclical	16%
Energy	14%
Technology	13%
Consumer, cyclical	11%
Communications	7%
Financial	5%
Basic materials	4%
Cash/Other	4%

The accompanying notes are an integral part of the financial statements.        23

Investment Portfolios

UNAUDITED        04.30.2008

	Shares	Value
GROWTH AND INCOME TRUST
Common stocks—86.5% (a)
Domestic—54.5%
Agriculture—4.4%
Altria Group, Inc.	157,200	$3,144,000
Philip Morris International Inc.*	61,600	3,143,448

Airlines—0.5%
JetBlue Airways Corporation*	152,000	766,080

Banks—2.4%
Bank of America Corporation	14,560	546,582
U.S. Bancorp	83,493	2,829,578

Beverages—2.1%
The Coca-Cola Company	49,700	2,925,839

Chemicals—3.1%
Air Products & Chemicals Inc.	45,000	4,429,350

Commercial services—2.1%
Paychex, Inc.	61,800	2,247,666
Visa Inc., Class A*	9,375	782,344

Computers—0.6%
Apple, Inc.*	4,900	852,355

Diversified manufacturer—0.8%
Reddy Ice Holdings, Inc.	81,900	1,084,356

Electric—5.8%
Energy East Corporation	173,535	3,956,598
Entergy Corporation	37,600	4,318,736

Financial services—4.8%
CIT Group Inc.	62,700	682,803
CME Group Inc.	7,084	3,240,576
JPMorgan Chase & Co.	60,400	2,878,060

Food—3.0%
Kraft Foods Inc., Class A	133,728	4,229,817

Healthcare products—1.9%
Varian Medical Systems, Inc.*	59,000	2,765,920

Insurance—1.9%
Hartford Financial Services	37,500	2,672,625

Mining—3.2%
Freeport-McMoRan Copper & Gold Inc.	39,500	4,493,125

Oil & gas—2.9%
Diamond Offshore Drilling, Inc.	33,500	4,201,235

Pharmaceuticals—2.8%
Eli Lilly & Company	81,975	3,946,276

Retail—3.3%
McDonald’s Corporation	79,800	4,754,484

Semiconductors—3.0%
Intel Corporation	190,900	4,249,434

Software—2.7%
Microsoft Corporation	135,500	3,864,460

Telecommunications—3.2%
AT&T Inc.	117,000	4,529,070
Total domestic (cost $71,676,218)		77,534,817

Foreign—32.0% (b)
Banks—2.2%
Banco Bilbao Vizcaya Argentaria SA	135,500	3,111,224

Electric—0.9%
Algonquin Power Income Fund	165,800	1,264,367

Entertainment—2.6%
OPAP SA	96,645	3,772,661

Financial services—4.1%
Bolsas y Mercados Espanoles	38,300	1,934,645
GMP Capital Trust	69,200	1,229,947
Hong Kong Exchanges and Clearing Ltd	133,000	2,716,950

Food—1.0%
Fu Ji Food and Catering Services Holdings Ltd	850,000	1,389,554

Home builders—1.6%
Persimmon PLC	200,000	2,281,087

Insurance—2.1%
ACE Ltd	48,700	2,936,123

Oil & gas—3.1%
Canadian Oil Sands Trust	97,500	4,378,835

Telecommunications—14.4%
America Movil SAB de CV, Sponsored ADR*	58,600	3,396,456
France Telecom SA	119,100	3,740,594
Nokia Oyj	121,400	3,654,336
Telefonica, SA	237,200	6,877,885
Vodafone Group PLC	887,535	2,807,214
Total foreign (cost $37,599,756)		45,491,878
Total common stocks (cost $109,275,974)		123,026,695

Investment company—1.4% (a)
KKR Financial Holdings LLC	153,000	1,943,100
Total investment company (cost $2,382,768)		1,943,100

Preferred stocks—1.0% (a)
Financial services—1.0%
CIT Group Inc., 8.75% (convertible)	9,500	529,626
Merrill Lynch & Co. Inc., 3.74%	60,000	913,800
Total preferred stocks (cost $1,975,000)		1,443,426

	Principal amount	Value
Convertible bonds—1.8% (a)
Telecommunications—1.8%
Level 3 Communications Inc., 6.0%, 03/15/10	$3,000,000	2,550,000
Total convertible bonds (cost $2,411,957)		2,550,000
Total investment portfolio excluding repurchase agreement (cost $116,045,699)		128,963,221

24        The accompanying notes are an integral part of the financial statements.

Investment Portfolios

UNAUDITED        04.30.2008

Value
GROWTH AND INCOME TRUST (cont’d)
Repurchase agreement—9.6% (a)
Repurchase agreement with Fixed Income Clearing Corporation dated April 30, 2008 @ 1.87% to be repurchased at $13,580,705 on May 1, 2008, collateralized by $13,030,000 United States Treasury Bonds, 4.625% due February 15, 2017 (market value $14,049,982 including interest) (cost $13,580,000)	$13,580,000
Total investment portfolio (cost $129,625,699) 100.3% (a)	142,543,220
Other assets and liabilities, net, (0.3%) (a)	(390,194)

Net assets, 100.0%	$142,153,026

*	Non-income producing security
(a)	Percentages indicated are based on net assets. (b) U.S. dollar denominated.

ADR—American depository receipt

Sector allocation

Sector	Percent of net assets
Financial	20%
Communications	19%
Consumer, non-cyclical	17%
Consumer, cyclical	8%
Other sectors	8%
Utilities	7%
Energy	6%
Technology	6%
Cash/Other	9%

	Principal amount	Value
HIGH YIELD BOND FUND
Corporate bonds—95.3% (a)
Domestic—85.1%
Advertising—0.3%
Affinion Group Inc., 10.125%, 10/15/13	$20,000	$20,200
Affinion Group Inc., 11.5%, 10/15/15	85,000	83,406

Aerospace/Defense—0.5%
DRS Technologies Inc., 7.625%, 02/01/18	180,000	183,600

Agriculture—1.1%
Alliance One International Inc., 8.5%, 05/15/12	340,000	323,000
Alliance One International Inc., 11.0%, 05/15/12	50,000	51,500

Airlines—0.5%
Continental Airlines Inc., Series 981C, 6.541%, 09/15/09	10,779	10,779
DAE Aviation Holdings Inc., 144A, 11.25%, 08/01/15	150,000	152,438

Auto manufacturers—2.2%
General Motors Corporation, 8.375%, 07/15/33	1,000,000	761,250

Auto parts & equipment—3.0%
Allison Transmission Inc., 8.57%, 08/07/14	248,750	232,892
Allison Transmission Inc., 144A, 11.0%, 11/01/15	90,000	88,425
Keystone Automotive Operations Inc., 9.75%, 11/01/13	115,000	65,550
Visteon Corporation, 8.25%, 08/01/10	750,000	660,000

Building materials—2.0%
Associated Materials Inc., 9.75%, 04/15/12	210,000	208,950
Associated Materials Inc., 0.0% to 03/01/09, 11.25% to maturity (b), 03/01/14*	305,000	218,075
Nortek Inc., 8.5%, 09/01/14	195,000	142,838
NTK Holdings Inc., 0.0% to 09/01/09, 10.75% to maturity (b), 03/01/14*	299,000	128,570

Chemicals—0.5%
Georgia Gulf Corporation, 9.5%, 10/15/14	40,000	33,800
Georgia Gulf Corporation, 10.75%, 10/15/16	200,000	145,000

Coal—1.2%
International Coal Group Inc., 10.25%, 07/15/14	400,000	404,000

Commercial services—7.0%
Allied Security Escrow Corporation, 11.375%, 07/15/11	330,000	283,800
Ashtead Capital Inc., 144A, 9.0%, 08/15/16	200,000	175,000
DynCorp International LLC and DI Finance LLC, Series B, 9.5%, 02/15/13	515,000	531,094
Education Management LLC, 10.25%, 06/01/16	160,000	134,400
H&E Equipment Services Inc., 8.375%, 07/15/16	245,000	213,150
Hertz Corporation, 10.5%, 01/01/16	500,000	503,125
Penhall International Corporation, 144A, 12.0%, 08/01/14	300,000	229,500
RSC Equipment Rental Inc., 9.5%, 12/01/14	170,000	152,150
Service Corporation International, 7.625%, 10/01/18	20,000	20,925
U.S. Investigations Services Inc., 144A, 10.5%, 11/01/15	220,000	194,700

Computers—1.7%
Ceridian Corporation, 144A, PIK, 12.25%, 11/15/15	95,000	89,062
SunGard Data Systems Inc., 9.125%, 08/15/13	100,000	104,500
SunGard Data Systems Inc., 10.25%, 08/15/15	365,000	387,812

Electric—9.1%
AES Corporation, 8.0%, 10/15/17	360,000	375,300
Edison Mission Energy, 7.2%, 05/15/19	120,000	120,900
Energy Future Holdings, 144A, PIK, 11.25%, 11/01/17	1,240,000	1,298,900
Mirant Mid-Atlantic LLC, 9.125%, 06/30/17	178,906	198,138
NRG Energy Inc., 7.25%, 02/01/14	125,000	128,438
NRG Energy Inc., 7.375%, 02/01/16	600,000	618,000
Orion Power Holdings Inc., 12.0%, 05/01/10	145,000	159,862
Texas Competitive Electric Holdings Co. LLC, 144A, PIK, 10.5%, 11/01/16	240,000	245,700

Energy-Alternative sources—0.3%
VeraSun Energy Corporation, 144A, 9.375%, 06/01/17	175,000	115,500

Entertainment—0.3%
Indianapolis Downs LLC and Downs Capital Corporation, 144A, 11.0% 11/01/12	110,000	99,000

Environmental control—0.0%
Safety-Kleen Services Inc., 9.25%, 06/01/08 (c)(d)*	500,000	50

Financial services—12.6%
AAC Group Holding Corporation, 0.0% to 10/01/09, 10.25% to maturity (b), 10/01/12*	580,000	452,400
Airplanes Pass Through Trust, Series D, 10.875%, 03/15/19 (c)(d)*	493,850	—
AmeriCredit Corporation, 8.5%, 07/01/15	70,000	54,250
Citigroup Inc., 8.4%, 04/29/49	130,000	131,570
El Paso Performance-Linked Trust, 144A, 7.75%, 07/15/11	100,000	103,470
FireKeepers Development Authority, 144A, 13.875%, 05/15/15	30,000	30,450
Ford Motor Credit Company, FRN, 8.05%, 06/15/11	293,000	268,557
Ford Motor Credit Company, 9.875%, 08/10/11	125,000	120,952

The accompanying notes are an integral part of the financial statements.        25

Investment Portfolios

UNAUDITED        04.30.2008

	Principal amount	Value
HIGH YIELD BOND FUND (cont’d)
Corporate bonds—95.3% (a)
Financial services (cont’d)
Ford Motor Credit Company, FRN, 5.46%, 01/13/12	$70,000	$58,863
Ford Motor Credit Company, 12.0%, 05/15/15	520,000	533,919
Ford Motor Credit Company, 8.0%, 12/15/16	10,000	8,752
General Motors Acceptance Corporation, 8.0%, 11/01/31	700,000	529,608
Hawker Beechcraft Acquisition Co. LLC, PIK, 8.875%, 04/01/15	500,000	523,750
Leucadia National Corporation, 8.125%, 09/15/15	110,000	112,200
LVB Acquisition Merger Sub Inc., 144A, PIK, 10.375%, 10/15/17	30,000	31,800
LVB Acquisition Merger Sub Inc., 144A, 11.625%, 10/15/17	60,000	63,750
Residential Capital LLC, 144A, FRN, 6.54594%, 04/17/09	100,000	45,125
Residential Capital LLC, 8.38%, 06/30/10	100,000	54,250
Residential Capital LLC, 8.0%, 02/22/11	260,000	133,900
Vanguard Health Holding Company I LLC, 0.0% to 10/01/09, 11.25% to maturity (b), 10/01/15*	430,000	361,200
Vanguard Health Holding Company II LLC, 9.0%, 10/01/14	195,000	198,412
Wind Acquisition Holdings Finance SA, PIK, 12/21/11 (d)	587,852	552,581

Food—0.4%
Dole Food Co. Inc., 8.625%, 05/01/09	70,000	67,725
Dole Food Co. Inc., 7.25%, 06/15/10	90,000	80,550

Forest products & paper—2.1%
Appleton Papers Inc., Series B, 8.125%, 06/15/11	235,000	229,125
NewPage Corporation, FRN, 9.48938%, 05/01/12	365,000	380,512
Rock-Tenn Company, 144A, 9.25%, 03/15/16	60,000	63,000
Verso Paper Holdings LLC and Verso Paper Inc, Series B, 11.375%, 08/01/16	60,000	61,500

Healthcare products—0.3%
Advanced Medical Optics Inc., 7.5%, 05/01/17	90,000	81,450
Universal Hospital Services Inc., FRN, 8.2875%, 06/01/15	40,000	37,800

Healthcare services—3.4%
HCA Inc., 9.25%, 11/15/16	175,000	188,125
HCA Inc., PIK, 9.625% 11/15/16	240,000	257,700
Tenet Healthcare Corporation, 6.375%, 12/01/11	190,000	178,600
Tenet Healthcare Corporation, 7.375%, 02/01/13	375,000	347,812
U.S. Oncology Holdings Inc., PIK, FRN, 7.94938%, 03/15/12	254,499	204,872

Home builders—0.5%
K. Hovnanian Enterprises Inc., 8.625%, 01/15/17	200,000	155,000

Home furnishings—2.1%
Norcraft Companies LP and Norcraft Finance Corporation, 9.0%, 11/01/11	110,000	112,475
Norcraft Holdings LP and Norcraft Capital Corporation, 0.0% to 09/01/08, 9.75% to maturity (b), 09/01/12*	650,000	598,000

Iron/Steel—1.3%
Ryerson Inc., 144A, 12.0%, 11/01/15	270,000	267,300
Steel Dynamics Inc., 144A, 7.375%, 11/01/12	65,000	66,138
Tube City IMS Corporation, 9.75%, 02/01/15	110,000	105,050

Lodging—2.4%
Harrah’s Operating Co. Inc., 5.5%, 07/01/10	105,000	93,188
Harrah’s Operating Co. Inc., 144A, 10.75%, 02/01/16	70,000	60,200
Inn of the Mountain Gods Resort & Casino, 12.0%, 11/15/10	400,000	346,000
MGM Mirage Inc., 7.625%, 01/15/17	120,000	109,500
Station Casinos Inc., 7.75%, 08/15/16	260,000	216,450

Metal fabricate/hardware—0.6%
Metals USA Inc., 11.125%, 12/01/15	200,000	206,000

Mining—1.0%
Freeport-McMoRan Copper & Gold Inc., 8.375%, 04/01/17	300,000	331,500

Oil & gas—3.8%
Belden & Blake Corporation, 8.75%, 07/15/12	810,000	830,250
Chesapeake Energy Corporation, 6.375%, 06/15/15	15,000	14,775
EXCO Resources Inc., 7.25%, 01/15/11	200,000	199,000
Mariner Energy Inc., 7.5%, 04/15/13	115,000	113,562
Parallel Petroleum Corporation 10.25%, 08/01/14	40,000	40,000
Pride International Inc., 7.375%, 07/15/14	70,000	73,062
Whiting Petroleum Corporation, 7.0%, 02/01/14	55,000	55,138

Oil & gas services—1.9%
Complete Production Services Inc., 8.0%, 12/15/16	535,000	536,338
Forbes Energy Services, 144A, 11.0%, 02/15/15	30,000	30,000
Key Energy Services Inc., 144A, 8.375%, 12/01/14	90,000	93,150

Packaging & containers—1.8%
Ball Corporation, 6.625%, 03/15/18	155,000	154,612
Berry Plastics Holding Corporation, 10.25%, 03/01/16	150,000	127,125
Graham Packaging Company, 9.875%, 10/15/14	140,000	131,600
Graphic Packaging International Corporation, 9.5%, 08/15/13	180,000	179,100
Newpage Holding Corporation, PIK, FRN, 11.81813%, 11/01/13	31,339	29,929
Radnor Holdings Corporation, 11.0%, 03/15/10 (c)*	150,000	—

Pharmaceuticals—0.0%
Leiner Health Products Inc., 11.0%, 06/01/12 (c)*	515,000	644

Pipelines—4.5%
Dynegy Holdings Inc., 7.75%, 06/01/19	520,000	517,400
El Paso Corporation, MTN, 7.8%, 08/01/31	185,000	194,582
MarkWest Energy Partners LP and MarkWest Energy Finance Corporation, 144A, 8.75%, 04/15/18	155,000	160,812
SemGroup LP, 144A, 8.75%, 11/15/15	670,000	634,825
Southern Natural Gas, 8.0%, 03/01/32	40,000	44,444

Printing & publishing—2.8%
Dex Media West LLC and Dex Media West Finance Co., Series B, 9.875%, 08/15/13	100,000	94,250
Idearc Inc., 8.0%, 11/15/16	700,000	455,000
R.H. Donnelley Corporation, Series A-1, 6.875%, 01/15/13	230,000	147,200
R.H. Donnelley Corporation, Series A-2, 6.875%, 01/15/13	85,000	54,400
TL Acquisitions Inc., 144A, 10.5%, 01/15/15	230,000	208,150

Real estate—1.1%
Ashton Woods USA LLC and Ashton Woods Finance Company, 9.5%, 10/01/15	365,000	200,750
Realogy Corporation, 10.5%, 04/15/14	40,000	29,400
Realogy Corporation, PIK, 11.0%, 04/15/14	130,000	85,150
Realogy Corporation, 12.375%, 04/15/15	135,000	73,575

REIT—0.1%
Ventas Realty LP and Ventas Capital Corporation, 6.5%, 06/01/16	50,000	48,375

Retail—4.1%
AutoNation Inc., 7.0%, 04/15/14	35,000	32,812
Blockbuster Inc., 9.0%, 09/01/12	100,000	81,250
Buffets Inc., 12.5%, 11/01/14	140,000	3,500
Denny’s Holdings Inc., 10.0%, 10/01/12	200,000	190,750
Dollar General Corporation, PIK, 11.88%, 07/15/17	220,000	202,400
EPL Finance Corporation, 11.75%, 11/15/13	205,000	198,850
Eye Care Centers of America, 10.75%, 02/15/15	40,000	41,150
Inergy LP and Inergy Finance Corporation, 144A, 8.25%, 03/01/16	35,000	35,875
Michaels Stores Inc., 11.375%, 11/01/16	60,000	53,850
Neiman Marcus Group Inc., 10.375%, 10/15/15	450,000	472,500
Sbarro Inc., 10.375%, 02/01/15	100,000	90,000

26        The accompanying notes are an integral part of the financial statements.

Investment Portfolios

UNAUDITED        04.30.2008

	Principal amount	Value
HIGH YIELD BOND FUND (cont’d)
Corporate bonds—95.3% (a)
Software—0.5%
First Data Corporation, 144A, 9.875%, 09/24/15	$210,000	$191,100

Telecommunications—4.4%
ALLTEL Communications Inc., 144A, PIK, 10.38%, 12/01/17	110,000	86,900
Hawaiian Telecom Communications Inc., Series B, 12.5%, 05/01/15	80,000	20,400
Intelsat Corporation, 9.0%, 06/15/16	225,000	226,969
Level 3 Financing Inc., 9.25%, 11/01/14	400,000	364,000
Level 3 Financing Inc., FRN, 6.70438%, 02/15/15	60,000	48,000
Qwest Communications International Inc., Series B, 7.5%, 02/15/14	300,000	294,750
Windstream Corporation, 8.625%, 08/01/16	475,000	497,562

Television, cable & radio—2.9%
CCH I Holdings LLC and CCH I Holdings Capital Corporation, 11.75%, 05/15/14	40,000	22,400
Charter Communications Holdings LLC and Charter Communications Holdings Capital Corporation, 11.75%, 05/15/11	70,000	43,488
Charter Communications Holdings LLC and Charter Communications Holdings Capital Corporation, 12.125%, 01/15/12	145,000	87,544
Charter Communications Holdings LLC and Charter Communications Holdings Capital Corporation, 11.0%, 10/01/15	724,000	562,910
Charter Communications Holdings II LLC and Charter Communications Holdings II Capital Corporation, 10.25%, 09/15/10	65,000	62,562
Charter Communications Inc., 144A, 10.875%, 09/15/14	200,000	211,500

Transportation—0.8%
Saint Acquisition Corporation, 144A, FRN, 10.815%, 05/15/15	390,000	128,700
Saint Acquisition Corporation, 144A, 12.5%, 05/15/17	400,000	141,000

Total domestic (cost $33,847,181)		29,457,930

Foreign—10.2% (e)
Chemicals—1.7%
Montell Finance Co. BV, 144A, 8.1%, 03/15/27	175,000	116,375
Nell AF SARL, 144A, 8.375%, 08/15/15	630,000	456,750

Electric—0.2%
AES China Generating Company Ltd, 8.25%, 06/26/10	80,000	74,743

Electronics—1.9%
NXP BV and NXP Funding LLC, 7.875%, 10/15/14	75,000	74,062
NXP BV and NXP Funding LLC, 9.5%, 10/15/15	620,000	599,850

Forest products & paper—1.5%
Abitibi-Consolidated Co. of Canada, 15.5%, 07/15/10	123,000	84,870
Abitibi-Consolidated Co. of Canada, 144A, 13.75%, 04/01/11	170,000	178,500
Smurfit Capital Funding PLC, 7.5%, 11/20/25	275,000	246,125

Mining—0.3%
Novelis Inc., 7.25%, 02/15/15	100,000	91,500

Oil & gas—0.3%
Opti Canada Inc., 7.875%, 12/15/14	90,000	91,575

Telecommunications—3.0%
NTL Cable PLC, 9.125%, 08/15/16	500,000	482,500
True Move Company Ltd, 144A, 10.75%, 12/16/13	650,000	578,500

Transportation—1.3%
Kansas City Southern de Mexico SA de CV, 7.625%, 12/01/13	60,000	57,375
Teekay Corporation, 8.875%, 07/15/11	145,000	154,062
Transportaction Ferroviaria Mexicana SA de CV, 9.375%, 05/01/12	235,000	244,988
Total foreign (cost $3,923,433)		3,531,775
Total corporate bonds (cost $37,770,614)		32,989,705

Domestic convertible bonds—0.6% (a)
Telecommunications—0.3%
Virgin Media Inc., 144A, 6.5%, 11/15/16	105,000	105,394

Television, cable & radio—0.0%
ION Media Networks Inc., Series A, 11.0%, 07/31/13	500	106

Transportation—0.3%
Horizon Lines Inc., 4.25%, 08/15/12	125,000	93,125
Total domestic convertible bonds (cost $203,268)		198,625

	Shares	Value
Warrants, common & preferred stocks—1.3% (a)
Axiohm Transaction Solutions (common stock) (d)(f)*	4,056	—
Bank of America Corporation, Series L, 7.25% (convertible preferred stock)	210	230,580
Home Interiors & Gifts Inc. (common stock) (d)(f)*	735,946	7
ION Media Networks Inc, Series B, 12.0%, 08/31/13 (convertible preferred stock)	0	225
Lehman Brothers Holdings Inc., 7.25% (convertible preferred stock)	180	220,320
Mattress Discounters Corporation (common stock) (d)*	3,747	—
TCR Holding Corporation, Class B (preferred stock) (d)*	602	1
TCR Holding Corporation, Class C (preferred stock) (d)*	331	—
TCR Holding Corporation, Class D (preferred stock) (d)*	873	1
TCR Holding Corporation, Class E (preferred stock) (d)*	1,807	2
UbiquiTel Inc., 04/15/10 (warrants) (d)*	375	4
World Access Inc. (common stock) (d)*	1,571	3
Total warrants, common & preferred stocks (cost $1,484,501)		451,143

Total investment portfolio excluding repurchase agreement (cost $39,458,383)		33,639,473

Repurchase agreement—1.6% (a)
Repurchase agreement with Fixed Income Clearing Corporation dated April 30, 2008 @ 1.87% to be repurchased at $563,0298 on May 1, 2008, collateralized by $545,000 United States Treasury Bonds, 4.625% due February 15, 2017 (market value $587,662 including interest) (cost $563,000)		563,000

Total investment portfolio (cost $40,021,383) 98.8% (a)		34,202,473

Other assets and liabilities, net, 1.2% (a)		426,024

Net assets, 100.0%		$34,628,497

*	Non-income producing security.
(a)	Percentages indicated are based on net assets. (b) Bonds reset to applicable coupon rate at a future date. (c) Issuer has defaulted on principal and/or interest payments and may have sought bankruptcy protection. (d) Restricted securities deemed to be illiquid for purposes of compliance limitations on holdings of illiquid securities and fair valued according to procedures adopted by the Board of Trustees. At April 30, 2008, these securities aggregated $552,649 or 1.6% of the net assets of the Fund. (e) U.S. dollar denominated. (f) Private placement security acquired from issuers of bonds that have defaulted. At April 30, 2008, these securities aggregated $7 or 0.0% of the net assets of the Fund.

144A—144A securities are issued pursuant to Rule 144A of the Securities Act of 1933. Most of these are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and all may be resold as transactions exempt from registration to qualified institutional buyers. At April 30, 2008, these securities aggregated $6,776,989 or 19.6% of the net assets of the Fund.

FRN—Floating rate notes reset their interest rate on a semiannual or quarterly basis.

MTN—Medium term note

PIK—Payment-in-kind securities may pay interest in the form of additional shares, as opposed to cash payouts.

REIT—Real estate investment trust

The accompanying notes are an integral part of the financial statements.        27

Investment Portfolios

UNAUDITED        04.30.2008

HIGH YIELD BOND FUND (cont’d)
Standard & Poor’s bond ratings (a)

Bond rating	Percent of net assets
BBB	1.1%
BB	14.7%
B	58.7%
CCC	18.8%
NR	2.0%

(a)	Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., provides independent credit ratings, indices, risk evaluation, investment research, data and valuations. Analytic services provided by Standard & Poor’s Rating Services (“Rating Services”) are the result of separate activities designed to preserve the independence and objectivity of ratings opinions. These ratings issued by Ratings Services are statements of opinion and not statements of fact or recommendations to purchase, hold or sell any securities or make any other investment decisions.

BBB—An obligation rated ‘BBB’ has adequate capacity to meet its financial commitments.

BB—An obligation rated ‘BB’ is less vulnerable to nonpayment than other lower-rated obligations.

B—An obligation rate ‘B’ is more vulnerable to nonpayment than obligations rated ‘BB’, but the obligor currently has the capacity to meet its financial commitment on the obligation.

CCC—An obligation rated ‘CCC’ is currently vulnerable to nonpayment, and is dependent upon favorable business, financial, and economic conditions to meet its financial commitments.

NR—Indicates that no rating has been requested, that there is insufficient information on which to base a rating, or that Standard & Poor’s does not rate a particular obligation as a matter of policy.

	Shares	Value
INTERNATIONAL EQUITY FUND
Common stocks—84.0% (a)
Australia—3.8%
BHP Billiton Ltd	66,165	$2,665,096
Consolidated Media Holdings Ltd	13,083	44,551
Crown Ltd	13,083	135,020
Fairfax Media Ltd	16,720	54,997
Macquarie Airports	833,076	2,455,965
Newcrest Mining Ltd	85,349	2,327,225
Rio Tinto Ltd	36,891	4,736,492

Austria—3.9%
Erste Bank der Oesterreichischen Sparkassen AG	13,981	1,041,322
Flughafen Wien AG	2,492	315,482
Immoeast AG*	103,356	1,046,137
OMV AG	69,790	5,245,471
Raiffeisen International Bank Holding AG	18,552	3,015,573
Telekom Austria AG	8,944	221,355
Verbund - Oesterreichische Elektrizitaetswirtschafts AG, Class A	6,091	473,067
Vienna Insurance Group	9,870	740,986
Wienerberger AG	8,518	492,382

Belgium—1.0%
Groupe Bruxelles Lambert SA	1,347	170,547
KBC Ancora	14,050	1,508,703
KBC Groep NV	12,578	1,696,394

Bermuda—0.3%
Central European Media Enterprises Ltd, Class A*	8,581	909,758

Canada—4.5%
Barrick Gold Corporation	12,322	473,622
Cameco Corporation	13,108	455,676
Canadian Natural Resources Ltd	2,208	187,563
Eldorado Gold Corporation*	42,060	286,915
Imperial Oil Ltd	14,119	833,036
Ivanhoe Mines Ltd*	256,314	2,453,447
OPTI Canada Inc.*	14,406	304,971
Potash Corporation of Saskatchewan Inc.	22,425	4,128,062
Research in Motion Ltd*	23,183	2,819,748
Suncor Energy Inc.	20,264	2,286,768
Talisman Energy Inc.	17,278	349,472
UTS Energy Corporation*	28,515	153,179

Chile—0.3%
Sociedad Quimica y Minera de Chile SA, Sponsored ADR	35,603	1,015,042

China—0.4%
Beijing Capital International Airport Co., Ltd, Class H	1,345,847	1,372,612
Weiqiao Textile Company Ltd, Class H	1	1

Cyprus—0.3%
Bank of Cyprus Public Co., Ltd	70,918	981,112

Czech—2.5%
Komercni Banka, AS	33,575	8,225,638

Denmark—1.2%
ALK-Abello AS	1,222	144,214
Carlsberg AS, Class B	12,359	1,646,932
Danske Bank AS	1,347	46,566
FLSmidth & Co. AS	4,312	454,917
Novo Nordisk AS, Class B	18,448	1,270,000
Vestas Wind Systems AS*	2,880	314,935

Finland—2.9%
Fortum Oyj	53,141	2,246,959
Kemira Oyj	14,362	206,507
Kesko Oyj, Class B	2,919	110,571
Metso Oyj	2,401	103,128
Nokia Oyj	123,947	3,731,005
Orion Oyj, Class B	12,142	255,352
Outotec Oyj	10,023	627,491
Pohjola Bank PLC	8,565	171,185
Ramirent Oyj	17,943	298,456
Sanoma-WSOY Oyj	15,660	399,870
Wartsila Oyj	2,418	164,505
YIT Oyj	42,556	1,208,400

France—8.5%
Accor SA	1,904	157,056
Aeroports de Paris	16,090	1,918,582
Air Liquide	12,211	1,831,129
Alstom	1,727	400,347
BNP Paribas	7,098	764,699
Bouygues	8,689	649,569
Bureau Veritas SA	2,160	120,045
Compagnie de Saint-Gobain	7,760	624,417
EDF Energies Nouvelles SA	872	58,664
Electricite de France	25,241	2,633,596
France Telecom SA	36,330	1,141,023
JC Decaux SA	7,090	203,239

28        The accompanying notes are an integral part of the financial statements.

Investment Portfolios

UNAUDITED        04.30.2008

	Shares	Value
INTERNATIONAL EQUITY FUND (cont’d)
Common stocks—84.0% (a)
France (cont’d)
Lafarge SA	9,123	$1,647,240
LVMH Moet Hennessy Louis Vuitton SA	23,414	2,675,479
Neuf Cegetel	4,887	273,583
Nexity	1,670	74,721
Pernod-Ricard SA	11,043	1,273,198
PPR	9,723	1,270,944
Remy Cointreau SA	1,960	121,614
Sanofi-Aventis SA	7,714	594,178
Societe Television Francaise 1	10,782	227,410
Sodexo	1,876	125,682
Suez SA	35,688	2,514,912
Technip SA	1,774	163,011
TOTAL SA	53,773	4,517,889
Veolia Environnement	3,779	272,524
Vinci SA	15,719	1,160,342
Vivendi	3,941	160,056
Wendel	832	114,022

Germany—5.5%
Adidas AG	1,551	98,876
Arcandor AG*	6,633	124,251
Bayer AG	14,243	1,214,210
Commerzbank AG	11,063	399,862
Continental AG	1,699	199,382
Daimler AG	13,752	1,066,873
Deutsche Boerse AG	4,715	689,600
Deutsche Post AG*	5,746	179,279
Deutsche Postbank AG	1,435	125,560
E.ON AG	11,208	2,279,458
Fraport AG Frankfurt Airport Services Worldwide	45,809	3,301,209
Fresenius Medical Care AG & Co. KGaA	29,750	1,583,588
Fresenius SE	19,739	1,674,839
Hamburger Hafen und Logistik AG	3,874	322,241
Henkel AG & Co. KGaA	7,056	283,699
K+S AG	2,625	1,098,570
MAN AG	1,156	160,845
Merck KGaA	2,408	342,404
Praktiker Bau- und Heimwerkermaerkte AG	3,689	79,735
Premiere AG*	4,530	95,060
Rheinmetall AG	2,142	161,608
Rhoen-Klinikum AG	28,899	871,967
Siemens AG	13,394	1,580,477
Tognum AG	3,566	102,180

Greece—0.4%
Alapis Holding Industrial and Commercial SA of Pharmaceutical Chemical & Organic Products	181,129	588,274
Hellenic Telecommunications Organization SA	23,094	684,882

Hong Kong—2.4%
China Merchants Holdings (International) Company Ltd	391,957	2,005,413
China Mobile Ltd	79,273	1,366,855
Galaxy Entertainment Group Ltd*	478,684	362,400
GOME Electrical Appliances Holdings Ltd	648,366	1,502,536
Hutchison Telecommunications International Ltd	61,549	86,560
Melco International Development	383,305	529,229
Melco PBL Entertainment Macau Ltd, Sponsored ADR*	23,775	313,830
Shun Tak Holdings Ltd	1,279,649	1,710,982
Texwinca Holdings Ltd	87,117	65,619

Hungary—3.4%
Magyar Telekom Telecommunications PLC	316,086	1,681,267
MOL Hungarian Oil and Gas	1,403	199,613
OTP Bank	205,167	8,747,583
Richter Gedeon	1,553	320,726

India—1.0%
ICICI Bank Ltd, Sponsored ADR	16,623	741,220
State Bank of India, Sponsored GDR	27,270	2,533,383

Indonesia—0.1%
Semen Gresik Persero Tbk PT	318,110	145,183

Ireland—0.5%
CRH PLC	11,768	445,689
Dragon Oil PLC*	118,936	1,173,373

Isreal—0.1%
Israel Chemicals Ltd	19,549	358,576

Italy—2.4%
Autogrill SpA	1,716	26,079
Banca Popolare di Milano Scarl	85,213	1,046,846
Banca Popolare di Sondrio Scarl	6,866	96,208
Buzzi Unicem SpA	32,986	839,138
Credito Emiliano SpA	61,106	811,248
Finmeccanica SpA	2,212	76,869
Geox SpA	22,809	327,007
Intesa Sanpaolo SpA	278,487	1,964,262
Italcementi SpA	7,017	152,403
Lottomatica SpA	919	28,381
Mediobanca SpA	48,141	1,001,941
Telecom Italia SpA	173,293	364,412
UniCredit SpA	130,153	981,907
Unione di Banche Italiane ScpA	6,162	162,934

Japan—6.4%
Acom Co., Ltd	2,800	87,175
Aeon Credit Service Co., Ltd	2,968	47,746
Aiful Corporation	3,100	60,560
Aisin Seiki Co., Ltd	3,001	105,905
Canon Inc.	17,273	863,775
Central Japan Railway Company	67	655,781
Credit Saison Co., Ltd	2,617	70,077
Daihatsu Motor Co., Ltd	16,000	192,070
Daikin Industries, Ltd	2,800	140,571
Daiwa Securities Group Inc.	6,003	60,100
Denso Corporation	8,813	308,636
Dentsu Inc.	25	57,754
East Japan Railway Company	112	894,538
Eisai Co., Ltd	3,800	135,020
Fanuc Ltd	3,400	360,108
Fuji Television Network Inc.	41	67,264
Honda Motor Co., Ltd	9,520	303,250
Hoya Corporation	6,400	178,066
Ibiden Co., Ltd	4,000	175,992
Isuzu Motors Ltd	32,000	154,297
ITOCHU Corporation	7,000	73,750
Japan Tobacco Inc.	144	698,551
JFE Holdings, Inc.	2,429	132,447
JS Group Corporation	5,594	97,349
JSR Corporation	2,913	65,368

The accompanying notes are an integral part of the financial statements.        29

Investment Portfolios

UNAUDITED        04.30.2008

	Shares	Value
INTERNATIONAL EQUITY FUND (cont’d)
Common stocks—84.0% (a)
Japan (cont’d)
KDDI Corporation	86	$553,655
Komatsu Ltd	35,000	1,069,855
Kubota Corporation	7,491	52,778
Kyocera Corporation	3,000	275,809
Makita Corporation	7,663	261,872
Matsushita Electric Industrial Co., Ltd	18,853	442,088
Mitsubishi Corporation	5,200	168,284
Mitsubishi Electric Corporation	11,000	113,243
Mitsubishi UFJ Financial Group, Inc.	81,100	892,229
Mitsui & Co., Ltd	7,000	163,130
Mitsui Fudosan Co., Ltd	3,129	78,185
Mitsui Mining & Smelting Co., Ltd	2	7
Mizuho Financial Group, Inc.	35	181,757
Nintendo Co., Ltd	3,401	1,884,833
Nippon Electric Glass Co., Ltd	44,000	679,136
Nippon Telegraph & Telephone Corporation	23	99,445
Nissan Motor Co., Ltd	6,562	58,753
Nitto Denko Corporation	2,301	94,851
Nomura Holdings, Inc.	5,622	97,750
NSK Ltd	16,000	134,549
NTT DoCoMo, Inc.	344	508,868
Olympus Corporation	1,508	49,888
Promise Co., Ltd*	2,960	94,059
Ricoh Company Ltd	16,000	277,924
Sapporo Hokuyo Holdings Inc.	6	48,697
Seven & I Holdings Co., Ltd	3,800	113,520
Sharp Corporation	5,000	84,702
Shin-Etsu Chemical Co., Ltd	2,900	180,926
Sony Corporation	17,486	801,554
Stanley Electric Co., Ltd	5,599	142,644
Sumitomo Chemical Co., Ltd	21,000	137,441
Sumitomo Corporation	4,948	66,054
Sumitomo Electric Industries Ltd	4,400	56,344
Sumitomo Heavy Industries Ltd	19,996	169,637
Sumitomo Metal Industries Ltd	40,084	169,461
Sumitomo Mitsui Financial Group Inc	54	468,918
Suruga Bank, Ltd	8,000	112,862
Suzuki Motor Corporation	27,500	700,839
Takeda Pharmaceutical Co., Ltd	4,800	254,860
Takefuji Corporation	2,970	70,405
The Bank of Kyoto, Ltd	7,184	91,972
The Bank of Yokohama, Ltd	37,997	276,838
The Chiba Bank, Ltd	19,000	150,548
The Gunma Bank, Ltd	13,000	104,263
The Shizuoka Bank, Ltd	11,000	135,460
The Sumitomo Trust & Banking Co., Ltd	24,065	214,932
Toyota Motor Corporation	25,532	1,298,644
Yamada Denki Co., Ltd	7,550	651,394
Yamaha Motor Co., Ltd	6,001	117,060
Yamato Holdings Co., Ltd	2,564	37,405

Luxembourg—0.9%
Evraz Group SA, 144A, Sponsored GDR	3,864	400,890
Millicom International Cellular SA	21,925	2,368,119

Mexico—1.1%
America Movil, SAB de CV, Series L	282,827	821,617
America Movil, SAB de CV, Sponsored ADR	3,398	196,948
Controladora Comercial Mexicana, SAB de CV	42,733	120,188
Corporacion Moctezuma, SAB de CV	125,501	327,729
Fomento Economico Mexicano, SAB de CV, Sponsored ADR	19,438	844,581
Grupo Cementos de Chihuahua, SAB de CV	21,355	108,905
Grupo Financiero Banorte, SAB de CV	218,285	963,773
Grupo Televisa SA, Sponsored ADR	7,421	183,150
Urbi Desarrollos Urbanos, SA de CV*	41,530	133,237

Netherlands—0.8%
Koninklijke KPN NV	50,915	930,639
Koninklijke Vopak NV	3,601	244,851
TNT NV	4,253	165,105
Unilever NV	34,245	1,151,231

New Zealand—0.1%
Auckland International Airport Ltd	264,479	440,250

Norway—2.1%
Aker Solutions ASA	12,557	318,878
DnB NOR ASA	72,499	1,079,447
Norsk Hydro ASA	10,600	156,664
StatoilHydro ASA	82,366	2,967,409
Telenor ASA	39,783	799,932
Yara International ASA	20,865	1,516,266

Poland—3.6%
Bank BPH SA	3,453	138,440
Bank Handlowy w Warszawie SA	34,266	1,309,548
Bank Millenium SA	10,822	38,226
Bank Pekao SA	36,818	3,213,801
Bank Zachodni WBK SA	3,805	279,647
BRE Bank SA*	2,246	365,691
ING Bank Slaski SA	653	146,531
Polskie Gornictwo Naftowe I Gazownictwo SA	348,149	658,177
Powszechna Kasa Oszczednosci Bank Polski SA	152,317	3,152,311
Telekomunikacja Polska SA	242,111	2,441,860

Portugal—0.6%
Energias de Portugal SA	56,525	356,229
Jeronimo Martins, SGPS, SA	189,778	1,497,611

Romania—0.6%
Board of Romanian Development Bank-Groupe Societe Generale	88,073	799,452
SNP Petrom SA	5,060,063	1,054,472

Russia—4.4%
Gazprom OAO, Sponsored ADR	61,543	3,274,088
JSC MMC Norilsk Nickel, Sponsored ADR	71,280	1,924,560
LUKOIL, Sponsored ADR	9,347	844,034
Mechel, Sponsored ADR	6,642	968,404
Novatek OAO, 144A, Sponsored GDR	9,990	756,243
Novorossiysk Commercial Sea Port, 144A, Sponsored GDR	30,701	475,866
OAO Rosneft Oil Company, Sponsored GDR	88,277	865,115
Open Investments OJSC, Sponsored GDR*	9,847	309,490
Pharmstandard OJSC, 144A, Sponsored GDR*	36,782	915,247
Polyus Gold Co., Sponsored ADR	12,612	665,283
Severstal, 144A, Sponsored GDR	7,097	174,657
Sistema-Hals, 144A, Sponsored GDR*	21,005	154,807
Uralkali*	11,678	610,176
Uralsvyazinform, Sponsored ADR	9,771	93,830
VimpleCom, Sponsored ADR	21,782	656,945
VTB Bank OJSC, 144A, Sponsored GDR	37,776	282,942
Wimm-Bill-Dann Foods OJSC, Sponsored ADR	9,209	1,120,735
X5 Retail Group NV, Sponsored GDR*	6,713	253,504

30        The accompanying notes are an integral part of the financial statements.

Investment Portfolios

UNAUDITED        04.30.2008

	Shares	Value
INTERNATIONAL EQUITY FUND (cont’d)
Common stocks—84.0% (a)
South Africa—0.2%
Impala Platinum Holdings Ltd	13,901	$569,082

South Korea—0.3%
NHN Corporation*	664	154,303
Samsung Electronics Co., Ltd	1,304	928,362

Spain—1.6%
Acciona SA	1,050	298,286
Banco Bilbao Vizcaya Argentaria SA	37,289	856,195
Gamesa Corporacion Technologica SA	6,428	312,853
Iberdrola Renovables*	57,396	416,738
Iberdrola SA	65,900	963,984
Inditex SA	2,593	141,629
Telefonica SA	76,385	2,214,870

Sweden—1.2%
Getinge AB, Class B	13,019	332,711
Hennes & Mauritz AB, Class B	5,930	351,946
Modern Times Group AB, Class B	4,356	320,139
Nordea Bank AB	130,543	2,158,684
Swedbank AB, Class A	17,113	434,478
TeliaSonera AB	36,066	322,292

Switzerland—5.2%
ABB Ltd	31,235	959,825
BKW FMB Energie AG	2,943	363,845
Compagnie Financiere Richemont SA, Class A	36,830	2,236,575
Flughafen Zuerich AG	1,903	833,950
Holcim Ltd	40,025	3,927,293
Nestle SA	5,857	2,809,370
Nobel Biocare Holding AG	3,440	124,566
Roche Holding AG	4,580	762,659
SGS SA	343	480,683
Synthes Inc.	1,511	207,136
The Swatch Group AG	6,662	1,782,149
Xstrata PLC	30,656	2,381,129

Taiwan—0.8%
Asia Cement Corporation, 144A, Sponsored GDR	10,054	180,954
Cathay Financial Holding Co., Ltd, Sponsored GDR	12,377	350,888
Chunghwa Telecom Co., Ltd, Sponsored ADR	47,708	1,217,031
Far Eastern Textile Co., Ltd, Sponsored GDR	27,359	458,084
First Financial Holding Co., Ltd, Sponsored GDR	9,854	236,003
Fubon Financial Holding Co., Ltd	14,757	182,987

Ukraine—0.8%
Emrise Corporation*	58	18,928
Raiffeisen Bank Aval	1,908,985	307,012
Ukrnafta Oil Co.	7,557	426,932
Ukrsotsbank JSCB*	2,466,696	469,995
UkrTelecom*	5,916,954	1,116,291
UkrTelecom, Sponsored GDR*	9,912	91,160

United Kingdom—7.9%
Amec PLC	22,388	351,102
Anglo American PLC	36,411	2,338,094
BAE Systems PLC	20,994	193,564
BHP Billiton PLC	24,817	876,905
BP PLC	356,714	4,333,546
BT Group PLC	44,900	197,325
Burberry Group PLC	39,693	379,036
Cadbury Schweppes PLC	39,727	458,816
Compass Group PLC	106,797	719,059
Diageo PLC	117,179	2,397,953
GlaxoSmithKline PLC	35,694	790,721
Intertek Group PLC	14,564	279,740
Peter Hambro Mining PLC	14,808	369,125
QinetiQ PLC	44,616	171,607
Reckitt Benckiser Group PLC	25,048	1,459,429
Rio Tinto PLC	20,152	2,339,231
Rolls-Royce Group PLC	81,104	702,442
Rolls-Royce Group PLC, Class B*	7,266,918	14,449
Royal Bank of Scotland Group PLC	46,402	313,482
Smith & Nephew PLC	116,815	1,512,046
Tesco PLC	189,084	1,598,167
Vodafone Group PLC	1,201,178	3,799,229
William Hill PLC	9,069	69,100
WPP Group PLC	12,250	149,406
Total common stocks (cost $233,156,162)		273,621,932

Warrants and rights—3.5% (a)
Austria—0.0%
Vienna Insurance Group, 05/07/08 (rights)	9,870	0

Germany—0.3%
Deutsche Bank AG London, Series 53, 0%, 12/31/09 (warrants) (b)*	17	375,704
Deutsche Bank AG London, Series 64, 0%, 12/31/09 (warrants) (b)*	17	26,143
Deutsche Bank AG London, Series 67, 0%, 12/31/09 (warrants) (b)*	17	293,770
Deutsche Bank AG London, Series 68, 0%, 12/31/09 (warrants) (b)*	17	71,169
Deutsche Bank AG London, Series 69, 0%, 12/31/09 (warrants) (b)*	17	274,550
Deutsche Bank AG London, Series 70, 0%, 12/31/09 (warrants) (b)*	17	45,900
Deutsche Bank AG London, Series 71, 0%, 12/31/09 (warrants) (b)*	17	0

India—1.6%
Caylon Financial Products Ltd/Bharti Airtel Ltd, 05/31/10 (warrants)*	33,335	761,182
Caylon Financial Products Ltd/Mahindra & Mahindra Ltd, 06/10/28 (warrants)	8,245	136,389
Caylon Financial Products Ltd/Oil and Natural Gas Corporation Ltd, 05/13/10 (warrants)	6,246	159,727
Caylon Financial Products Ltd/State Bank of India, 05/13/10 (warrants)	62,814	2,782,464
Citigroup Global Markets Holdings/State Bank of India, 01/19/09 (warrants)	33,443	1,503,328

Russia—1.0%
Deutsche Bank AG/OGK-1-BRD, 01/04/10 (warrants) (b)*	17	112,845
Deutsche Bank AG/OGK-2-CLS, 01/04/10 (warrants) (b)	17	59,595
Deutsche Bank AG/OGK-4-CLS, 01/04/10 (warrants) (b)*	17	129,243
Deutsche Bank AG/TGK-1-CLS, 01/04/10 (warrants) (b)	17	74,746
Deutsche Bank AG/TGK-2-BRD, 01/04/10 (warrants) (b)*	17	17,215
Deutsche Bank AG/TGK-8-CLS, 01/04/10 (warrants) (b)	17	37,857
Deutsche Bank AG/TGK-9-CLS, 01/04/10 (warrants) (b)	17	30,907
Deutsche Bank AG/TGK-10-CLS, 01/04/10 (warrants) (b)	17	56,483
Deutsche Bank AG/TGK-11-CLS, 01/04/10 (warrants) (b)*	17	11,568
Deutsche Bank AG/TGK-13-CLS, 01/04/10 (warrants) (b)	17	19,921
Deutsche Bank AG/TGK-14-CLS, 01/04/10 (warrants) (b)	17	4,293

The accompanying notes are an integral part of the financial statements.        31

Investment Portfolios

UNAUDITED        04.30.2008

	Shares	Value
INTERNATIONAL EQUITY FUND (cont’d)
Warrants and rights—3.5% (a)
Russia (cont’d)
Deutsche Bank AG/Volga Territorial Generating Co., 12/31/09 (warrants) (b)	17	$40,931
Deutsche Bank AG London/OGK-3-CLS, 12/31/09 (warrants) (b)*	17	59,447
Deutsche Bank AG London/OGK-6-CLS, 12/31/09 (warrants) (b)	17	66,477
Deutsche Bank AG London/TGK-3-CLS, 01/04/10 (warrants) (b)	17	82,819
Deutsche Bank AG London/TGK-4-CLS, 01/04/10 (warrants) (b)	17	23,195
Deutsche Bank AG London/TGK-6-CLS, 01/04/10 (warrants) (b)	17	18,759
UBS AG London/Sberbank, 144A, 01/12/09 (warrants)	684	2,215,177

Taiwan—0.6%
Citigroup Global Markets Holdings/Chinatrust Financial Holding Co., Ltd, 12/17/12 (warrants)	537,724	558,158
Citigroup Global Markets Holdings/Yuanta Financial Holding Co., Ltd, 01/17/12 (warrants)	246,360	233,549
CLSA Financial Products Ltd/Uni-President Enterprises Corporation, 01/04/11 (warrants)	108,006	153,854
Deutsche Bank AG/Tatung Co., Ltd, 03/26/18 (warrants)*	246,106	148,213
Deutsche Bank AG London/President Chain Store Corporation, 10/05/16 (warrants)	47,050	165,146
Deutsche Bank AG London/Taiwan Fertilizer Co., Ltd, 01/19/17 (warrants)	111,427	539,530
Morgan Stanley Asia Products/Taiwan Cement Corporation, 12/05/09 (warrants)	176,190	285,596
Total warrants (cost $9,438,815)		11,575,850

Preferred stocks—1.1% (a)
Brazil—1.0%
Petroleo Brasileiro SA	129,282	3,247,217

Germany—0.1%
Volkswagen AG	1,927	317,580
Total preferred stocks (cost $2,924,877)		3,564,797

Investment companies—7.3% (a)
British Virgin Islands—0.0%
RenShares Utilities Ltd, Class RenGen*	52,051	163,961

France—0.4%
Eurazeo	2,973	383,170
Lyxor ETF CAC 40	10,760	842,773

Guernsey—0.3%
KKR Private Equity Investors LP	66,557	985,531

Ireland—4.3%
iShares DJ Euro STOXX 50	223,805	13,341,093
iShares PLC—iShares FTSE 100	46,414	563,764

Luxembourg—0.1%
Citigroup Global Markets Holdings/Banking Index Benchmark Exchange Traded Scheme-Bank BeES, 144A, 01/20/10 (warrants)*	17,824	334,164

Romania—0.0%
Societatea de Investitii Financiare/Transilvania SA (SIF 3)	29,000	18,909

United States—1.8%
iShares MSCI Australia Index Fund	50,280	1,396,778
iShares MSCI Brazil Index Fund	4,015	361,711
iShares MSCI Taiwan Index Fund	249,858	4,137,648

United Kingdom—0.4%
Goldman Sachs International Ltd*	32,797	1,286,760
Total investment companies (cost $23,562,474)		23,816,262

Government issued securities—0.0% (a)
Bulgaria—0.0%
Republic of Bulgaria Housing Compensation Notes*	13,665	3,941
Republic of Bulgaria Registered Compensation Vouchers*	20,024	6,249
Total government issued securities (cost $14,496)		10,190

Total investment portfolio excluding repurchase agreement (cost $269,096,824)		312,589,031

Repurchase agreement—1.3% (a)
Repurchase agreement with Fixed Income Clearing Corporation dated April 30, 2008 @ 1.87% to be repurchased at $4,148,215 on May 1, 2008, collateralized by $3,980,000 United States Treasury Bonds, 4.625% due February 15, 2017 (market value $4,291,553 including interest) (cost $4,148,000)		4,148,000

Total investment portfolio (cost $273,244,824) 97.2% (a)		316,737,031

Other assets and liabilities, net, 2.8% (a)		9,244,629

Net assets, 100.0%		$325,981,660

*	Non-income producing security. (a) Percentages indicated are based on net assets and are U.S. dollar denominated. (b) Restricted securities deemed to be illiquid for purposes of compliance limitations on holdings of illiquid securities. At April 30, 2008, these securities aggregated $1,933,537 or 0.6% of the net assets of the Fund.

ADR—American depository receipt

GDR—Global depository receipt

144A—144A securities are issued pursuant to Rule 144A of the Securities Act of 1993. Most of these are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and all may be resold as transactions exempt from registration to qualified institutional buyers. At April 30, 2008, these securities aggregated $5,890,947 or 1.8% of the net assets of the Fund.

Sector allocation

Sector	Percent of net assets
Financial	29%
Basic materials	12%
Industrial	11%
Communications	10%
Consumer, non-cyclical	10%
Energy	10%
Other sectors	8%
Consumer, cyclical	6%
Cash/Other	4%

32        The accompanying notes are an integral part of the financial statements.

Investment Portfolios

UNAUDITED        04.30.2008

INTERNATIONAL EQUITY FUND (cont’d)

Forward foreign currency contracts outstanding

Contract to deliver		In exchange for		Delivery date	Unrealized appreciation (depreciation)
HUF	654,256,226	USD	3,608,296	5/19/08	$(428,029)
PLN	8,521,216	USD	3,466,304	5/19/08	(381,272)
MXN	17,657,031	USD	1,625,578	5/21/08	(53,456)
CZK	25,433,329	USD	1,582,970	6/20/08	11,251
CAD	819,529	USD	808,293	6/20/08	(5,089)
EUR	1,925,566	USD	2,995,237	6/20/08	(4,538)
		Net unrealized depreciation			$(861,133)

CAD—Canadian Dollar

CZK—Czech Koruna

EUR—Euro Currency

HUF—Hungarian Forint

MXN—Mexican Peso

PLN—Polish Zloty

USD—United States Dollar

	Value	Percent of net assets
Industry allocation
Industry diversification
Banks	$59,166,065	18.1%
Oil & gas	33,857,223	10.3%
Telecommunications	28,742,179	8.6%
Mining	24,861,888	7.6%
Investment companies	23,816,262	7.3%
Engineering & construction	15,584,452	4.8%
Chemicals	12,996,654	3.8%
Electric	12,678,350	3.6%
Financial services	11,457,276	3.3%
Building materials	9,414,849	2.8%
Food	9,153,859	2.8%
Retail	8,566,091	2.7%
Pharmaceuticals	6,373,655	2.0%
Beverages	6,284,278	1.9%
Auto manufacturers	4,228,695	1.2%
Healthcare products	3,851,298	1.2%
Real estate	3,374,322	1.0%
Machinery	3,302,786	1.0%
Computers	2,819,748	0.9%
Transportation	2,652,825	0.8%
Healthcare services	2,455,555	0.8%
Toys/Games/Hobbies	1,884,833	0.6%
Iron/Steel	1,845,859	0.6%
Diversified manufacturer	1,744,982	0.5%
Household products	1,743,127	0.5%
Commercial services	1,672,772	0.5%
Electronics	1,669,111	0.5%
Television, cable & radio	1,619,631	0.5%
Home furnishings	1,243,642	0.4%
Office/Business equipment	1,141,699	0.4%
Insurance	1,091,874	0.4%
Aerospace/Defense	987,324	0.3%
Lodging	968,306	0.3%
Semiconductors	928,362	0.3%
Electrical components & equipment	857,999	0.3%
Food service	844,741	0.3%
Apparel	804,919	0.3%
Energy-Alternative sources	790,337	0.2%
Multimedia	753,883	0.2%
Agriculture	698,551	0.2%
Auto parts & equipment	613,923	0.2%
Textiles	523,704	0.2%
Distribution/Wholesale	471,218	0.2%
Metal fabricate/hardware	291,213	0.2%
Water	272,519	0.2%
Hand/Machine tools	261,872	0.2%
Advertising	260,993	0.2%
Broadcasting services/programs	183,150	0.2%
Oil & gas services	163,011	0.2%
Other	617,166	0.2%
Total investment portfolio excluding repurchase agreement	$312,589,031	95.9%

	Shares	Value
MID CAP STOCK FUND
Common stocks—100.2% (a)
Aerospace/Defense—1.0%
Alliant Techsystems Inc.*	148,725	$16,356,776

Broadcasting services/programs—1.4%
Liberty Global Inc., Class C*	668,824	22,204,957

Chemicals—4.8%
Albemarle Corporation	953,685	35,677,356
Celanese Corporation, Class A	386,266	17,285,404
Ecolab Inc.	565,795	26,003,938

Commercial services—4.0%
DeVry Inc.	321,075	18,301,275

The accompanying notes are an integral part of the financial statements.        33

Investment Portfolios

UNAUDITED        04.30.2008

	Shares	Value
MID CAP STOCK FUND (cont’d)
Common stocks—100.2% (a)
Commercial services (cont’d)
Pharmaceutical Product Development, Inc.	315,789	$13,079,980
Service Corporation International	3,052,512	33,913,408

Computers—6.3%
Cognizant Technology Solutions Corporation, Class A*	604,580	19,497,705
DST Systems, Inc.*	425,518	25,462,997
IHS Inc., Class A*	254,355	16,800,148
Logitech International SA*	639,807	19,302,977
Teradata Corporation*	1,052,810	22,414,325

Cosmetics/Personal care—0.3%
Alberto-Culver Company	188,945	4,755,746

Diversified manufacturer—5.9%
Danaher Corporation	656,198	51,196,568
Dover Corporation	428,005	21,173,407
SPX Corporation	196,940	24,223,620

Electric—2.3%
NRG Energy, Inc.*	849,860	37,351,347

Electrical components & equipment—1.6%
AMETEK, Inc.	523,059	25,378,823

Electronics—4.1%
Agilent Technologies Inc.*	521,055	15,741,072
Amphenol Corporation, Class A	739,486	34,149,463
Dolby Laboratories Inc., Class A*	409,044	16,423,117

Entertainment—1.2%
International Game Technology	569,010	19,767,407

Environmental control—2.4%
Republic Services, Inc.	1,218,812	38,746,033

Financial services—2.4%
IntercontinentalExchange, Inc.*	102,040	15,831,506
Invesco Ltd	899,070	23,061,146

Food—3.3%
Campbell Soup Company	657,300	22,874,040
Dean Foods Company*	812,820	18,889,937
H.J. Heinz Company	256,180	12,048,145

Forest products & paper—1.4%
Plum Creek Timber Company, Inc.	557,485	22,767,687

Healthcare products—7.8%
C.R. Bard, Inc.	394,273	37,128,688
Dentsply International Inc.	428,865	16,669,983
Gen-Probe Inc.*	323,785	18,248,523
Hologic Inc.*	479,500	13,996,605
Idexx Laboratories Inc.*	310,265	16,506,098
Steris Corporation	864,370	23,951,693

Healthcare services—3.4%
Laboratory Corporation of America Holdings*	732,577	55,397,473

Insurance—8.5%
Aon Corporation	1,078,955	48,973,767
Arch Capital Group Ltd*	452,182	31,946,658
HCC Insurance Holdings, Inc.	1,053,390	25,997,665
Reinsurance Group of America, Inc.	614,060	31,918,839

Internet—0.9%
VeriSign, Inc.*	426,955	15,391,728

Machinery—0.7%
Roper Industries Inc.	183,075	11,372,619

Multimedia—2.1%
Liberty Media Corporation—Entertainment, Class A*	1,315,600	34,139,820

Oil & gas—1.7%
CNX Gas Corporation*	319,645	13,118,231
Range Resources Corporation	222,570	14,774,197

Oil & gas services—1.1%
Oceaneering International Inc.*	256,605	17,136,082

Packaging & containers—4.2%
Greif Inc., Class A	179,636	11,604,486
Owens-Illinois Inc.*	447,850	24,698,928
Pactiv Corporation*	1,325,295	31,528,768

Pharmaceuticals—1.7%
Barr Pharmaceuticals, Inc.*	559,420	28,099,667

Pipelines—6.4%
Equitable Resources Inc.	783,292	51,987,090
Williams Companies, Inc.	1,491,560	52,950,380

Printing & publishing—5.2%
John Wiley & Sons Inc., Class A	763,511	35,159,682
The Washington Post Company, Class B	75,295	49,363,402

Retail—2.7%
O’Reilly Automotive Inc.*	699,275	20,188,069
TJX Companies, Inc.	735,985	23,713,437

Savings & loans—1.0%
People’s United Financial Inc.	937,215	15,904,539

Semiconductors—5.0%
Analog Devices, Inc.	375,025	12,079,555
Intersil Corporation, Class A	872,430	23,311,330
Microchip Technology Inc.	577,070	21,207,322
Varian Semiconductor Equipment Associates, Inc.*	676,020	24,762,613

Software—5.1%
ANSYS, Inc.*	910,903	36,645,628
Fiserv, Inc.*	622,315	31,458,023
Intuit Inc.*	590,640	15,929,561

Telecommunications—0.3%
Cellcom Israel Ltd	163,180	5,394,727
Total common stocks (cost $1,562,902,581)		1,633,336,186
Repurchase agreement—0.4% (a)
Repurchase agreement with Fixed Income Clearing Corporation dated April 30, 2008 @ 1.87% to be repurchased at $7,362,382 on May 1, 2008, collateralized by $7,065,000 United States Treasury Bonds, 4.625% due February 15, 2017 (market value $7,618,045 including interest) (cost $7,362,000)		7,362,000

Total investment portfolio (cost $1,570,264,581) 100.6% (a)		1,640,698,186

Other assets and liabilities, net, (0.6%) (a)		(10,197,666)

Net assets, 100.0%		$1,630,500,520

*	Non-income producing security
(a)	Percentages indicated are based on net assets.

34        The accompanying notes are an integral part of the financial statements.

Investment Portfolios

UNAUDITED        04.30.2008

MID CAP STOCK FUND (cont’d)

Sector allocation

Sector	Percent of net assets
Consumer, non-cyclical	20%
Industrial	20%
Technology	17%
Financial	12%
Communications	10%
Energy	9%
Basic materials	6%
Other sectors	6%

	Shares	Value
SMALL CAP STOCK FUND
Common stocks—93.6% (a)
Advertising—0.4%
Greenfield Online, Inc.*	117,505	$1,340,732

Apparel—0.6%
Volcom, Inc.*	125,910	2,391,031

Auto parts & equipment—0.3%
Cooper Tire & Rubber Company	93,344	1,226,540

Banks—2.3%
Cardinal Financial Corporation	221,600	1,706,320
Signature Bank*	72,141	1,903,080
Southwest Bancorp, Inc.	54,499	959,182
Sterling Bancshares, Inc.	81,890	850,837
SVB Financial Group*	42,825	2,083,864
Texas Capital Bancshares, Inc.*	68,555	1,264,840

Biotechnology—1.1%
Charles River Laboratories International, Inc.*	40,200	2,333,610
Myriad Genetics, Inc.*	38,065	1,581,220

Building materials—1.7%
Lennox International Inc.	38,999	1,292,427
Texas Industries Inc.	65,285	5,053,712

Chemicals—1.2%
Quaker Chemical Corporation	61,690	1,912,390
Terra Industries Inc.*	65,730	2,488,538

Commercial services—8.4%
AerCap Holdings NV*	72,179	1,247,253
American Public Education Inc.*	57,210	1,842,734
Chemed Corporation	65,725	2,241,222
Corrections Corporation of America*	71,674	1,827,687
Cross Country Healthcare, Inc.*	199,866	2,390,397
Gartner, Inc.*	116,630	2,673,160
Global Cash Access Holdings, Inc.*	245,285	1,515,861
Interactive Data Corporation	100,468	2,710,627
K12 Inc.*	22,750	579,670
LECG Corporation*	255,463	2,654,261
Net 1 UEPS Technologies, Inc.*	100,980	2,366,971
On Assignment, Inc.*	401,590	2,823,178
The GEO Group, Inc.*	130,690	3,456,750
The Providence Service Corporation*	115,587	3,252,618

Computers—1.9%
Compellent Technologies, Inc.*	184,745	2,355,499
Electronics for Imaging, Inc.*	96,750	1,395,135
Mercury Computer Systems, Inc.*	118,650	951,573
Netezza Corporation*	122,420	1,297,652
SMART Modular Technologies (WWH), Inc.*	174,775	1,053,893

Cosmetics/Personal care—0.4%
Physicians Formula Holdings, Inc.*	138,302	1,598,771

Distribution/Wholesale—0.3%
MWI Veterinary Supply, Inc.*	33,305	1,148,023

Diversified manufacturer—1.4%
Ameron International Corporation	44,600	4,406,480
Barnes Group Inc.	31,496	821,416

Electric—0.2%
Allete Inc.	15,810	660,384

Electrical components & equipment—2.0%
Advanced Energy Industries, Inc.*	120,735	1,690,290
Belden, Inc.	59,905	2,021,195
General Cable Corporation*	55,160	3,695,720

Electronics—5.0%
Benchmark Electronics, Inc.*	84,500	1,502,410
Coherent, Inc.*	181,880	5,420,024
Dolby Laboratories Inc., Class A*	78,945	3,169,642
Eagle Test Systems, Inc.*	137,791	1,663,137
OYO Geospace Corporation*	100,548	4,867,529
Sonic Solutions, Inc.*	215,611	1,981,465

Engineering & construction—2.1%
Dycom Industries, Inc.*	144,520	2,078,198
KHD Humboldt Wedag International Ltd*	69,881	2,025,850
URS Corporation*	91,880	3,706,439

Entertainment—1.1%
Lions Gate Entertainment Corporation*	288,760	2,965,565
Macrovision Corporation*	84,335	1,330,806

Environmental control—1.0%
Casella Waste Systems Inc., Class A*	127,780	1,362,135
Waste Connections, Inc.*	71,683	2,298,874

Financial services—2.9%
Compass Diversified Holdings	176,247	2,160,788
FCStone Group, Inc.*	82,073	3,399,464
Greenhill & Co., Inc.	13,815	898,666
Investment Technology Group Inc.*	54,530	2,631,618
KBW Inc.*	43,564	1,034,209
optionsXpress Holdings Inc.	36,594	785,673

Gas—0.7%
AGL Resources, Inc.	78,015	2,652,510

Healthcare products—5.2%
American Medical Systems Holdings, Inc.*	269,740	3,803,334
Cutera, Inc.*	127,160	1,691,228
Hansen Medical Inc.*	50,995	889,863
Mentor Corporation	71,400	2,089,878
Merit Medical Systems, Inc.*	280,427	4,125,081
SurModics, Inc.*	55,915	2,486,540
Thoratec Corporation*	211,800	3,386,682
Vital Images, Inc.*	70,670	1,067,117

The accompanying notes are an integral part of the financial statements.        35

Investment Portfolios

UNAUDITED        04.30.2008

	Shares	Value
SMALL CAP STOCK FUND (cont’d)
Common stocks—93.6% (a)
Healthcare services—5.2%
AMERIGROUP Corporation*	53,330	$1,386,047
Amsurg Corporation*	125,582	3,207,364
Centene Corporation*	204,125	3,749,776
Healthways, Inc.*	33,800	1,234,714
Icon PLC, Sponsored ADR*	63,801	4,593,672
Pediatrix Medical Group, Inc.*	53,479	3,637,642
Psychiatric Solutions Inc.*	46,445	1,612,106

Home furnishings—1.2%
Universal Electronics, Inc.*	168,415	4,328,266

Household products—0.5%
Jarden Corporation*	82,360	1,755,915

Insurance—3.3%
American Equity Investment Life Holding Company	334,755	3,230,386
American Safety Insurance Holdings Ltd*	50,900	862,246
Assured Guaranty Ltd	84,378	2,133,920
First Mercury Financial Corporation*	69,150	1,092,570
IPC Holdings Ltd	89,335	2,600,542
Platinum Underwriters Holdings, Ltd	50,600	1,815,022
RAM Holdings, Ltd*	354,645	609,989

Internet—3.9%
1-800-FLOWERS.COM Inc., Class A*	403,000	3,554,460
CNET Networks, Inc.*	316,785	2,455,084
Giant Interactive Group Inc., Sponsored ADR*	110,420	1,799,846
Internet Capital Group, Inc.*	126,075	1,267,054
SonicWALL, Inc.*	329,732	2,535,639
TIBCO Software, Inc.*	345,860	2,652,746
U.S. Auto Parts Network, Inc.*	96,610	337,169

Leisure time—0.7%
WMS Industries, Inc.*	66,795	2,417,311

Machinery—2.7%
Altra Holdings, Inc.*	97,415	1,483,630
Bucyrus International Inc., Class A	55,632	7,005,738
Wabtec Corporation	41,580	1,782,950

Machinery-Diversified—0.3%
Flowserve Corporation	10,485	1,301,084

Metal fabricate/hardware—2.5%
CIRCOR International Inc.	37,605	1,811,433
Kaydon Corporation	60,495	3,168,123
Northwest Pipe Company*	57,755	2,455,743
RBC Bearings Inc.*	51,730	2,067,648

Mining—0.4%
Iamgold Corporation	248,309	1,484,888

Miscellaneous manufacturer—0.5%
Polypore International, Inc.*	81,785	1,914,587

Multimedia—1.2%
Entravision Communications Corporation, Class A*	262,290	1,833,407
FactSet Research Systems Inc.	41,232	2,475,157

Oil & gas—2.7%
Comstock Resources, Inc.*	103,000	4,685,470
Grey Wolf, Inc.*	235,500	1,476,585
Petroleum Development Corporation*	25,160	1,892,787
Rosetta Resources, Inc.*	97,860	2,132,369

Oil & gas services—4.1%
Core Laboratories NV*	12,570	1,574,770
Dresser-Rand Group, Inc.*	82,200	3,006,054
Lufkin Industries, Inc.	87,130	6,573,958
Oceaneering International Inc.*	64,235	4,289,613

Pharmaceuticals—2.1%
Animal Health International, Inc.*	213,910	1,880,269
Cubist Pharmaceuticals, Inc.*	170,160	3,294,298
Herbalife Ltd	64,970	2,844,387

Printing & publishing—1.2%
John Wiley & Sons Inc., Class A	94,075	4,332,154

REIT—0.3%
Kite Realty Group Trust	92,493	1,256,055

Retail—8.7%
AFC Enterprises, Inc.*	168,415	1,743,095
BJ’s Restaurants, Inc.*	129,685	1,807,809
Carrols Restaurant Group Inc.*	138,760	1,117,018
Cash America International, Inc.	179,475	7,320,785
FGX International Holdings Ltd*	155,629	2,030,958
Genesco Inc.*	151,415	3,355,356
Insight Enterprises, Inc.*	88,400	1,066,104
Nu Skin Enterprises Inc., Class A	141,425	2,535,750
Red Robin Gourmet Burgers, Inc.*	63,702	2,616,878
School Specialty, Inc.*	128,979	3,797,142
Stage Stores, Inc.	93,150	1,466,181
The Cheesecake Factory Inc.*	162,305	3,672,962

Savings & loans—0.3%
Provident Financial Services, Inc.	77,314	1,192,955

Semiconductors—0.6%
Microsemi Corporation*	89,505	2,192,872

Software—7.6%
ACI Worldwide, Inc.*	75,787	1,674,893
ANSYS, Inc.*	112,170	4,512,599
Aspen Technology, Inc.*	302,225	4,152,572
Avid Technology, Inc.*	88,970	1,856,804
Bottomline Technologies, Inc.*	153,200	1,631,580
Eclipsys Corporation*	289,745	6,018,004
Quality Systems, Inc.	81,765	2,626,292
SPSS, Inc.*	51,450	2,173,248
Sybase, Inc.*	82,850	2,437,447
The9 Ltd., Sponsored ADR*	56,070	1,203,823

Telecommunications—2.7%
Alaska Communications Systems Group Inc.	81,540	911,617
CommScope, Inc.*	58,250	2,769,788
EMS Technologies, Inc.*	127,250	3,290,685
Switch & Data Facilities Company, Inc.*	117,302	1,775,952
Symmetricom, Inc.*	310,300	1,331,187

Transportation—0.7%
Excel Maritime Carriers Ltd	21,847	867,551
Genesee & Wyoming Inc., Class A*	40,495	1,444,862
Ultrapetrol Bahamas Ltd*	34,760	334,042
Total common stocks (cost $320,988,658)		350,362,922

36        The accompanying notes are an integral part of the financial statements.

Investment Portfolios

UNAUDITED        04.30.2008

	Shares	Value
SMALL CAP STOCK FUND (cont’d)
Investment Companies—3.2% (a)
Apollo Investment Corporation	188,395	$3,048,231
iShares Russell 2000 Index Fund	52,235	3,729,057
iShares Russell 2000 Value Index Fund	54,315	3,702,110
PennantPark Investment Corporation	187,496	1,389,345
Total investment companies (cost $14,057,366)		11,868,743
Total investment portfolio excluding repurchase agreement (cost $335,046,024)		362,231,665

Repurchase agreement—3.4% (a)
Repurchase agreement with Fixed Income Clearing Corporation dated April 30, 2008 @ 1.87% to be repurchased at $12,751,662 on May 1, 2008, collateralized by $12,235,000 United States Treasury Bonds, 4.625% due February 15, 2017 (market value $13,192,750 including interest) (cost $12,751,000)		12,751,000
Total investment portfolio (cost $347,797,024) 100.2% (a)		374,982,665
Other assets and liabilities, net, (0.2%) (a)		(663,742)
Net assets, 100.0%		$374,318,923

*	Non-income producing security
(a)	Percentages indicated are based on net assets.

ADR—American depository receipt

REIT—Real estate investment trust

Sector allocation

Sector	Percent of net assets
Consumer, non-cyclical	22%
Industrial	20%
Consumer, cyclical	13%
Financial	12%
Technology	11%
Communications	9%
Energy	7%
Other sectors	3%
Cash/Other	3%

The accompanying notes are an integral part of the financial statements.        37

Financial Highlights

Fiscal periods†				From investment operations				Dividends & distributions				Ratios to average daily net assets (%)
Beginning	Ending		Beginning net asset value	Income (loss)	Realized & unrealized gain (loss)		Total	From investment income	From realized gains	Total	Ending net asset value	With expenses waived/ recovered		Without expenses waived/ recovered		Net income (loss)		Portfolio turnover rate (%)	Total return (%) (a)		Ending net assets (millions)
Capital Appreciation Trust

Class A

11/01/07	04/30/08	*	$35.99	$(0.06)	$(3.00)		$(3.06)	$—	$(4.57)	$(4.57)	$28.36	1.19	(c)	1.19	(c)	(0.40	)(c)	32	(8.99	)(d)	$508
11/01/06	10/31/07	*	29.67	0.04	6.46	(b)	6.50	—	(0.18)	(0.18)	35.99	1.20		1.20		0.11		62	22.02		566
09/01/06	10/31/06	*	28.59	(0.01)	1.09	(b)	1.08	—	—	—	29.67	1.23	(c)	1.23	(c)	(0.19	)(c)	7	3.78	(d)	387
09/01/05	08/31/06	*	26.28	(0.06)	2.37	(b)	2.31	—	—	—	28.59	1.19		1.19		(0.23)		58	8.79		378
09/01/04	08/31/05	*	22.85	—	3.43	(b)	3.43	—	—	—	26.28	1.18		1.18		0.01		42	15.01		391
09/01/03	08/31/04		21.82	(0.08)	1.11		1.03	—	—	—	22.85	1.19		1.19		(0.39)		27	4.72		321
09/01/02	08/31/03		18.26	(0.12)	3.68		3.56	—	—	—	21.82	1.26		1.26		(0.66)		22	19.50		248

Class C

11/01/07	04/30/08	*	32.64	(0.15)	(2.71)		(2.86)	—	(4.57)	(4.57)	25.21	1.95	(c)	1.95	(c)	(1.15	)(c)	32	(9.34	)(d)	142
11/01/06	10/31/07	*	27.13	(0.19)	5.88	(b)	5.69	—	(0.18)	(0.18)	32.64	1.96		1.96		(0.65)		62	21.09		170
09/01/06	10/31/06	*	26.17	(0.04)	1.00	(b)	0.96	—	—	—	27.13	1.99	(c)	1.99	(c)	(0.94	)(c)	7	3.67	(d)	149
09/01/05	08/31/06	*	24.29	(0.25)	2.13	(b)	1.88	—	—	—	26.17	1.94		1.94		(0.98)		58	7.74		145
09/01/04	08/31/05	*	21.27	(0.17)	3.19	(b)	3.02	—	—	—	24.29	1.93		1.93		(0.73)		42	14.20		120
09/01/03	08/31/04		20.46	(0.24)	1.05		0.81	—	—	—	21.27	1.94		1.94		(1.14)		27	3.96		111
09/01/02	08/31/03		17.25	(0.21)	3.42		3.21	—	—	—	20.46	1.97		1.97		(1.37)		22	18.61		96

Class I*

11/01/07	04/30/08		36.21	—	(3.02)		(3.02)	—	(4.57)	(4.57)	28.62	0.78	(c)	0.78	(c)	—		32	(8.81	)(d)	51
11/01/06	10/31/07		29.73	0.17	6.49	(b)	6.66	—	(0.18)	(0.18)	36.21	0.80		0.80		0.51		62	22.51		51
09/01/06	10/31/06		28.63	0.01	1.09	(b)	1.10	—	—	—	29.73	0.85	(c)	0.85	(c)	0.20	(c)	7	3.84	(d)	30
03/21/06	08/31/06		28.93	0.01	(0.31	)(b)	(0.30)	—	—	—	28.63	0.91	(c)	0.91	(c)	0.07	(c)	58	(1.04	)(d)	26

Class R-3*

11/01/07	04/30/08		35.97	(0.10)	(3.00)		(3.10)	—	(4.57)	(4.57)	28.30	1.35	(c)	1.35	(c)	(0.61	)(c)	32	(9.12	)(d)	0
09/12/07	10/31/07		33.30	(0.05)	2.72	(b)	2.67	—	—	—	35.97	1.65	(c)	7.17	(c)	(1.26	)(c)	62	8.02	(d)	0

Class R-5*

11/01/07	04/30/08		36.13	(0.01)	(3.01)		(3.02)	—	(4.57)	(4.57)	28.54	0.83	(c)	0.83	(c)	(0.09	)(c)	32	(8.83	)(d)	15
11/01/06	10/31/07		29.68	0.16	6.47	(b)	6.63	—	(0.18)	(0.18)	36.13	0.85		0.85		0.48		62	22.45		12
10/02/06	10/31/06		29.04	—	0.64	(b)	0.64	—	—	—	29.68	0.85	(c)	0.85	(c)	(0.20	)(c)	7	2.20	(d)	7

Core Equity Fund

Class A*

11/01/07	04/30/08		17.95	0.10	(2.08)		(1.98)	(0.13)	(0.77)	(0.90)	15.07	1.25	(c)	1.25	(c)	1.30	(c)	24	(11.38	)(d)	21
11/01/06	10/31/07		16.54	0.13	1.48	(b)	1.61	(0.08)	(0.12)	(0.20)	17.95	1.36		1.28		0.73		45	9.85		27
11/01/05	10/31/06		14.29	0.09	2.16	(b)	2.25	—	—	—	16.54	1.53		1.52		0.57		43	15.75		23
05/02/05	10/31/05		14.29	(0.01)	0.01	(b)	—	—	—	—	14.29	1.65	(c)	3.25	(c)	(0.09	)(c)	66	—	(d)	19

Class C*

11/01/07	04/30/08		17.68	0.03	(2.05)		(2.02)	—	(0.77)	(0.77)	14.89	2.09	(c)	2.09	(c)	0.46	(c)	24	(11.74	)(d)	14
11/01/06	10/31/07		16.35	(0.02)	1.47	(b)	1.45	—	(0.12)	(0.12)	17.68	2.18		2.11		(0.10)		45	8.95		17
11/01/05	10/31/06		14.23	(0.03)	2.15	(b)	2.12	—	—	—	16.35	2.28		2.27		(0.19)		43	14.90		15
05/02/05	10/31/05		14.29	(0.05)	(0.01	)(b)	(0.06)	—	—	—	14.23	2.40	(c)	4.00	(c)	(0.85	)(c)	66	(0.42	)(d)	10

Class I*

11/01/07	04/30/08		18.01	0.12	(2.07)		(1.95)	(0.20)	(0.77)	(0.97)	15.09	0.95	(c)	1.03	(c)	1.57	(c)	24	(11.20	)(d)	176
11/01/06	10/31/07		16.60	0.19	1.48	(b)	1.67	(0.14)	(0.12)	(0.26)	18.01	0.95		1.06		1.12		45	10.22		183
03/03/06	10/31/06		15.17	0.08	1.35	(b)	1.43	—	—	—	16.60	0.95	(c)	1.23	(c)	0.87	(c)	43	9.43	(d)	128

Class R-5*

11/01/07	04/30/08		17.98	0.13	(2.08)		(1.95)	(0.21)	(0.77)	(0.98)	15.05	0.86	(c)	0.86	(c)	1.66	(c)	24	(11.21	)(d)	1
04/02/07	10/31/07		16.51	—	1.47	(b)	1.47	—	—	—	17.98	0.91	(c)	0.91	(c)	0.05	(c)	45	8.90	(d)	1

Diversified Growth Fund

Class A*
11/01/07	04/30/08		34.48	(0.08)	(1.27)		(1.35)	—	(5.36)	(5.36)	27.77	1.31	(c)	1.31	(c)	(0.60	)(c)	48	(4.12	)(d)	127
11/01/06	10/31/07		28.11	(0.24)	9.18	(b)	8.94	—	(2.57)	(2.57)	34.48	1.36		1.36		(0.80)		98	34.28		130
11/01/05	10/31/06		26.72	(0.14)	2.95	(b)	2.81	—	(1.42)	(1.42)	28.11	1.29		1.29		(0.49)		111	10.70		135
11/01/04	10/31/05		25.26	(0.22)	2.89	(b)	2.67	—	(1.21)	(1.21)	26.72	1.34		1.34		(0.81)		75	10.66		127
11/01/03	10/31/04		23.92	(0.23)	1.57		1.34	—	—	—	25.26	1.38		1.38		(0.92)		92	5.60		80
11/01/02	10/31/03		18.21	(0.23)	5.94		5.71	—	—	—	23.92	1.48		1.48		(1.14)		152	31.36		60

38        The accompanying notes are an integral part of the financial statements.

Financial Highlights

Fiscal periods†				From investment operations				Dividends & distributions				Ratios to average daily net assets (%)
Beginning	Ending		Beginning net asset value	Income (loss)	Realized & unrealized gain (loss)		Total	From investment income	From realized gains	Total	Ending net asset value	With expenses waived/ recovered		Without expenses waived/ recovered		Net income (loss)		Portfolio turnover rate (%)	Total return (%) (a)		Ending net assets (millions)
Diversified Growth Fund (con’t)

Class C*

11/01/07	04/30/08		$31.65	$(0.17)	$(1.16)		$(1.33)	$—	$(5.36)	$(5.36)	$24.96	2.05	(c)	2.05	(c)	(1.34	)(c)	48	(4.47	)(d)	$64
11/01/06	10/31/07		26.18	(0.42)	8.46	(b)	8.04	—	(2.57)	(2.57)	31.65	2.11		2.11		(1.54)		98	33.28		69
11/01/05	10/31/06		25.15	(0.32)	2.77	(b)	2.45	—	(1.42)	(1.42)	26.18	2.04		2.04		(1.23)		111	9.90		64
11/01/04	10/31/05		24.02	(0.39)	2.73	(b)	2.34	—	(1.21)	(1.21)	25.15	2.09		2.09		(1.55)		75	9.80		67
11/01/03	10/31/04		22.92	(0.40)	1.50		1.10	—	—	—	24.02	2.13		2.13		(1.68)		92	4.80		65
11/01/02	10/31/03		17.57	(0.37)	5.72		5.35	—	—	—	22.92	2.23		2.23		(1.89)		152	30.45		52

Class I*

11/01/07	04/30/08		34.69	(0.03)	(1.28)		(1.31)	—	(5.36)	(5.36)	28.02	0.95	(c)	1.01	(c)	(0.24	)(c)	48	(3.96	)(d)	0
11/01/06	10/31/07		28.16	(0.11)	9.21	(b)	9.10	—	(2.57)	(2.57)	34.69	0.95		1.08		(0.37)		98	34.83		0
06/21/06	10/31/06		26.63	(0.04)	1.57	(b)	1.53	—	—	—	28.16	0.95	(c)	1.05	(c)	(0.42	)(c)	111	5.75	(d)	0

Growth and Income Trust

Class A*

11/01/07	4/30/08	*	17.77	0.20	(2.46)		(2.26)	(0.17)	(1.81)	(1.98)	13.53	1.35	(c)	1.30	(c)	2.79	(c)	25	(13.93	)(d)	89
11/01/06	10/31/07		14.68	0.36	3.60	(b)	3.96	(0.34)	(0.53)	(0.87)	17.77	1.35		1.40		2.28		63	28.17		96
10/01/06	10/31/06		14.43	0.02	0.34	(b)	0.36	(0.11)	—	(0.11)	14.68	1.35	(c)	1.56	(c)	1.33	(c)	4	2.52	(d)	68
10/01/05	09/30/06		13.81	0.38	1.43	(b)	1.81	(0.34)	(0.85)	(1.19)	14.43	1.35		1.42		2.74		54	13.90		68
10/01/04	09/30/05		11.80	0.28	1.99	(b)	2.27	(0.26)	—	(0.26)	13.81	1.35		1.51		2.13		73	19.41		45
10/01/03	09/30/04		11.10	0.16	0.68		0.84	(0.14)	—	(0.14)	11.80	1.35		1.50		1.31		80	7.57		41
10/01/02	09/30/03		9.07	0.12	2.02		2.14	(0.11)	—	(0.11)	11.10	1.35		1.61		1.20		82	23.82		36

Class C*

11/01/07	04/30/08		17.34	0.14	(2.40)		(2.26)	(0.11)	(1.81)	(1.92)	13.16	2.15	(c)	2.05	(c)	1.99	(c)	25	(14.29	)(d)	53
11/01/06	10/31/07		14.38	0.23	3.50	(b)	3.73	(0.24)	(0.53)	(0.77)	17.34	2.14		2.16		1.52		63	27.05		59
10/01/06	10/31/06		14.12	0.01	0.34	(b)	0.35	(0.09)	—	(0.09)	14.38	2.10	(c)	2.31	(c)	0.58	(c)	4	2.46	(d)	47
10/01/05	09/30/06		13.54	0.27	1.40	(b)	1.67	(0.24)	(0.85)	(1.09)	14.12	2.10		2.17		2.00		54	13.01		46
10/01/04	09/30/05		11.57	0.18	1.96	(b)	2.14	(0.17)	—	(0.17)	13.54	2.10		2.26		1.37		73	18.60		31
10/01/03	09/30/04		10.88	0.07	0.66		0.73	(0.04)	—	(0.04)	11.57	2.10		2.25		0.57		80	6.73		26
10/01/02	09/30/03		8.90	0.04	1.99		2.03	(0.05)	—	(0.05)	10.88	2.10		2.36		0.45		82	22.82		19

High Yield Bond Fund

Class A*

11/01/07	04/30/08		7.53	0.33	(0.60)		(0.27)	(0.34)	—	(0.34)	6.92	1.20	(c)	1.69	(c)	9.49	(c)	25	(3.53	)(d)	21
11/01/06	10/31/07		7.75	0.61	(0.23	)(b)	0.38	(0.60)	—	(0.60)	7.53	1.20		1.65		7.74		87	4.93		29
10/01/06	10/31/06		7.69	0.05	0.06	(b)	0.11	(0.05)	—	(0.05)	7.75	1.20	(c)	1.90	(c)	7.06	(c)	5	1.40	(d)	31
10/01/05	09/30/06		7.77	0.57	(0.07	)(b)	0.50	(0.58)	—	(0.58)	7.69	1.17		1.52		7.40		63	6.79		32
10/01/04	09/30/05		7.85	0.57	(0.09	)(b)	0.48	(0.56)	—	(0.56)	7.77	1.10		1.34		7.14		25	6.35		38
10/01/03	09/30/04		7.61	0.58	0.27		0.85	(0.61)	—	(0.61)	7.85	1.10		1.24		7.54		35	11.60		43
10/01/02	09/30/03		6.64	0.56	0.95		1.51	(0.54)	—	(0.54)	7.61	1.10		1.32		7.75		31	23.70		52

Class C*

11/01/07	04/30/08		7.46	0.31	(0.60)		(0.29)	(0.32)	—	(0.32)	6.85	1.80	(c)	2.22	(c)	8.95	(c)	25	(3.83	)(d)	14
11/01/06	10/31/07		7.68	0.55	(0.22	)(b)	0.33	(0.55)	—	(0.55)	7.46	1.79		2.18		7.13		87	4.38		17
10/01/06	10/31/06		7.62	0.04	0.06	(b)	0.10	(0.04)	—	(0.04)	7.68	1.75	(c)	2.45	(c)	6.51	(c)	5	1.37	(d)	21
10/01/05	09/30/06		7.70	0.52	(0.06	)(b)	0.46	(0.54)	—	(0.54)	7.62	1.72		2.07		6.85		63	6.26		21
10/01/04	09/30/05		7.79	0.52	(0.09	)(b)	0.43	(0.52)	—	(0.52)	7.70	1.65		1.89		6.59		25	5.68		25
10/01/03	09/30/04		7.55	0.54	0.27		0.81	(0.57)	—	(0.57)	7.79	1.65		1.79		7.00		35	11.07		28
10/01/02	09/30/03		6.60	0.52	0.94		1.46	(0.51)	—	(0.51)	7.55	1.65		1.87		7.15		31	22.90		31

International Equity Fund

Class A*

11/01/07	04/30/08		36.52	—	(3.81)		(3.81)	—	(2.89)	(2.89)	29.82	1.38	(c)	1.38	(c)	—		33	(10.83	)(d)	155
11/01/06	10/31/07		29.97	0.27	8.87	(b)	9.14	(0.47)	(2.12)	(2.59)	36.52	1.47		1.41		0.83		56	32.58		166
11/01/05	10/31/06		25.20	0.24	6.73	(b)	6.97	(0.16)	(2.04)	(2.20)	29.97	1.71		1.53		0.86		58	29.31		91
11/01/04	10/31/05		20.95	0.09	4.49	(b)	4.58	(0.33)	—	(0.33)	25.20	1.78		2.00		0.38		78	21.98		50
11/01/03	10/31/04		17.93	0.05	3.12		3.17	(0.15)	—	(0.15)	20.95	1.78		2.15		0.24		162	17.74		29
11/01/02	10/31/03		14.68	0.10	3.15		3.25	—	—	—	17.93	1.78		2.43		0.63		133	22.14		23

The accompanying notes are an integral part of the financial statements.        39

Financial Highlights

Fiscal periods†			From investment operations				Dividends & distributions				Ratios to average daily net assets (%)
Beginning	Ending	Beginning net asset value	Income (loss)	Realized & unrealized gain (loss)		Total	From investment income	From realized gains	Total	Ending net asset value	With expenses waived/ recovered		Without expenses waived/ recovered		Net income (loss)		Portfolio turnover rate (%)	Total return (%) (a)		Ending net assets (millions)
International Equity Fund (con’t)

Class C*

11/01/07	04/30/08	$33.66	$(0.11)	$(3.49)		$(3.60)	$—	$(2.89)	$(2.89)	$27.17	2.14	(c)	2.14	(c)	(0.75	)(c)	33	(11.15	)(d)	$171
11/01/06	10/31/07	27.85	0.01	8.23	(b)	8.24	(0.31)	(2.12)	(2.43)	33.66	2.23		2.17		0.05		56	31.60		189
11/01/05	10/31/06	23.58	0.02	6.30	(b)	6.32	(0.01)	(2.04)	(2.05)	27.85	2.46		2.28		0.07		58	28.38		118
11/01/04	10/31/05	19.66	(0.08)	4.20	(b)	4.12	(0.20)	—	(0.20)	23.58	2.53		2.75		(0.35)		78	21.06		73
11/01/03	10/31/04	16.89	(0.09)	2.93		2.84	(0.07)	—	(0.07)	19.66	2.53		2.90		(0.46)		162	16.85		47
11/01/02	10/31/03	13.94	(0.03)	2.98		2.95	—	—	—	16.89	2.53		3.18		(0.25)		133	21.16		26

Mid Cap Stock Fund

Class A*

11/01/07	04/30/08	32.59	(0.03)	(2.72)		(2.75)	—	(3.33)	(3.33)	26.51	1.14	(c)	1.14	(c)	(0.19	)(c)	83	(8.99	)(d)	1,142
11/01/06	10/31/07	30.12	(0.06)	5.61	(b)	5.55	—	(3.08)	(3.08)	32.59	1.13		1.13		(0.18)		185	20.08		1,312
11/01/05	10/31/06	27.79	(0.10)	4.39	(b)	4.29	—	(1.96)	(1.96)	30.12	1.13		1.13		(0.35)		180	16.18		904
11/01/04	10/31/05	24.57	(0.13)	3.35	(b)	3.22	—	—	—	27.79	1.15		1.15		(0.48)		146	13.11		633
11/01/03	10/31/04	21.67	(0.15)	3.05		2.90	—	—	—	24.57	1.20		1.20		(0.64)		124	13.38		370
11/01/02	10/31/03	17.99	(0.14)	3.82		3.68	—	—	—	21.67	1.28		1.28		(0.72)		163	20.46		217

Class C*

11/01/07	04/30/08	29.62	(0.11)	(2.46)		(2.57)	—	(3.33)	(3.33)	23.72	1.87	(c)	1.87	(c)	(0.93	)(c)	83	(9.31	)(d)	355
11/01/06	10/31/07	27.83	(0.26)	5.13	(b)	4.87	—	(3.08)	(3.08)	29.62	1.88		1.88		(0.94)		185	19.21		410
11/01/05	10/31/06	26.00	(0.29)	4.08	(b)	3.79	—	(1.96)	(1.96)	27.83	1.88		1.88		(1.10)		180	15.31		345
11/01/04	10/31/05	23.16	(0.31)	3.15	(b)	2.84	—	—	—	26.00	1.90		1.90		(1.23)		146	12.26		284
11/01/03	10/31/04	20.59	(0.31)	2.88		2.57	—	—	—	23.16	1.95		1.95		(1.39)		124	12.48		214
11/01/02	10/31/03	17.22	(0.27)	3.64		3.37	—	—	—	20.59	2.03		2.03		(1.46)		163	19.57		149

Class I*

11/01/07	04/30/08	32.74	0.02	(2.74)		(2.72)	—	(3.33)	(3.33)	26.69	0.80	(c)	0.80	(c)	0.15	(c)	83	(8.84	)(d)	99
11/01/06	10/31/07	30.15	0.05	5.62	(b)	5.67	—	(3.08)	(3.08)	32.74	0.81		0.81		0.17		185	20.50		94
06/06/06	10/31/06	28.21	(0.01)	1.95	(b)	1.94	—	—	—	30.15	0.84	(c)	0.84	(c)	(0.15	)(c)	180	6.88	(d)	17

Class R-3*

11/01/07	04/30/08	32.52	(0.05)	(2.72)		(2.77)	—	(3.33)	(3.33)	26.42	1.32	(c)	1.32	(c)	(0.36	)(c)	83	(9.08	)(d)	1
11/01/06	10/31/07	30.10	(0.10)	5.60	(b)	5.50	—	(3.08)	(3.08)	32.52	1.29		1.29		(0.33)		185	19.91		1
08/10/06	10/31/06	27.82	(0.04)	2.32	(b)	2.28	—	—	—	30.10	1.27	(c)	1.27	(c)	(0.60	)(c)	180	8.20	(d)	0

Class R-5*

11/01/07	04/30/08	32.73	0.03	(2.74)		(2.71)	—	(3.33)	(3.33)	26.69	0.74	(c)	0.74	(c)	0.21	(c)	83	(8.82	)(d)	33
11/01/06	10/31/07	30.13	0.07	5.61	(b)	5.68	—	(3.08)	(3.08)	32.73	0.75		0.75		0.23		185	20.55		34
10/02/06	10/31/06	28.96	—	1.175	(b)	1.17	—	—	—	30.13	0.67	(c)	0.67	(c)	(0.15	)(c)	180	4.04	(d)	12

Small Cap Stock Fund

Class A*

11/01/07	04/30/08	41.33	(0.07)	(4.55)		(4.62)	—	(5.84)	(5.84)	30.87	1.26	(c)	1.26	(c)	(0.41	)(c)	21	(12.00	)(d)	269
11/01/06	10/31/07	37.87	(0.15)	6.46	(b)	6.31	—	(2.85)	(2.85)	41.33	1.25		1.25		(0.38)		64	17.65		327
11/01/05	10/31/06	32.93	(0.15)	6.23	(b)	6.08	—	(1.14)	(1.14)	37.87	1.24		1.24		(0.43)		49	18.89		269
11/01/04	10/31/05	32.19	(0.13)	2.43	(b)	2.30	—	(1.56)	(1.56)	32.93	1.30		1.25		(0.39)		50	7.08		225
11/01/03	10/31/04	29.00	(0.16)	3.35		3.19	—	—	—	32.19	1.33		1.33		(0.50)		59	11.00		182
11/01/02	10/31/03	21.36	(0.19)	7.83		7.64	—	—	—	29.00	1.30		1.42		(0.83)		45	35.77		111

Class C*

11/01/07	04/30/08	36.69	(0.16)	(4.01)		(4.17)	—	(5.84)	(5.84)	26.68	2.01	(c)	2.01	(c)	(1.15	)(c)	21	(12.34	)(d)	89
11/01/06	10/31/07	34.17	(0.39)	5.76	(b)	5.37	—	(2.85)	(2.85)	36.69	2.00		2.00		(1.12)		64	16.75		110
11/01/05	10/31/06	30.03	(0.38)	5.66	(b)	5.28	—	(1.14)	(1.14)	34.17	1.99		1.99		(1.18)		49	18.02		100
11/01/04	10/31/05	29.70	(0.34)	2.23	(b)	1.89	—	(1.56)	(1.56)	30.03	2.05		2.00		(1.13)		50	6.26		91
11/01/03	10/31/04	26.96	(0.36)	3.10		2.74	—	—	—	29.70	2.08		2.08		(1.26)		59	10.16		78
11/01/02	10/31/03	20.00	(0.35)	7.31		6.96	—	—	—	26.96	2.05		2.17		(1.58)		45	34.79		57

Class I*

11/01/07	04/30/08	41.51	(0.02)	(4.58)		(4.60)	—	(5.84)	(5.84)	31.07	0.95	(c)	0.96	(c)	(0.10	)(c)	21	(11.89	)(d)	2
11/01/06	10/31/07	37.91	(0.06)	6.51	(b)	6.45	—	(2.85)	(2.85)	41.51	0.95		0.96		(0.15)		64	18.03		2
06/27/06	10/31/06	33.68	(0.02)	4.25	(b)	4.23	—	—	—	37.91	0.95	(c)	1.08	(c)	(0.14	)(c)	49	12.56	(d)	0

40	The accompanying notes are an integral part of the financial statements.

Financial Highlights

Fiscal periods†			From investment operations				Dividends & distributions				Ratios to average daily net assets (%)
Beginning	Ending	Beginning net asset value	Income (loss)	Realized & unrealized gain (loss)		Total	From investment income	From realized gains	Total	Ending net asset value	With expenses waived/ recovered		Without expenses waived/ recovered		Net income (loss)		Portfolio turnover rate (%)	Total return (%) (a)		Ending net assets (millions)
Small Cap Stock Fund (con’t)

Class R-3*

11/01/07	04/30/08	$41.25	$(0.08)	$(4.55)		$(4.63)	$—	$(5.84)	$(5.84)	$30.78	1.36	(c)	1.36	(c)	(0.51	)(c)	21	(12.05	)(d)	$1
11/01/06	10/31/07	37.88	(0.28)	6.50	(b)	6.22	—	(2.85)	(2.85)	41.25	1.37		1.37		(0.65)		64	17.40		1
09/19/06	10/31/06	35.99	(0.03)	1.92	(b)	1.89	—	—	—	37.88	1.60	(c)	2.05	(c)	(1.04	)(c)	49	5.25	(d)	0

Class R-5*

11/01/07	04/30/08	41.50	(0.01)	(4.58)		(4.59)	—	(5.84)	(5.84)	31.07	0.90	(c)	0.90	(c)	(0.06	)(c)	21	(11.87	)(d)	14
11/01/06	10/31/07	37.88	—	6.47	(b)	6.47	—	(2.85)	(2.85)	41.50	0.88		0.88		(0.01)		64	18.10		15
10/02/06	10/31/06	35.86	—	2.02	(b)	2.02	—	—	—	37.88	0.83	(c)	0.83	(c)	(0.10	)(c)	49	5.635	(d)	13

†	The data for the fiscal periods ending April 30, 2008 is unaudited.
*	Per share amounts have been calculated using the monthly average share method.
(a)	Total returns are calculated without the imposition of either front-end or contingent deferred sales charges. (b) Redemption fee amounts represent less than $0.01 per share. (c) Annualized. (d) Not annualized.

The accompanying notes are an integral part of the financial statements.        41

Statements of Assets and Liabilities

UNAUDITED        04.30.2008

	Capital Appreciation Trust	Core Equity Fund	Diversified Growth Fund	Growth and Income Trust	High Yield Bond Fund	International Equity Fund	Mid Cap Stock Fund	Small Cap Stock Fund
Assets

Investments, at value (a)	$697,496,889	$184,346,806	$183,726,221	$128,963,221	$33,639,473	$312,589,031	$1,633,336,186	$362,231,665
Repurchase agreements (b)	19,682,000	27,899,000	584,000	13,580,000	563,000	4,148,000	7,362,000	12,751,000
Cash	675	110	28	120	12	736	559	795
Foreign currency (identified cost $12,955,102)	—	—	—	—	—	12,953,449	—	—
Unrealized gain on forward foreign currency contracts	—	—	—	—	—	11,251	—	—
Receivable for investments sold	—	—	8,063,925	—	312,293	1,898,043	35,999,302	1,792,481
Receivable for fund shares sold	1,466,970	947,162	134,016	927,910	14,805	706,831	5,259,222	496,088
Receivable for dividends and interest	60,803	139,053	78,020	426,845	889,865	446,455	700,202	35,698
Receivable for recoverable foreign withholding taxes	—	—	—	1,758	—	113,838	—	—
Prepaid expenses	66,434	42,688	31,872	22,542	26,014	31,823	67,461	45,869
Total assets	718,773,771	213,374,819	192,618,082	143,922,396	35,445,462	332,899,457	1,682,724,932	377,353,596

Liabilities

Payable for investments purchased	—	—	1,213,500	511,718	619,801	4,503,378	46,262,800	1,457,387
Payable for fund shares redeemed	1,332,393	1,252,849	375,738	1,033,159	146,869	1,005,156	4,239,101	1,110,398
Accrued investment advisory fee	344,325	103,514	91,218	64,961	11,924	189,214	714,286	181,070
Accrued administrative fee	83,448	18,728	22,804	17,555	4,204	39,882	190,607	44,646
Accrued distribution fee	216,273	16,255	76,191	61,873	2,470	170,695	514,539	126,234
Accrued shareholder servicing fee	75,328	16,647	20,851	19,523	—	24,381	198,767	52,430
Accrued fund accounting fee	8,223	8,192	7,992	8,369	7,090	6,819	8,814	8,814
Accrued trustees and officers compensation	7,435	8,467	8,467	8,467	8,438	8,467	8,467	8,467
Unrealized loss on forward foreign currency contracts	—	—	—	—	—	872,384	—	—
Other accrued expenses	56,559	38,446	39,087	43,745	16,169	97,421	87,031	45,227
Total liabilities	2,123,984	1,463,098	1,855,848	1,769,370	816,965	6,917,797	52,224,412	3,034,673
Net assets	716,649,787	211,911,721	190,762,234	142,153,026	34,628,497	325,981,660	1,630,500,520	374,318,923

Net assets consists of
Paid-in capital	605,468,495	219,236,988	147,870,006	132,606,249	49,783,537	283,500,723	1,573,879,375	333,547,170
Undistributed net investment income (loss)	(1,852,155)	675,035	(767,438)	230,915	361,067	1,973,388	(2,885,158)	(987,534)
Accumulated net realized gain (loss)	(22,839,994)	(6,842,705)	10,969,749	(3,602,019)	(9,697,197)	(2,123,754)	(10,927,302)	14,573,646
Unrealized loss on forward foreign currency contracts	—	—	—	—	—	(861,133)	—	—
Net unrealized appreciation (depreciation) on investments and other assets and liabilities denominated in foreign currencies	135,873,441	(1,157,597)	32,689,917	12,917,881	(5,818,910)	43,492,436	70,433,605	27,185,641
Net assets	716,649,787	211,911,721	190,762,234	142,153,026	34,628,497	325,981,660	1,630,500,520	374,318,923

Net assets, at market value
Class A	507,884,339	21,175,360	127,154,674	89,338,852	20,932,396	155,437,864	1,142,116,038	269,162,784
Class C	142,206,649	14,449,871	63,587,603	52,814,174	13,696,101	170,543,796	354,891,070	88,780,219
Class I	50,773,363	175,749,091	19,957	N/A	N/A	N/A	98,955,808	1,747,641
Class R-3	369,051	—	—	N/A	N/A	N/A	1,416,672	828,797
Class R-5	15,416,385	537,399	—	N/A	N/A	N/A	33,120,932	13,799,482

Net asset value (“NAV”), offering and redemption price per share
Class A	$28.36	$15.07	$27.77	$13.53	$6.92	$29.82	$26.51	$30.87
Maximum offering price (c)	$29.77	$15.82	$29.15	$14.20	$7.19	$31.31	$27.83	$32.41
Class C	$25.21	$14.89	$24.96	$13.16	$6.85	$27.17	$23.72	$26.68
Class I	$28.62	$15.09	$28.02	N/A	N/A	N/A	$26.69	$31.07
Class R-3	$28.30	$—	$—	N/A	N/A	N/A	$26.42	$30.78
Class R-5	$28.54	$15.05	$—	N/A	N/A	N/A	$26.69	$31.07

Shares of beneficial interest outstanding
Class A	17,908,351	1,405,274	4,578,587	6,604,910	3,025,169	5,211,682	43,079,906	8,719,862
Class C	5,640,842	970,565	2,547,485	4,011,717	2,000,547	6,276,872	14,963,617	3,327,341
Class I	1,774,315	11,649,514	712	N/A	N/A	N/A	3,707,054	56,243
Class R-3	13,041	—	—	N/A	N/A	N/A	53,613	26,930
Class R-5	540,229	35,704	—	N/A	N/A	N/A	1,240,760	444,118

(a) Identified cost	$561,623,448	$185,504,403	$151,036,304	$116,045,699	$39,458,383	$269,096,824	$1,562,902,581	$335,046,024
(b) Identified cost is the same as value.
(c) For all funds except for the High Yield Bond Fund, maximum offering price is computed as 100/95.25 of NAV. For the High Yield Bond Fund, it is computed as 100/96.25 of NAV.

42        The accompanying notes are an integral part of the financial statements.

Statements of Operations

UNAUDITED        11.01.2007 -04.30.2008

	Capital Appreciation Trust	Core Equity Fund	Diversified Growth Fund	Growth and Income Trust	High Yield Bond Fund	International Equity Fund	Mid Cap Stock Fund	Small Cap Stock Fund
Investment income
Dividends (a)	$2,455,576	$2,328,841	$493,024	$2,580,538	$3,849	$2,173,300	$7,417,318	$1,431,976
Interest	343,411	320,531	142,971	405,510	1,959,915	79,612	289,603	194,417
Other income	—	—	—	—	78,944	—	—	—
Total income	2,798,987	2,649,372	635,995	2,986,048	2,042,708	2,252,912	7,706,921	1,626,393

Expenses

Investment advisory fee	2,121,217	630,595	538,138	399,183	85,864	1,157,338	4,452,439	1,144,124
Administrative fee	515,426	114,608	134,530	108,198	28,621	244,127	1,193,050	282,303
Distribution fees	1,355,246	104,408	458,162	384,384	87,242	1,049,291	3,239,746	804,759
Shareholder servicing fees	434,726	170,670	123,356	88,729	26,989	146,296	1,195,528	314,841
Fund accounting fee	50,353	49,221	47,901	47,697	53,616	31,027	50,742	50,742
Professional fees	41,108	34,798	34,782	44,361	25,764	45,491	34,751	39,395
State qualification expenses	52,297	30,042	28,719	20,056	16,859	25,957	57,400	33,415
Reports to shareholders	24,836	14,653	3,650	5,556	2,203	10,634	70,824	14,355
Trustees and officers compensation	16,228	19,352	19,352	19,352	19,398	19,352	19,352	16,352
Custodian fee	19,866	5,832	2,698	15,821	3,817	158,051	51,515	11,661
Other	20,638	13,646	13,640	11,135	10,085	11,440	29,412	16,264
Total expenses before adjustments	4,651,941	1,187,825	1,404,928	1,144,472	360,458	2,899,004	10,394,759	2,728,211
Fees and expenses waived	—	(69,143)	(5)	—	(99,718)	—	—	(87)
Recovered fees previously waived by Manager	2	—	—	47,264	11,366	—	—	—
Expense offsets	(801)	(657)	(1,489)	(384)	(1,452)	(4,401)	(10,687)	(3,313)
Total expenses after adjustments	4,651,142	1,118,025	1,403,434	1,191,352	270,654	2,894,603	10,384,072	2,724,811
Net investment income (loss)	(1,852,155)	1,531,347	(767,439)	1,794,696	1,772,054	(641,691)	(2,677,151)	(1,098,418)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on investments	(19,000,003)	(6,811,287)	11,102,994	(3,457,414)	(2,601,768)	2,400,127	(8,867,639)	14,318,771
Net realized gain (loss) on foreign currency transactions	—	—	—	(20,887)	24,673	(3,990,328)	—	—
Net change in unrealized appreciation (depreciation) on investments	(51,427,132)	(20,649,823)	(18,735,270)	(20,676,604)	(1,053,944)	(40,156,869)	(155,960,424)	(66,875,436)
Net change in unrealized appreciation (depreciation) on translation of assets and liabilities denominated in foreign currencies	—	—	—	(543)	—	2,686,481	—	—
Net gain (loss) on investments	(70,427,135)	(27,461,110)	(7,632,276)	(24,155,448)	(3,631,039)	(39,060,589)	(164,828,063)	(52,556,665)
Net increase (decrease) in net assets resulting from operations	(72,279,290)	(25,929,763)	(8,399,715)	(22,360,752)	(1,858,985)	(39,702,280)	(167,505,214)	(53,655,083)

(a) Net of foreign withholding taxes	$13,670	$—	$8,382	$138,591	$—	$217,109	$340,925	$2,235

The accompanying notes are an integral part of the financial statements.        43

Statements of Changes in Net Assets

	Capital Appreciation Trust		Core Equity Fund		Diversified Growth Fund
	11/1/07 to 4/30/08*	11/1/06 to 10/31/07	11/1/07 to 4/30/08*	11/1/06 to 10/31/07	11/1/07 to 4/30/08*	11/1/06 to 10/31/07
Net assets, beginning of period	$798,609,436	$611,368,188	$227,229,575	$165,300,826	$199,359,924	$213,089,008
Increase (decrease) in net assets from operations
Net investment income (loss)	(1,852,155)	(371,125)	1,531,347	1,941,909	(767,439)	(2,056,014)
Net realized gain (loss) on investments	(19,000,003)	108,925,891	(6,811,287)	9,853,047	11,102,994	38,129,001
Net realized gain (loss) on foreign currency transactions	—	—	—	—	—	—
Net change in unrealized appreciation (depreciation) on investments	(51,427,132)	28,252,567	(20,649,823)	7,274,527	(18,735,270)	20,335,484
Net change in unrealized appreciation (depreciation) on translation of assets and liabilities denominated in foreign currencies	—	—	—	—	—	—
Net increase (decrease) in net assets resulting from operations	(72,279,290)	136,807,333	(25,929,763)	19,069,483	(8,399,715)	56,408,471
Distributions to shareholders from

Net investment income	—	—	(2,264,236)	(1,206,000)	—	—
Net realized gains	(103,643,660)	(3,788,440)	(9,857,625)	(1,258,126)	(31,289,716)	(19,610,548)
Net distributions to shareholders	(103,643,660)	(3,788,440)	(12,121,861)	(2,464,126)	(31,289,716)	(19,610,548)
Fund share transactions
Proceeds from shares sold-Class A	60,967,576	138,904,199	669,441	5,744,266	18,185,949	16,056,256
Proceeds from shares converted-Class A	—	37,528,784	—	—	—	13,841,816
Issued as reinvestment of distributions-Class A	68,156,580	2,202,349	1,255,722	265,763	18,440,356	11,255,297
Cost of shares redeemed-Class A	(64,601,374)	(91,369,855)	(3,101,008)	(4,591,890)	(14,930,853)	(69,956,204)
Proceeds from shares sold-Class C	5,087,285	16,143,301	662,692	3,550,960	2,790,955	3,163,935
Issued as reinvestment of distributions-Class C	21,930,491	902,418	724,547	105,968	11,382,863	6,032,538
Cost of shares redeemed-Class C	(14,853,731)	(25,724,333)	(1,469,770)	(2,133,706)	(4,781,544)	(16,813,493)
Proceeds from shares sold-Class I	8,596,646	16,921,374	28,172,513	61,816,094	948	1,286
Issued as reinvestment of distributions-Class I	6,449,529	189,247	9,891,817	2,040,608	3,067	1,246
Cost of shares redeemed-Class I	(4,331,042)	(4,060,070)	(14,121,400)	(22,070,365)	—	(80)
Proceeds from shares sold-Class R-3	395,137	467	—	—	—	—
Issued as reinvestment of distributions-Class R-3	43,729	—	—	—	—	—
Cost of shares redeemed-Class R-3	(14,594)	—	—	—	—	—
Proceeds from shares sold-Class R-5	5,913,477	5,107,344	19,086	654,996	—	—
Issued as reinvestment of distributions-Class R-5	1,474,877	39,845	32,104	—	—	—
Cost of shares redeemed-Class R-5	(1,251,285)	(2,055,464)	(1,974)	(59,314)	—	—
Net decrease from fund share transactions-Class B	—	(40,507,272)	—	—	—	(14,109,621)
Proceeds from Fund redemption fees	—	20	—	12	—	17
Net increase (decrease) from fund share transactions	93,963,301	54,222,355	22,733,770	45,323,392	31,091,741	(50,527,007)
Increase (decrease) in net assets	(81,959,649)	187,241,248	(15,317,854)	61,928,749	(8,597,690)	(13,729,084)
Net assets, end of period (a)	716,649,787	798,609,436	211,911,721	227,229,575	190,762,234	199,359,924
(a) Includes undistributed net investment income (accumulated net investment loss) of:	$(1,852,155)	$—	$1,531,347	$1,407,924	$(767,439)	$—

Shares issued and redeemed

Shares sold-Class A	2,139,833	4,212,669	42,594	339,479	673,237	529,022
Shares converted-Class A	—	1,216,061	—	—	—	488,654.00
Issued as reinvestment of distributions-Class A	2,308,827	72,517	77,514	16,146	655,075	415,018
Shares redeemed-Class A	(2,272,513)	(2,802,627)	(199,872)	(264,864)	(523,908)	(2,446,968)
Shares sold-Class C	199,981	548,264	43,659	210,707	112,362	114,979
Issued as reinvestment of distributions-Class C	833,225	32,555	45,143	6,485	448,674	240,724
Shares redeemed-Class C	(589,407)	(876,012)	(96,987)	(125,304)	(200,055)	(626,907)
Shares sold-Class I	302,348	519,448	1,819,001	3,596,750	34	44
Issued as reinvestment of distributions-Class I	216,864	6,215	610,606	123,899	108	46
Shares redeemed-Class I	(155,178)	(121,072)	(921,512)	(1,273,788)	—	(3)
Shares sold-Class R-3	12,052	13	—	—	—	—
Issued as reinvestment of distributions-Class R-3	1,483	—	—	—	—	—
Shares redeemed-Class R-3	(507)	—	—	—	—	—
Shares sold-Class R-5	212,077	159,807	1,245	35,967	—	—
Issued as reinvestment of distributions-Class R-5	49,709	1,311	1,988	—	—	—
Shares redeemed-Class R-5	(43,444)	(61,585)	(130)	(3,366)	—	—
Net decrease from shares issued and redeemed-Class B	—	(1,441,066)	—	—	—	(539,018)
Shares issued and redeemed	3,215,350	1,466,498	1,423,249	2,662,111	1,165,527	(1,824,409)

*	Unaudited.

44        The accompanying notes are an integral part of the financial statements.

Statements of Changes in Net Assets

Growth and Income Trust		High Yield Bond Fund		International Equity Fund		Mid Cap Stock Fund		Small Cap Stock Fund
11/1/07 to 4/30/08*	11/1/06 to 10/31/07	11/1/07 to 4/30/08*	11/1/06 to 10/31/07	11/1/07 to 4/30/08*	11/1/06 to 10/31/07	11/1/07 to 4/30/08*	11/1/06 to 10/31/07	11/1/07 to 4/30/08*	11/1/06 to 10/31/07
$155,175,889	$125,274,504	$45,256,969	$59,535,011	$355,441,137	$214,233,953	$1,851,253,969	$1,336,135,358	$453,905,178	$391,432,606
1,794,696	2,619,676	1,772,054	3,928,436	(641,691)	1,076,510	(2,677,151)	(5,711,648)	(1,098,418)	(2,375,496)
(3,457,414)	16,322,391	(2,601,768)	789,990	2,400,127	31,857,601	(8,867,639)	196,324,615	14,318,771	67,742,702
(20,887)	(91,022)	24,673	—	(3,990,328)	(365,868)	—	—	—	—
(20,676,604)	13,964,125	(1,053,944)	(2,105,924)	(40,156,869)	48,090,567	(155,960,424)	99,728,816	(66,875,436)	3,021,994
(543)	5,619	—	—	2,686,481	(3,475,712)	—	—	—	—
(22,360,752)	32,820,789	(1,858,985)	2,612,502	(39,702,280)	77,183,098	(167,505,214)	290,341,783	(53,655,083)	68,389,200
(1,477,786)	(2,539,676)	(1,855,186)	(3,946,469)	—	(2,846,330)	—	—	—	—
(16,433,145)	(4,406,301)	—	—	(29,731,591)	(16,103,129)	(192,218,338)	(141,917,616)	(64,932,432)	(30,288,447)
(17,910,931)	(6,945,977)	(1,855,186)	(3,946,469)	(29,731,591)	(18,949,459)	(192,218,338)	(141,917,616)	(64,932,432)	(30,288,447)
16,511,404	16,513,271	2,567,531	6,156,632	23,758,823	51,170,648	149,935,869	399,168,466	29,288,530	71,844,759
—	10,070,931	—	6,369,229	—	6,528,838	—	56,563,684	—	9,394,896
10,412,942	3,748,593	759,959	1,579,038	12,054,716	7,266,598	123,720,543	88,138,319	40,301,242	18,044,955
(8,991,592)	(18,275,435)	(8,770,337)	(15,610,120)	(14,839,203)	(16,638,735)	(193,721,185)	(247,533,407)	(43,774,709)	(70,485,402)
6,523,745	7,894,536	551,679	1,745,565	14,642,510	44,943,345	18,092,085	56,839,496	3,838,230	10,617,679
6,423,982	2,370,064	501,921	959,249	15,706,259	10,025,814	44,098,171	36,460,148	16,249,154	7,858,335
(3,631,661)	(8,186,586)	(2,525,054)	(6,357,552)	(11,348,711)	(14,413,095)	(32,857,872)	(56,388,856)	(10,182,417)	(16,545,310)
—	—	—	—	—	—	25,769,520	73,813,986	253,554	1,646,872
—	—	—	—	—	—	8,841,731	1,805,339	261,024	60,929
—	—	—	—	—	—	(10,889,441)	(7,810,643)	(208,242)	(95,987)
—	—	—	—	—	—	309,728	1,175,337	277,927	1,054,630
—	—	—	—	—	—	156,975	42,742	115,250	544
—	—	—	—	—	—	(237,318)	(285,060)	(265,351)	(164,912)
—	—	—	—	—	—	6,688,664	22,191,828	1,696,112	1,853,663
—	—	—	—	—	—	3,591,397	1,230,356	2,091,439	966,637
—	—	—	—	—	—	(4,528,764)	(4,370,337)	(940,483)	(2,298,572)
—	(10,108,979)	—	(7,786,249)	—	(5,910,449)	—	(54,349,258)	—	(9,382,149)
—	178	—	133	—	581	—	2,304	—	252
27,248,820	4,026,573	(6,914,301)	(12,944,075)	39,974,394	82,973,545	138,970,103	366,694,444	39,001,260	24,371,819
(13,022,863)	29,901,385	(10,628,472)	(14,278,042)	(29,459,477)	141,207,184	(220,753,449)	515,118,611	(79,586,255)	62,472,572
142,153,026	155,175,889	34,628,497	45,256,969	325,981,660	355,441,137	1,630,500,520	1,851,253,969	374,318,923	453,905,178

$1,794,696	$(85,994)	$1,772,054	$444,200	$(641,691)	$2,615,079	$(2,677,151)	$(208,006)	$(1,098,418)	$110,883

1,129,677	1,016,424	368,075	794,194	768,353	1,585,498	5,604,047	13,305,724	930,701	1,868,618
—	668,474	—	803,501	—	209,419	—	1,955,768	—	249,290
679,762	247,300	108,056	204,297	383,298	246,325	4,409,143	3,146,673	1,229,446	493,571
(625,217)	(1,173,290)	(1,266,596)	(2,016,031)	(487,232)	(516,795)	(7,204,226)	(8,167,648)	(1,344,073)	(1,816,194)
452,286	507,831	79,479	229,553	515,822	1,511,601	752,163	2,079,150	138,113	309,828
429,453	161,900	72,321	125,268	546,685	366,441	1,752,013	1,422,557	571,952	240,537
(263,532)	(540,965)	(366,833)	(833,832)	(411,809)	(486,835)	(1,375,761)	(2,054,154)	(370,002)	(478,108)
—	—	—	—	—	—	945,625	2,480,668	7,892	42,145
—	—	—	—	—	—	313,425	64,338	7,919	1,664
—	—	—	—	—	—	(413,216)	(254,540)	(6,666)	(2,422)
—	—	—	—	—	—	11,314	39,872	9,151	26,015
—	—	—	—	—	—	5,610	1,527	3,526	15
—	—	—	—	—	—	(8,821)	(9,458)	(7,954)	(4,003)
—	—	—	—	—	—	240,320	729,209	54,411	48,285
—	—	—	—	—	—	127,309	43,894	63,473	26,425
—	—	—	(994,210)	—	—	(164,878)	(141,916)	(29,444)	(59,047)
—	(687,115)	—	—	—	(204,012)	—	(2,054,330)	—	(278,831)
1,802,429	200,559	(1,005,498)	(1,687,260)	1,315,117	2,711,642	4,994,067	12,587,334	1,258,445	667,788

The accompanying notes are an integral part of the financial statements.        45

Notes to Financial Statements

UNAUDITED        04.30.2008

NOTE 1 | Organization and investment objective Heritage Capital Appreciation Trust, Heritage Growth and Income Trust, Heritage Income Trust, and Heritage Series Trust, (each, a “Trust” and collectively the “Trusts”) are organized as separate Massachusetts business trusts and are registered under the Investment Company Act of 1940, as amended, as diversified, open-end management investment companies. The Trusts may offer shares in one or more series (each, a “Fund” and collectively the “Funds”) and are advised by Heritage Asset Management, Inc. (the “Manager” or “Heritage”). The Heritage Mutual Funds consist of the Trusts in addition to another investment company advised by the Manager, the Heritage Cash Trust. Members of the Boards of Trustees (“Boards of Trustees” or the “Boards”) for the Heritage Mutual Funds may serve as trustees for one or more Trusts.

The Heritage Capital Appreciation Trust (“Capital Appreciation Trust”) seeks long-term capital appreciation. The Heritage Growth and Income Trust (“Growth and Income Trust”) primarily seeks long-term capital appreciation and, secondarily, seeks current income. The Heritage Income Trust presently offers shares in the High Yield Bond Fund which seeks high current income. The Heritage Series Trust presently offers shares in five series: 1) the Core Equity Fund which seeks long-term growth through capital appreciation; 2) the Diversified Growth Fund which seeks long-term capital appreciation; 3) the International Equity Fund which seeks capital appreciation principally through investment in a portfolio of international equity securities; 4) the Mid Cap Stock Fund which seeks long-term capital appreciation; and 5) the Small Cap Stock Fund which seeks long-term capital appreciation.

At a regular meeting of the Boards of Trustees on August 15, 2006, the Boards voted to change the fiscal and tax year end of the Capital Appreciation Trust from August 31 to October 31 and to change the Growth and Income Trust and High Yield Bond Fund fiscal and tax year ends from September 30 to October 31.

Class offerings The Trusts are authorized and currently offer Class A and Class C shares to the public. Additionally, the Capital Appreciation Trust and Heritage Series Trust are authorized to offer Class I, Class R-3 and Class R-5 shares to qualified buyers (the International Equity Fund currently offers Class A and Class C only).

•

In the High Yield Bond Fund, Class A shares are sold subject to a maximum front-end sales charge of 3.75% of the amount invested payable at the time of purchase. In each of the other Funds, Class A shares are sold at a maximum front-end sales charge of 4.75%. Class A share investments greater than $1 million, which are not sold subject to a sales charge, may be subject to a contingent deferred sales charge (“CDSC”) of 1% of the lower of net asset value (“NAV”) or purchase price if redeemed within 18 months of purchase.

•	Class C shares are sold subject to a CDSC of 1% of the lower of NAV or purchase price if redeemed prior to one year of purchase.

•

Class I, Class R-3 and Class R-5 shares are each sold without a front-end sales charge or a CDSC to qualified buyers. As of the six-month period ended April 30, 2008, there were no shares issued in Class R-3 for the Core Equity Fund or Diversified Growth Fund nor were there shares issued in Class R-5 for the Diversified Growth Fund.

•

Class B shares, an additional class of shares, are no longer offered. As of March 30, 2007, all Class B shares were converted to Class A shares and are no longer outstanding. The conversion from Class B shares was not a taxable event and shareholders, as of the conversion date, were not charged a CDSC.

NOTE 2 | Significant accounting policies

Use of estimates The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates and those differences could be material.

Valuation of securities The price of each Fund’s shares is based on the Fund’s NAV per share. Each Fund determines the NAV of its shares on each day the New York Stock Exchange (“NYSE”) is open for business, as of the close of the customary trading session (typically 4:00 ET), or earlier NYSE closing time that day. If the NYSE or other securities exchange modifies the closing price of securities traded on that exchange after the Fund is priced, Heritage is not required to revalue the Fund.

Generally, the Funds value portfolio securities for which market quotations are readily available at market value; however, the Fund may adjust the market quotation price to reflect events that occur between the close of those markets and the time of the Fund’s determination of the NAV.

Both the latest transaction prices and adjustments are furnished by an independent pricing service subject to supervision by the Boards of Trustees. The Funds value all

Notes to Financial Statements

UNAUDITED        04.30.2008

other securities and assets for which market quotations are unavailable or unreliable at their fair value in good faith using procedures (“Procedures”) approved by the Boards of Trustees. Fair value is that amount that the owner might reasonably expect to receive for the security upon its current sale. Fair value requires consideration of all appropriate factors, including indications of fair value available from pricing services. A fair value price is an estimated price and may vary from the prices used by other mutual funds to calculate their NAVs. Fair value pricing methods, Procedures and pricing services can change from time to time as approved by the Boards of Trustees. Pursuant to the Procedures, the Boards of Trustees has delegated the day-to-day responsibility for applying and administering the Procedures to a Valuation Committee comprised of associates from Heritage. The composition of this Valuation Committee may change from time to time.

There can be no assurance, however, that a fair value price used by a Fund on any given day will more accurately reflect the market value of a security or securities than the market price of such security or securities on that day. Fair value pricing may deter shareholders from trading the Fund shares on a frequent basis in an attempt to take advantage of arbitrage opportunities resulting from potentially stale prices of portfolio holdings. However, it cannot eliminate the possibility of frequent trading. Specific types of securities are valued as follows:

•

Domestic exchange traded equity securities Market quotations are generally available and reliable for domestic exchange traded equity securities. If market quotations are not available or are unreliable, Heritage will value the security at fair value in good faith using the Procedures.

•

Foreign securities If market quotations from a pricing source are available and reliable for foreign exchange traded equity securities, the securities will be valued at the market quotations. Because trading hours for certain foreign securities end before the close of the NYSE, closing market quotations may become unreliable. Heritage relies on a screening process from a fair valuation vendor to indicate the degree of certainty, based on historical data, that the closing price in the principal market where a foreign security trades is not reliable and does not reflect the current market value as of the close of the NYSE. Consequently, fair valuation of portfolio securities may occur on a daily basis. The Fund may also fair value a security if certain events occur between the time trading ends on a particular security and the time of the Fund’s NAV calculation. The Fund may fair value the particular security if the events are significant and make the closing price unreliable. If an issuer specific event has occurred that Heritage determines, in its judgment, is likely to have affected the closing price of a foreign security, it will price the security at fair value. Securities and other assets quoted in foreign currencies are valued in U.S. dollars based on exchange rates provided by a pricing service. The pricing vendor, pricing methodology or degree of certainty may change from time to time. Fund securities primarily traded on foreign markets may trade on days that are not business days of the Fund. Because the NAV of Fund shares is determined only on business days of the Fund, the value of the portfolio securities of a Fund that invests in foreign securities may change on days when you will not be able to purchase or redeem shares of the Fund.

•

Fixed income securities Government, corporate, asset-backed and municipal bonds and convertible securities, including high yield or junk bonds, normally are valued on the basis of prices provided by independent pricing services. Prices provided by the pricing services may be determined without exclusive reliance on quoted prices, and may reflect appropriate factors such as institution-size trading in similar groups of securities, developments related to special securities, dividend rate, maturity and other market data. If the prices provided by the pricing service and independent quoted prices are unreliable, the valuation committee described above will fair value the security using Procedures.

•	Short-term securities The Funds’ short-term investments are valued at amortized cost when the security has 60 days or less to maturity.

Foreign currency transactions The books and records of each Fund are maintained in U.S. dollars. Foreign currency transactions are translated into U.S. dollars on the following basis: (i) market value of investment securities, other assets and other liabilities at the daily rates of exchange, and (ii) purchases and sales of investment securities, dividend and interest income and certain expenses at the rates of exchange prevailing on the respective dates of such transactions. Each Fund does not isolate that portion of gains and losses on investments which is due to changes in foreign exchange rates from that which is due to changes in market prices of the investments. Such fluctuations are included with the net realized and unrealized gains and losses from investment transactions. Net realized gain (loss) from foreign currency transactions and the net change in unrealized appreciation (depreciation) on translation of assets and liabilities denominated in foreign currencies include gains and losses

Notes to Financial Statements

UNAUDITED        04.30.2008

between trade and settlement date on securities transactions, gains and losses arising from the purchase and sale of forward foreign currency contracts and gains and losses between the ex and payment dates on dividends, interest and foreign withholding taxes.

Forward foreign currency contracts Each of the Funds except the Small Cap Stock Fund is authorized to enter into forward foreign currency contracts which are used primarily to hedge against foreign currency exchange rate risk on its non-U.S. dollar denominated investment securities. Forward foreign currency contracts are valued on each valuation day and the unrealized gain or loss is included in the Statement of Assets and Liabilities. When the contracts are closed, the gain or loss is realized. Realized and unrealized gains and losses are included in the Statements of Operations. Risks may arise from unanticipated movements in the currency’s value relative to the U.S. dollar and from the possible inability of counter-parties to meet the terms of their contracts.

Real estate investment trusts (“REITs”) There are certain additional risks involved in investing in REITs. These include, but are not limited to, economic conditions, changes in zoning laws, real estate values, property taxes and interest rates. Dividend income is recorded at the Manager’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost investments. The actual amounts of income, return of capital and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.

Repurchase agreements Each Fund enters into repurchase agreements whereby a Fund, through its custodian, receives delivery of the underlying securities, the market value of which at the time of purchase is required to be in an amount of at least 100% of the resale price. Repurchase agreements involve the risk that the seller will fail to repurchase the security, as agreed. In that case, each Fund will bear the risk of market value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.

Revenue recognition Investment security transactions are accounted for on a trade date basis. Dividend income is recorded on the ex-dividend date. Interest income is recorded on an accrual basis.

Expenses Each Fund is charged for those expenses that are directly attributable to it, while other expenses are allocated proportionately among the Heritage Mutual Funds based upon methods approved by the Boards of Trustees. Expenses that are directly attributable to a specific class of shares, such as distribution fees, shareholder servicing fees and administrative fees, are charged directly to that class. Other expenses of each Fund are allocated to each class of shares based upon their relative percentage of net assets. The Funds have entered into an arrangement with the custodian whereby each Fund receives credits on uninvested cash balances which are used to offset a portion of each Fund’s expenses. These custodian credits are shown as “Expense offsets” in the Statements of Operations.

Class allocations Each class of shares has equal rights to earnings and assets except that each class may bear different expense for administration, distribution and/or shareholder services. Income, expenses (other than expenses attributable to a specific class), and realized and unrealized gains or losses on investments are allocated to each class of shares based on its relative net assets.

Distribution of income and gains In each of the Funds except the Growth and Income Trust and High Yield Bond Fund, distributions of net investment income are made annually. In the Growth and Income Trust, distributions of net investment income are made quarterly and in the High Yield Bond Fund, distributions of net investment income are made monthly. Net realized gains from investment transactions during any particular year in excess of available capital loss carryforwards, which, if not distributed, would be taxable to each Fund, will be distributed to shareholders in the following fiscal year. Each Fund uses the identified cost method for determining realized gain or loss on investments for both financial and federal income tax reporting purposes.

Notes to Financial Statements

UNAUDITED        04.30.2008

All dividends paid by the Funds from net investment income are deemed to be ordinary income for Federal income tax purposes. Dividends paid by each Fund to shareholders from net investment income were as follows:

Distributions from net investment income	11/1/07 to 4/30/08	11/1/06 to 10/31/07
Core Equity Fund

Class A	$189,225	$112,366
Class I	2,068,073	1,093,634
Class R-5	6,938	—
Growth and Income Trust
Class A	1,056,669	1,699,237
Class B	—	47,329
Class C	421,117	793,110
High Yield Bond Fund

Class A	1,173,751	2,406,276
Class B	—	194,447
Class C	681,435	1,345,746
International Equity Fund

Class A	—	1,450,575
Class B	—	63,016
Class C	—	1,332,739

Dividends paid by each Fund to shareholders from net realized gains were as follows:

Distributions from net realized gains	11/1/07 to 4/30/08	11/1/06 to 10/31/07
Capital Appreciation Trust
Class A	$72,026,182	$2,342,132
Class B	—	248,003
Class C	23,540,004	969,213
Class I	6,558,868	189,247
Class R-3	43,729	—
Class R-5	1,474,877	39,845
Core Equity Fund

Class A	1,122,952	177,172
Class C	746,545	110,846
Class I	7,962,962	970,108
Class R-5	25,166	—
Diversified Growth Fund

Class A	19,595,467	12,109,563
Class B	—	1,297,838
Class C	11,691,182	6,201,901
Class I	3,067	1,246

Distributions from net realized gains	11/1/07 to 4/30/08	11/1/06 to 10/31/07
Growth and Income Trust

Class A	$10,152,491	$2,351,802
Class B	—	355,867
Class C	6,280,654	1,698,632
International Equity Fund

Class A	13,242,352	6,501,098
Class B	—	433,516
Class C	16,489,239	9,168,515
Mid Cap Stock Fund

Class A	132,489,950	94,068,687
Class B	—	6,231,135
Class C	45,853,865	38,164,272
Class I	10,126,151	2,180,424
Class R-3	156,975	42,742
Class R-5	3,591,397	1,230,356
Small Cap Stock Fund

Class A	45,150,387	20,253,581
Class B	—	747,867
Class C	17,297,442	8,258,155
Class I	277,914	61,663
Class R-3	115,250	544
Class R-5	2,091,439	966,637

Other In the normal course of business the Funds enter into contracts that contain a variety of representations and warranties, which provide general indemnifications. The Funds’ maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Funds and/or its affiliates that have not yet occurred. However, based on experience, the risk of loss to each Fund is expected to be remote.

Redemption fees Effective January 2, 2007, a redemption fee was no longer imposed for any type of transaction. Prior to January 2, 2007, a redemption fee of 2% of the value of the shares sold was imposed on fund shares sold (by redemption or exchange to another Heritage Mutual Fund) within seven calendar days of their acquisition by purchase or exchange. Redemption fees were accounted for as an addition to paid-in capital and offset the costs and market impact associated with short-term money movements.

Notes to Financial Statements

UNAUDITED        04.30.2008

NOTE 3 | Purchases and sales of securities For the six-month period ended April 30, 2008, purchases and sales of investment securities (excluding repurchase agreements and short-term obligations) were as follows:

	Purchases	Sales
Capital Appreciation Trust	$223,721,915	$231,101,094
Core Equity Fund	54,508,384	45,298,467
Diversified Growth Fund	91,353,649	83,633,396
Growth and Income Trust	46,025,162	33,095,530
High Yield Bond Fund (a)	9,337,015	15,592,444
International Equity Fund	109,529,127	106,933,810
Mid Cap Stock Fund	1,378,430,317	1,418,921,163
Small Cap Stock Fund	78,922,553	101,580,146

(a)	The High Yield Bond Fund also had paydowns in the amount of $35,648.

NOTE 4 | Investment advisory fees and other transactions with affiliates Each Fund has agreed to pay to the Manager an investment advisory and administrative fee equal to an annualized rate based on a percentage of each Fund’s average daily net assets, which is computed daily and payable monthly. For advisory services provided by the Manager, the current investment advisory rate for each Fund is as follows:

Investment advisory fee rate schedule	Breakpoint	Investment advisory fee
Capital Appreciation Trust	First $1 billion	0.60%
	Over $1 billion	0.55%
Core Equity Fund	All assets	0.60%
Diversified Growth Fund, Mid	First $500 million	0.60%
Cap Stock Fund and Small	$500 million to $1 billion	0.55%
Cap Stock Fund	Over $1 billion	0.50%
Growth and Income Trust	First $100 million	0.60%
	$100 million to $500 million	0.45%
	Over $500 million	0.40%
High Yield Bond Fund	First $100 million	0.45%
	$100 million to $500 million	0.35%
	Over $500 million	0.30%
International Equity Fund	First $100 million	0.85%
	$100 million to $1 billion	0.65%
	Over $1 billion	0.55%

For administrative services provided by the Manager, each Fund has agreed to pay an administrative rate of 0.15% for Class A, Class C and Class R-3 shares and 0.10% for Class I and Class R-5. For the six-month period ended April 30, 2008, the amount of administrative fees charged to the Funds were as follows:

Administrative fees	Class A		Class C
Capital Appreciation Trust	$376,371		$109,089
Core Equity Fund	17,153		11,373
Diversified Growth Fund	87,729		46,792
Growth and Income Trust	67,387		40,811
High Yield Bond Fund	17,837		10,784
International Equity Fund	115,644		128,483
Mid Cap Stock Fund	859,961		270,447
Small Cap Stock Fund	205,152		69,155

Administrative fees (cont’d)	Class I	Class R-3	Class R-5
Capital Appreciation Trust	$23,786	$210	$5,970
Core Equity Fund	85,816	—	266
Diversified Growth Fund	9	—	—
Mid Cap Stock Fund	45,552	1,049	16,041
Small Cap Stock Fund	854	541	6,601

Subadvisory fees The Manager enters into subadvisory agreements with certain parties to provide to the Funds investment advice, portfolio management services (including the placement of brokerage orders) and certain compliance and other services.

The Manager entered into subadvisory agreements with unaffiliated parties to serve as subadviser to the Capital Appreciation Trust, Growth and Income Trust, High Yield Bond Fund and International Equity Fund. The Manager also entered into subadvisory agreements with Eagle Asset Management, Inc. (“Eagle”), an affiliate of Heritage, to serve as an additional subadviser to the Capital Appreciation Trust and Growth and Income Trust; however, the Manager currently has not allocated any assets of these Funds to Eagle.

To serve as sole subadviser to the Core Equity Fund, Diversified Growth Fund and Mid Cap Stock Fund, the Manager entered into subadvisory agreements with Eagle. Eagle Boston Investment Management, Inc. (“EBIM”), previously known as Awad Asset Management, Inc., an affiliate of Heritage, and Eagle entered into subadvisory agreements with the Manager to serve as subadvisers for the Small Cap Stock Fund. For these subadvisory agreements with Eagle and EBIM, the Manager is charged an annualized rate as a percentage of each Fund’s average daily net assets, computed daily and payable monthly. For the Core Equity Fund, the rate charged is 0.375% on all Fund assets. For the Diversified Growth Fund, Mid Cap Stock Fund and Small Cap Stock Fund the rate charged is 0.375% on the first $500 million of total assets, 0.35% on assets between $500 million and $1 billion, and 0.325% on all assets over $1 billion.

Notes to Financial Statements

UNAUDITED        04.30.2008

Distribution fees Pursuant to the Class A, Class C and Class R-3 Distribution plans and in accordance with Rule 12b-1 of the Investment Company Act of 1940, as amended, the Funds are authorized to pay Heritage Fund Distributors, Inc. (the “Distributor” or “HFD”), a wholly owned subsidiary of Heritage, a fee based on the average daily net assets for each class of shares, accrued daily and payable monthly. The distribution rate for Class A shares is 0.25%. The distribution rate for Class C shares in each of the Funds except for the High Yield Bond Fund is 1%. The distribution rate for Class C shares in the High Yield Bond Fund is 0.80%. The distribution rate for Class R-3 shares is 0.50%. The Distribution plan for Class I and Class R-5 shares does not authorize a distribution fee to be paid from Fund assets. For the six-month period ended April 30, 2008, the amount of distribution fees charged to the Funds were as follows:

Distribution fees	Class A	Class C	Class R-3
Capital Appreciation Trust	$627,287	$727,260	$699
Core Equity Fund	28,590	75,818	—
Diversified Growth Fund	146,214	311,948	—
Growth and Income Trust	112,311	272,073	—
High Yield Bond Fund	29,729	57,513	—
International Equity Fund	192,740	856,551	—
Mid Cap Stock Fund	1,433,268	1,802,982	3,496
Small Cap Stock Fund	341,920	461,035	1,804

Heritage, Eagle, and EBIM are all wholly owned subsidiaries of Raymond James Financial, Inc. (“RJF”).

Sales charges For the six-month period ended April 30, 2008, total front-end and CDSCs paid to the Distributor were as follows:

	Front-end sales charge		Contingent deferred sales charges
	Class A	Class A	Class C
Capital Appreciation Trust	$81,876	$—	$4,211
Core Equity Fund	5,738	—	583
Diversified Growth Fund	21,715	—	1,007
Growth and Income Trust	92,055	—	4,198
High Yield Bond Fund	3,137	—	590
International Equity Fund	112,076	—	15,175
Mid Cap Stock Fund	204,291	185	14,273
Small Cap Stock Fund	67,165	—	2,879

The Distributor paid commissions to salespersons from these fees and incurred other distribution costs.

Agency commissions For the six-month period ended April 30, 2008, total agency brokerage commissions paid by the Funds and agency brokerage commissions paid directly to Raymond James & Associates, Inc., an affiliate of the Manager, were as follows:

	Total agency brokerage commissions	Paid to Raymond James & Associates, Inc.
Capital Appreciation Trust	$312,199	$—
Core Equity Fund	90,614	—
Diversified Growth Fund	137,218	3,462
Growth and Income Trust	44,130	—
International Equity Fund	226,602	1,264
Mid Cap Stock Fund	2,229,484	32,624
Small Cap Stock Fund	215,333	11,657

Fund accounting fees The Manager is the Fund Accountant for each of the Funds except the International Equity Fund. For providing Fund Accounting services, the Manager receives payment from the Funds at a fixed base fee per fund, a multiple class fee and any out-of-pocket expenses. These fees are disclosed on each Fund’s Statement of Operations. The Custodian, not the Manager, provides Fund Accounting services for the International Equity Fund.

Shareholder servicing fees The Manager is the Shareholder Servicing Agent for each of the Funds. For providing Shareholder Services, the Manager receives payment from the Funds at a fixed fee per shareholder account plus any out-of-pocket expenses. For the six-month period ended April 30, 2008, the amount of Shareholder Servicing fees charged to the Funds were as follows:

Shareholder servicing fees	Class A		Class C
Capital Appreciation Trust	$327,783		$97,779
Core Equity Fund	10,453		13,335
Diversified Growth Fund	81,010		42,333
Growth and Income Trust	55,023		33,706
High Yield Bond Fund	17,880		9,109
International Equity Fund	67,551		78,745
Mid Cap Stock Fund	885,305		246,955
Small Cap Stock Fund	230,534		75,646

Shareholder servicing fees (cont’d)	Class I	Class R-3	Class R-5
Capital Appreciation Trust	$4,932	$60	$4,172
Core Equity Fund	146,876	—	6
Diversified Growth Fund	13	—	—
Mid Cap Stock Fund	54,022	573	8,673
Small Cap Stock Fund	1,405	47	7,209

Notes to Financial Statements

UNAUDITED        04.30.2008

Expense limitations For the periods indicated in the table below, the Manager has contractually agreed to waive its fees and/or reimburse expenses to each class to the extent that the annual operating expense rate for each class of shares exceed the following annualized rates as a percentage of average daily net assets of each class of shares.

Expense limitations rate schedule	3/1/08 to 2/28/09	1/2/07 to 2/29/08
Capital Appreciation Trust

Class A	1.35%	1.35%
Class C	2.15%	2.15%
Class I	0.95%	0.95%
Class R-3	1.65%	1.65%
Class R-5	0.95%	0.95%
Core Equity Fund

Class A	1.35%	1.65%
Class C	2.15%	2.45%
Class I	0.95%	0.95%
Class R-3	1.65%	1.95%
Class R-5	0.95%	0.95%
Diversified Growth Fund

Class A	1.45%	1.60%
Class C	2.25%	2.40%
Class I	0.95%	0.95%
Class R-3	1.75%	1.90%
Class R-5	0.95%	0.95%
Growth and Income Trust

Class A	1.35%	1.35%
Class C	2.15%	2.15%
High Yield Bond Fund

Class A	1.20%	1.20%
Class C	1.80%	1.80%
International Equity Fund

Class A	1.65%	1.65	% (c)
Class C	2.45%	2.45	% (c)
Mid Cap Stock Fund

Class A	1.45%	1.45%
Class C	2.25%	2.25%
Class I	0.95%	0.95%
Class R-3	1.75%	1.75%
Class R-5	0.95%	0.95%

Expense limitations rate schedule	3/1/08 to 2/28/09	1/2/07 to 2/29/08
Small Cap Stock Fund
Class A	1.40%	1.40%
Class C	2.20%	2.20%
Class I	0.95%	0.95%
Class R-3	1.60%	1.60%
Class R-5	0.95%	0.95%

(c)	Effective July 1, 2007, the Manager voluntarily, but not contractually, agreed to waive its fees and/or reimburse expenses to Class A and Class C shares to the extent that the annual operating expense rate for each of these classes of shares exceed 1.45% and 2.25%, respectively, of those shares average daily net assets.

For the six-month period ended April 30, 2008, fees and expenses waived and/or reimbursed based on the expense rate limitation schedule were as follows:

Expenses waived and/or reimbursed	Class A	Class C	Class I
High Yield Bond Fund	$65,447	$34,271	$—
Core Equity Fund	—	—	69,143
Diversified Growth Fund	—	—	5
Small Cap Stock Fund	—	—	87

For the six-month period ended April 30, 2008, a portion or all of a Fund’s fees and expenses previously waived and/or reimbursed may be recoverable by the Manager prior to their expiration date. The Manager must recover from the same class of shares any previously waived and/or reimbursed fees and expenses within two years from the Fund’s fiscal year end during which the fees and expenses where originally waived and/or reimbursed. Previously waived and/or reimbursed fees and expenses are recovered by the Manager when expenses in the current fiscal year fall below the expense rate limitation in effect. The following table shows the amounts that the Manager may be allowed to recover by Fund and by class of shares and the date in which these amounts will expire.

Recoverable expenses	10/31/10	10/31/09	10/31/08	9/30/08
Core Equity Fund Class I	$69,143	$142,963	$181,171	$—
Diversified Growth Fund Class I	5	21	5	—
Growth and Income Trust Class A	—	38,361	13,514	26,556
Growth and Income Trust Class C	—	6,357	8,286	3,180
High Yield Bond Fund	—	—	22,450	216,634
High Yield Bond Fund Class A	58,200	148,917	8,288	—
High Yield Bond Fund Class C	30,152	72,708	4,382	—
Small Cap Stock Fund Class I	87	29	46	—

Notes to Financial Statements

UNAUDITED        04.30.2008

For the six-month period ended April 30, 2008, the Manager recovered previously waived expenses from the Capital Appreciation Trust, Growth and Income Trust and High Yield Bond Fund in the amounts of $2, $47,264 and $11,366, respectively.

Trustees and officers compensation Each member of the Board of Trustees who is not an employee of the Manager receives an annual retainer along with meeting fees for those Heritage Mutual Funds’ regular or special meetings attended in person and 25% of such fees are received for telephonic meetings. All reasonable out-of-pocket expenses are also reimbursed. Trustees’ fees and expenses are allocated on a pro rata basis among each portfolio in the Heritage Mutual Funds for which a Trustee is elected to serve. Certain Officers of the Trusts may also be Officers and/or Directors of Heritage. Such Officers receive no compensation from the Heritage Mutual Funds except for the Heritage Mutual Funds’ Chief Compliance Officer. A portion of the Chief Compliance Officer’s total compensation is paid equally by each portfolio in the Heritage Mutual Funds.

NOTE 5 | Federal income taxes Each fund is treated as a single corporate taxpayer as provided for in the Tax Reform Act of 1986, as amended. Accordingly, no provision for federal income taxes is required since the Funds intend to continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code and distribute to shareholders all of its taxable income and gains. Federal income tax regulations differ from generally accepted accounting principles; therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character; these adjustments have no effect on net assets or NAV per share. Financial reporting records are not adjusted for temporary differences.

As of April 30, 2008, the identified cost of investments in securities owned by each Fund for federal income tax purposes were as follows:

Identified cost
Capital Appreciation Trust	$582,032,997
Core Equity Fund	214,266,296
Diversified Growth Fund	151,783,466
Growth and Income Trust	129,625,699

Identified cost
High Yield Bond Fund	$40,030,121
International Equity Fund	273,694,454
Mid Cap Stock Fund	1,577,953,593
Small Cap Stock Fund	348,084,670

As of April 30, 2008, the net unrealized appreciation (depreciation) of investments in securities owned by each Fund were as follows:

	Unrealized appreciation	Unrealized depreciation	Net unrealized appreciation (depreciation)
Capital Appreciation Trust	$163,729,209	$(28,583,317)	$135,145,892
Core Equity Fund	15,180,501	(17,200,991)	(2,020,490)
Diversified Growth Fund	35,733,514	(3,206,759)	32,526,755
Growth and Income Trust	19,219,559	(6,302,037)	12,917,522
High Yield Bond Fund	414,414	(6,242,062)	(5,827,648)
International Equity Fund	52,681,537	(9,638,960)	43,042,577
Mid Cap Stock Fund	126,977,326	(64,232,733)	62,744,593
Small Cap Stock Fund	68,969,512	(42,071,517)	26,897,995

NOTE 6 | New accounting pronouncements In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 establishes the minimum threshold for recognizing, and a system for measuring, the benefits of tax return positions presented and disclosed in the financial statements. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006 and is to be applied to all open tax years as of the effective date. The Manager has evaluated the Funds’ tax positions taken for all open tax years and has concluded that no provision for income tax is required in the Funds’ financial statements.

In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted. The Manager is evaluating the application of FAS 157 to the Funds, and is not in a position at this time to estimate the significance of its impact on the Funds’ financial statements.

Understanding Your Ongoing Costs

UNAUDITED

As a shareholder of a Fund, you incur two types of costs: (1) transaction costs, including sales charges on purchases, contingent deferred sales charges, or redemption fees, and (2) ongoing costs, including investment advisory fees; distribution (12b-1) fees, and other Fund expenses. The following sections are intended to help you understand your ongoing costs (in dollars) of investing in each Fund and to compare these costs with the ongoing costs of investing in other mutual funds. Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect one-time transaction expenses, such as sales charges or redemption fees. Therefore, if these transactional costs were included, your costs would have been higher. For more information, see your Fund’s prospectus or contact your financial advisor.

Actual expenses | The table below shows the actual expenses you would have paid on a $1,000 investment in each Fund on November 1, 2007, and held through April 30, 2008. It also shows how much a $1,000 investment would be worth at the close of the period, assuming actual returns after ongoing expenses. This table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the line under the heading entitled “Expenses paid during period” to estimate the expenses you paid on your account during this period.

	Beginning account value November 1, 2007	Ending account value April 30, 2008	Expenses paid during period (a)	Annualized expense ratio
Capital Appreciation Trust
Class A	$1,000.00	$910.10	$5.67	1.19%
Class C	$1,000.00	$906.60	$9.24	1.95%
Class I	$1,000.00	$911.90	$3.73	0.78%
Class R-3	$1,000.00	$908.80	$6.45	1.35%
Class R-5	$1,000.00	$911.70	$3.96	0.83%
Core Equity Fund
Class A	$1,000.00	$886.20	$5.87	1.25%
Class C	$1,000.00	$882.60	$9.76	2.09%
Class I	$1,000.00	$888.00	$4.46	0.95%
Class R-5	$1,000.00	$887.90	$4.05	0.86%
Diversified Growth Fund
Class A	$1,000.00	$958.80	$6.36	1.31%
Class C	$1,000.00	$955.30	$9.98	2.05%
Class I	$1,000.00	$960.40	$4.63	0.95%
Growth and Income Trust
Class A	$1,000.00	$860.70	$6.25	1.35%
Class C	$1,000.00	$857.10	$9.93	2.15%
High Yield Bond Fund
Class A	$1,000.00	$964.70	$5.86	1.20%
Class C	$1,000.00	$961.70	$8.78	1.80%
International Equity Fund
Class A	$1,000.00	$891.70	$6.51	1.38%
Class C	$1,000.00	$888.50	$10.04	2.14%
Mid Cap Stock Fund
Class A	$1,000.00	$910.10	$5.41	1.14%
Class C	$1,000.00	$906.90	$8.87	1.87%
Class I	$1,000.00	$911.60	$3.82	0.80%
Class R-3	$1,000.00	$909.20	$6.25	1.32%
Class R-5	$1,000.00	$911.80	$3.51	0.74%
Small Cap Stock Fund
Class A	$1,000.00	$880.00	$5.91	1.26%
Class C	$1,000.00	$876.60	$9.38	2.01%
Class I	$1,000.00	$881.10	$4.44	0.95%
Class R-3	$1,000.00	$879.50	$6.35	1.36%
Class R-5	$1,000.00	$881.30	$4.23	0.90%

(a)	Expenses are calculated using each Funds’ annualized expense ratios for each class of shares, multiplied by the average account value for the period, then multiplying the result by the actual number of days in the period (182); and then dividing that result by the actual number of days in the fiscal year (366).

Understanding Your Ongoing Costs

UNAUDITED

Hypothetical example for comparison purposes | All mutual funds now follow guidelines to assist shareholders in comparing expenses between different funds. Per these guidelines, the table below shows each Fund’s expenses based on a $1,000 investment held from November 1, 2007 through April 30, 2008 and assuming for this period a hypothetical 5% annualized rate of return before ongoing expenses, which is not the Fund’s actual return. Please note that you should not use this information to estimate your actual ending account balance and expenses paid during the period. You can use this information to compare the ongoing expenses (but not transaction expenses or total costs) of investing in the Funds with those of other funds. All mutual fund shareholder reports will provide this information to help you make this comparison.

	Beginning account value November 1, 2007	Ending account value April 30, 2008	Expenses paid during period (a)	Annualized expense ratio
Capital Appreciation Trust
Class A	$1,000.00	$1,018.92	$6.00	1.19%
Class C	$1,000.00	$1,015.18	$9.76	1.95%
Class I	$1,000.00	$1,020.96	$3.94	0.78%
Class R-3	$1,000.00	$1,018.11	$6.82	1.35%
Class R-5	$1,000.00	$1,020.72	$4.19	0.83%
Core Equity Fund
Class A	$1,000.00	$1,018.64	$6.28	1.25%
Class C	$1,000.00	$1,014.49	$10.44	2.09%
Class I	$1,000.00	$1,020.14	$4.77	0.95%
Class R-5	$1,000.00	$1,020.58	$4.33	0.86%
Diversified Growth Fund
Class A	$1,000.00	$1,018.37	$6.56	1.31%
Class C	$1,000.00	$1,014.65	$10.29	2.05%
Class I	$1,000.00	$1,020.14	$4.77	0.95%
Growth and Income Trust
Class A	$1,000.00	$1,018.15	$6.77	1.35%
Class C	$1,000.00	$1,014.17	$10.77	2.15%
High Yield Bond Fund
Class A	$1,000.00	$1,018.90	$6.02	1.20%
Class C	$1,000.00	$1,015.91	$9.02	1.80%
International Equity Fund
Class A	$1,000.00	$1,017.98	$6.95	1.38%
Class C	$1,000.00	$1,014.23	$10.71	2.14%
Mid Cap Stock Fund
Class A	$1,000.00	$1,019.20	$5.72	1.14%
Class C	$1,000.00	$1,015.56	$9.38	1.87%
Class I	$1,000.00	$1,020.87	$4.03	0.80%
Class R-3	$1,000.00	$1,018.32	$6.61	1.32%
Class R-5	$1,000.00	$1,021.19	$3.71	0.74%
Small Cap Stock Fund
Class A	$1,000.00	$1,018.58	$6.34	1.26%
Class C	$1,000.00	$1,014.87	$10.07	2.01%
Class I	$1,000.00	$1,020.14	$4.77	0.95%
Class R-3	$1,000.00	$1,018.11	$6.82	1.36%
Class R-5	$1,000.00	$1,020.36	$4.55	0.90%

(a)	Expenses are calculated using each Funds’ annualized expense ratios for each class of shares, multiplied by the average account value for the period, then multiplying the result by the actual number of days in the period (182); and then dividing that result by the actual number of days in the fiscal year (366).

Principal Risks

The greatest risk of investing in a mutual fund is that its returns will fluctuate and you could lose money. The following table identifies the primary risk factors of each fund in light of their respective principal investment strategies. These risk factors are explained below.

Risk factor	Capital Appreciation Trust	Core Equity Fund	Diversified Growth Fund	Growth and Income Trust	High Yield Bond Fund	International Equity Fund	Mid Cap Stock Fund	Small Cap Stock Fund
Stock market	X	X	X	X		X	X	X
Growth stocks	X	X	X	X		X	X	X
Value stocks		X		X
Mid-cap companies	X		X	X			X
Small-cap companies	X		X	X				X
High-yield securities				X	X	X
Credit				X	X	X
Foreign securities	X			X	X	X
Emerging markets					X	X
Derivatives						X
Covered call options				X
Changes in interest rates				X	X
Government sponsored entities				X
Focused holdings	X	X
Sectors	X	X				X
Portfolio turnover			X				X
Market timing activities				X		X
Other investment companies						X

Stock market | The value of a fund’s stock holdings may decline in price because of changes in prices of its holdings or a broad stock market decline. These fluctuations could be a sustained trend or a drastic movement. The stock markets generally move in cycles, with periods of rising prices followed by periods of declining prices. The value of your investment may reflect these fluctuations.

Growth stocks | Growth companies are expected to increase their earnings at a certain rate. When these expectations are not met, investors may punish the prices of stocks excessively, even if earnings showed an absolute increase. Growth company stocks also typically lack the dividend yield that can cushion stock prices in market downturns.

Value stocks | Investments in value stocks are subject to the risk that their true worth may not be fully realized by the market. This may result in the value stocks’ prices remaining undervalued for extended periods of time. A fund’s performance also may be affected adversely if value stocks remain unpopular with or lose favor among investors.

Mid-cap companies | Investments in medium-capitalization companies generally involve greater risks than investing in larger, more established companies. Mid-cap companies often have narrower commercial markets and more limited managerial and financial resources than larger, more established companies. As a result, their performance can be more volatile and they face greater risk of business failure, which could increase the volatility of a fund’s portfolio. Generally, the smaller the company size, the greater these risks. Additionally, mid-cap companies may have less market liquidity than large-cap companies.

Small-cap companies | Investments in small-cap companies generally involve greater risks than investing in mid- or large-capitalization companies. Small-cap companies often have narrower markets and more limited managerial and financial resources than larger, more established companies. As a result, their performance can be more volatile and they face greater risk of business failure, which could increase the volatility of a fund’s portfolio. Generally, the smaller the company size, the greater these risks. Additionally, small-cap companies may have less market liquidity than mid-cap and large-cap companies.

Principal Risks

High-yield securities | Investments in securities rated below investment grade or “junk bonds”, generally involve significantly greater risks of loss of your money than an investment in investment grade bonds. Compared with issuers of investment grade bonds, junk bonds are more likely to encounter financial difficulties and to be materially affected by these difficulties. Rising interest rates may compound these difficulties and reduce an issuer’s ability to repay principal and interest obligations. Issuers of lower-rated securities also have a greater risk of default or bankruptcy. Additionally, due to the greater number of considerations involved in the selection of a fund’s securities, the achievement of a fund’s objective depends more on the skills of the portfolio manager than investing only in higher rated securities. Therefore, your investment may experience greater volatility in price and yield. High-yield securities may be less liquid than higher quality investments. A security whose credit rating has been lowered may be particularly difficult to sell.

Credit | A fund could lose money if the issuer of a fixed-income security is unable to meet its financial obligations or goes bankrupt. Credit risk usually applies to most fixed-income securities, but generally is not a factor for U.S. government obligations.

Foreign securities | Investments in foreign securities involve greater risks than investing in domestic securities. As a result, a fund’s returns and NAV may be affected by fluctuations in currency exchange rates or political or economic conditions and regulatory requirements in a particular country. Foreign markets, as well as foreign economies and political systems, may be less stable than U.S. markets, and changes in the exchange rates of foreign currencies can affect the value of a fund’s foreign assets. Foreign laws and accounting standards typically are not as strict as they are in the U.S., and there may be less public information available about foreign companies.

Emerging markets | When investing in emerging markets, the risks mentioned above of investing in foreign securities are heightened. Emerging markets have unique risks that are greater than or in addition to investing in developed markets because emerging markets are generally smaller, less developed, less liquid and more volatile than the securities markets of the U.S. and other developed markets. There are also risks of: greater political uncertainties; an economy’s dependence on revenues from particular commodities or on international aid or development assistance; currency transfer restrictions; a limited number of potential buyers for such securities; and delays and disruptions in securities settlement procedures. In addition, there may be more volatile rates of return.

Derivatives | A fund may use derivatives such as futures contracts, foreign currency forward contracts and options on futures to adjust the risk/return characteristics of its investment portfolio. These practices, however, may present risks different from or in addition to the risks associated with investments in foreign currencies. There can be no assurance that any strategy used will succeed. If a fund’s portfolio manager incorrectly forecasts stock market values or currency exchange rates in utilizing a strategy for the fund, the fund could lose money.

Covered call options | Because a fund may write covered call options, a fund may be exposed to risk stemming from changes in the value of the stock that the option is written against. While call option premiums may generate incremental portfolio income, they also can limit gains from market movements.

Changes in interest rates | Investments in investment-grade and non-investment grade fixed-income securities are subject to interest rate risk. The value of a fund’s investments typically will fall when interest rates rise. A fund is particularly sensitive to changes in interest rates because it may invest in debt securities with intermediate and long terms to maturity. Debt securities with longer durations tend to be more sensitive to changes in interest rates, usually making them more volatile than debt securities with shorter durations. Yields of debt securities will fluctuate over time.

Government sponsored enterprises | Investments in government sponsored enterprises are debt obligations issued by agencies and instrumentalities of the U.S. Government. These obligations vary in the level of support they receive from the U.S. Government. They may be: (i) supported by the full faith and credit of the U.S. Treasury, such as those of the Government National Mortgage Association; (ii) supported by the right of the issuer to borrow from the U.S. Treasury, such as those of the Federal National Mortgage Association; (iii) supported by the discretionary authority of the U.S. Government to purchase the issuer’s obligations, such as those of the Student Loan Marketing Association; or (iv) supported only by the credit of the issuer, such as those of the Federal Farm Credit Bureau. The U.S. Government may choose not to

Principal Risks

provide financial support to U.S. Government sponsored agencies or instrumentalities if it is not legally obligated to do so in which case, if the issuer defaulted, the fund holding securities of such issuer might not be able to recover its investment from the U.S. Government.

Focused holdings | For funds that normally hold a core portfolio of stocks of fewer companies than other more diversified funds, the increase or decrease of the value of a single stock may have a greater impact on the fund’s NAV and total return.

Sectors | Companies that are in similar businesses may be similarly affected by particular economic or market events, which may, in certain circumstances, cause the value of securities of all companies in a particular sector of the market to change. To the extent that a fund has substantial holdings within a particular sector, the risks associated with that sector increase.

Portfolio turnover | A fund may engage in more active and frequent trading of portfolio securities to a greater extent than certain other mutual funds with similar investment objectives. A fund’s turnover rate may vary greatly from year to year or during periods within a year. A high rate of portfolio turnover may lead to greater transaction costs, result in additional tax consequences to investors and adversely affect performance.

Risk of market timing activities | Because of specific securities a fund may invest in, it could be subject to the risk of market timing activities by fund shareholders. Some examples of these types of securities are high-yield, small-cap and foreign securities. Typically, foreign securities offer the most opportunity for these market timing activities. A fund generally prices these foreign securities using their closing prices from the foreign markets in which they trade, typically prior to a fund’s calculation of its NAV. These prices may be affected by events that occur after the close of a foreign market but before a fund prices its shares. In such instances, a fund may fair value foreign securities. However, some investors may engage in frequent short-term trading in a fund to take advantage of any price differentials that may be reflected in the NAV of a fund’s shares. There is no assurance that fair valuation of securities can reduce or eliminate market timing. While Heritage Asset Management, Inc. monitors trading in the fund, there is no guarantee that it can detect all market timing activities.

Other investment companies and ETFs | Investments in the securities of other investment companies and ETFs, (which may, in turn invest in equities, bonds, and other financial vehicles) may involve duplication of advisory fees and certain other expenses. By investing in another investment company or ETF, a Fund becomes a shareholder of that investment company or ETF. As a result, Fund shareholders indirectly bear the Fund’s proportionate share of the fees and expenses paid by shareholders of the other investment company or ETF, in addition to the fees and expenses Fund shareholders directly bear in connection with the Fund’s own operations. As a shareholder, the Fund must rely on the investment company or ETF to achieve its investment objective. If the investment company or ETF fails to achieve its investment objective, the value of the Fund’s investment will decline, adversely affecting the Fund’s performance. In addition, because ETFs are listed on national stock exchanges and are traded like stocks listed on an exchange, ETF shares potentially may trade at a discount or a premium. Investments in ETFs are also subject to brokerage and other trading costs, which could result in greater expenses to a Fund. Finally, because the value of ETF shares depends on the demand in the market, the portfolio manager may not be able to liquidate a Fund’s holdings at the most optimal time, adversely affecting the Fund’s performance.

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727.567.8143 | 800.421.4184

Heritage Fund Distributors, Inc.

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Not FDIC Insured ¿ May Lose Value ¿ No Bank Guarantee

Please consider the investment objectives, risks, charges, and expenses of any fund carefully before investing. Contact Heritage at 800.421.4184 or your financial advisor for a prospectus, which contains this and other important information about the Funds. Read the prospectus carefully before you invest or send money.

This report is for the information of shareholders of the Heritage Mutual Funds. If you wish to review additional information on the portfolio holdings of a fund, a complete schedule has been filed with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fund’s fiscal year on Form N-Q. These filings are available on the SEC’s website at www.sec.gov and may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information on the operations of the Public Reference Room may be obtained by calling 800.SEC.0330. A description of each fund’s proxy voting policies, procedures and information regarding how each fund voted proxies relating to portfolio securities during the 12-month period ended June 30, 2007, is available without charge, upon request, by calling the Heritage Family of Funds, toll-free at the number above, by accessing the website at HeritageFunds.com or by accessing the SEC’s website at www.sec.gov. Would you like to receive future mailings via e-mail? If so, please let us know. Visit HeritageFunds.com to enroll.